As filed with the Securities and Exchange Commission on June 23, 1998
                                                 Registration No. 333-
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                          6711                  63-0589368
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)   Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III              STEVEN KAPLAN
   LANGE, SIMPSON, ROBINSON &            ALSTON & BIRD LLP              ARNOLD & PORTER
           SOMERVILLE LLP           601 PENNSYLVANIA AVENUE, N.W.     555 TWELFTH STREET, NW
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250     WASHINGTON, D.C. 20004-1202
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004          (202) 942-5000
         (205) 250-5000                   (202) 508-3303

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------

                       CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate               Amount of
to be registered               registered                per unit            offering price*            registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                     64,764,991(1)        $38.30882353(2)        $2,481,070,577(2)          $731,915.82  (3)
                                                                                                        (551,907.00) (3)
                                                                                                        ------------
                                                                                                         180,008.82
========================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $.625 per share, issuable by Regions Financial Corporation ("Regions") upon consummation of the merger of First Commercial Corporation ("First Commercial") with and into Regions.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the Regions common stock is based on the average of the high and low sale prices of First Commercial common stock on the Nasdaq National Market on June 16, 1998 ($65.125), and computed based on the estimated maximum number of such shares (38,097,053) that may exchanged for the securities being registered.
(3) In accordance with Rule 457(b), the filing fee of $551,907.00 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of filing of the Joint Proxy Statement included in this Registration Statement as preliminary proxy materials of Regions and First Commercial has been credited to offset the $731,915.82 registration fee that would otherwise be payable.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

                   (First Commercial Corporation Letterhead)

                                                                   June 23, 1998

Dear Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of First Commercial Corporation ("First Commercial") to be held at the DoubleTree Hotel, Grand Ballroom, 424 West Markham Street, Little Rock, Arkansas 72201 on July 28, 1998, at 2:00 p.m., local time, notice of which is enclosed.

    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of February 8, 1998 (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which First Commercial will merge (the "Merger") with and into Regions, the subsidiaries of First Commercial will become subsidiaries of Regions, and Regions as successor to First Commercial will continue the banking operations of First Commercial's banking subsidiaries through Regions' subsidiaries. Upon consummation of the Merger, each share of First Commercial common stock issued and outstanding (together with any associated stock purchase rights, but excluding certain shares held by First Commercial, Regions, or their respective subsidiaries and excluding shares held by stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of Regions common stock (the "Exchange Ratio"), (subject to possible adjustment as described in the accompanying Joint Proxy Statement/Prospectus), with cash to be paid in lieu of fractional share interests.

    Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with banking operations located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee. As of March 31, 1998, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion, and total consolidated stockholders' equity of approximately $2.1 billion. Regions common stock is traded on the Nasdaq National Market System under the symbol "RGBK". The closing price of Regions common stock on June 19, 1998 was $39.75.

    The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    Consummation of the Merger is subject to certain conditions, including approval of the Agreement by First Commercial stockholders and Regions stockholders and approval of the Merger by various regulatory agencies.

    Keefe, Bruyette & Woods, Inc., First Commercial's financial advisor, has issued its opinion to your Board of Directors regarding the fairness to the stockholders, from a financial point of view, of the Exchange Ratio. A copy of the opinion is included as Appendix B to the Joint Proxy Statement/Prospectus.

    THE BOARD OF DIRECTORS OF FIRST COMMERCIAL HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER.

    Stockholders of First Commercial who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their First Commercial shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of common stock of First Commercial entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement. Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

                                          Sincerely,

                                          /s/ Barnett Grace
                                          Barnett Grace
                                          Chairman, President,
                                          and Chief Executive Officer

                          FIRST COMMERCIAL CORPORATION
              400 WEST CAPITOL AVENUE, LITTLE ROCK, ARKANSAS 72201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 28, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of First Commercial Corporation ("First Commercial") will be held at the DoubleTree Hotel, Grand Ballroom, 424 West Markham Street, Little Rock, Arkansas 72201 on July 28, 1998, at 2:00 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 8, 1998 (the "Agreement"), by and between First Commercial and Regions Financial Corporation ("Regions") pursuant to which
(i) First Commercial will merge with and into Regions (the "Merger") and (ii) each share of First Commercial common stock issued and outstanding immediately prior to the effective time of the Merger (together with any associated stock purchase rights but excluding certain shares held by First Commercial, Regions, or their respective subsidiaries, and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of Regions common stock, subject to possible adjustment, and with cash to be paid in lieu of fractional share interests, all as described more fully in the accompanying Joint Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on June 12, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of First Commercial have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Joint Proxy Statement/Prospectus as Appendix D.

     The Board of Directors of First Commercial unanimously recommends that holders of First Commercial common stock vote FOR the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of First Commercial an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                          By Order of the Board of Directors

                                          /s/ Donna Rogers
                                          Donna Rogers
                                          Corporate Secretary

June 23, 1998

(Regions(r) Financial Corp. Logo)

                                                                   June 23, 1998

Dear Stockholder:

     You are cordially invited to attend the twenty-seventh Annual Meeting of Stockholders of Regions Financial Corporation to be held at 10:00 a.m. on July 29, 1998, in Regions Training Center, located at 298 West Valley Avenue, Birmingham, Alabama.

     At the Annual Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 8, 1998 (the "Agreement"), entered into with First Commercial Corporation ("First Commercial") pursuant to which First Commercial will merge with and into Regions (the "Merger"), with Regions as the surviving corporation. Upon consummation of the Merger, each share of First Commercial common stock issued and outstanding immediately prior to the effective time of the Merger (together with any associated stock purchase rights, but excluding certain shares held by Regions or First Commercial, or their respective subsidiaries, and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of Regions common stock (subject to possible adjustment as described in the accompanying Joint Proxy Statement/Prospectus)(the "Exchange Ratio"), with cash to be paid in lieu of fractional share interests.

     You will also be asked to consider and vote on the election of three nominees to the Regions Board of Directors and on an amendment to the Certificate of Incorporation of Regions to increase the number of authorized shares of Regions common stock from 240,000,000 shares to 500,000,000 shares.

     The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Annual Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by First Commercial stockholders and by Regions stockholders, and approval of the Merger by various regulatory agencies.

     The proposed Merger with First Commercial is a significant step for Regions and your vote on this matter is of great importance. Approval of the Agreement will require the affirmative vote of a majority of the shares of Regions common stock outstanding and entitled to vote at the Annual Meeting. Approval of the proposed amendment to the Regions Certificate of Incorporation will require the affirmative vote of at least 75% of the shares of Regions common stock outstanding and entitled to vote at the Annual Meeting. Accordingly, whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. In the alternative, you may vote your shares by telephone or via the Internet. Instructions are included with the proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted by telephone or on the Internet.

     J.P. Morgan Securities Inc., Regions' financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, to Regions of the Exchange Ratio in the Merger. A copy of the opinion is included as Appendix C to the Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS OF REGIONS HAS APPROVED AND ADOPTED THE AGREEMENT AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR (I) THE ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER, (II) THE ELECTION OF THE THREE NOMINEES TO REGIONS BOARD OF DIRECTORS, AND (III) THE AMENDMENT TO THE REGIONS CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF REGIONS COMMON STOCK FROM 240,000,000 SHARES TO 500,000,000 SHARES.

     A reception and coffee will be held from 9:00 a.m. until 10:00 a.m. in the Reception Area of Regions' Training Center. We hope you will find it convenient to come early enough to enjoy this social time prior to the stockholders' meeting.

                                          Sincerely,

                                          /s/ J. Stanley Mackin
                                          J. Stanley Mackin
                                          Chairman of the Board

                         REGIONS FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 29, 1998

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Regions Financial Corporation ("Regions") will be held in Regions' Training Center, located at 298 West Valley Avenue, Birmingham, Alabama, on July 29, 1998, at 10:00 a.m. local time, for the purpose of considering and acting on the following:

     1. Merger. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 8, 1998 (the "Agreement"), entered into with First Commercial Corporation ("First Commercial") pursuant to which (i) First Commercial will merge (the "Merger") with and into Regions, (ii) each share of the $3.00 par value common stock of First Commercial issued and outstanding at the effective time of the Merger (together with any associated stock purchase rights, but excluding certain shares held by Regions, First Commercial, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of the $.625 par value common stock of Regions ("Regions Common Stock"), subject to possible adjustment, with cash to be paid in lieu of fractional share interests, (iii) Regions will assume the obligations of First Commercial under various stock plans and programs, and (iv) following the Merger, four current directors of First Commercial will be elected to the Board of Directors of Regions, all as more fully described in the accompanying Joint Proxy Statement/ Prospectus.

     2. Election of Directors. To elect the three nominees named in the Joint Proxy Statement/Prospectus as directors to serve for three year terms or until their successors have been elected and qualified.

     3. Amendment to Certificate of Incorporation. To consider and vote on a proposal to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

     4. Other Business. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on June 1, 1998, are entitled to receive notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the main office of Regions Bank, 417 North 20th Street, Birmingham, Alabama. Stockholders are invited to attend the meeting in person.

     PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                          By Order of the Board of Directors

                                          /s/ Samuel E. Upchurch, Jr.
                                          Samuel E. Upchurch, Jr.
                                          Corporate Secretary

June 23, 1998

               REGIONS FINANCIAL CORPORATION                                FIRST COMMERCIAL CORPORATION
                    PROXY STATEMENT FOR                                          PROXY STATEMENT FOR
              ANNUAL MEETING OF STOCKHOLDERS                               SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD JULY 29, 1998                                     TO BE HELD JULY 28, 1998

                         REGIONS FINANCIAL CORPORATION
                                   PROSPECTUS
                                  COMMON STOCK
                               (PAR VALUE $.625)
                            UP TO 64,764,991 SHARES

     This Joint Proxy Statement/Prospectus ("Joint Proxy Statement") constitutes a Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), and relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of First Commercial Corporation, a bank holding company organized and existing under the laws of the state of Arkansas ("First Commercial") upon consummation of the proposed merger (the "Merger") described herein, by which First Commercial will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of February 8, 1998, by and between Regions and First Commercial (the "Agreement").

     On the date and at the time the Merger becomes effective (the "Effective Time"), except as otherwise described herein, (i) First Commercial will merge with and into Regions, (ii) each share of the $3.00 par value common stock of First Commercial ("First Commercial Common Stock") issued and outstanding immediately prior to the effective time of the Merger (together with any associated Preferred Stock Purchase Rights (as defined in the Agreement) but excluding shares held by First Commercial, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders of First Commercial who perfect their dissenters' rights) will be converted into 1.7 shares of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"), with cash to be paid in lieu of fractional share interests, all as more fully described herein. A copy of the Agreement is attached to this Joint Proxy Statement as Appendix A.

     As a result of the Merger, the separate existence of First Commercial will cease, the subsidiaries of First Commercial will become subsidiaries of Regions, and Regions as successor to First Commercial will continue the banking operations of First Commercial's banking subsidiaries through Regions' subsidiaries. For a further description of the terms of the Merger, see "Description of the Transaction."

     The Exchange Ratio is subject to a possible upward adjustment under certain circumstances relating to the price of Regions Common Stock over a specified period, in relation to a floor of $32.40 per share of Regions Common Stock and to a weighted average price of 17 specified bank holding companies (the "Index Group") over the same period. Under certain circumstances, described fully under the caption "Description of the Transaction -- Possible Adjustment of Exchange Ratio," the Board of Directors of First Commercial is permitted to terminate the Agreement, in which case Regions may avoid such termination by increasing the Exchange Ratio as provided in the Agreement. This adjustment mechanism is intended to provide to the holders of First Commercial Common Stock partial protection against a decline in value of Regions Common Stock to a per share amount below the lesser of (i) $32.40 or (ii) the amount that would reflect a price performance of Regions Common Stock that is 15% below the price performance of the Index Group.
                                                        (continued on next page)
   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS JOINT PROXY STATEMENT IS JUNE 23, 1998.

(continued from cover page)

     In making its determination of whether to terminate the Agreement, the Board of Directors of First Commercial (the "First Commercial Board") would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the First Commercial Board were to elect to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions would consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of First Commercial's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. See "Description of the Transaction -- Possible Adjustment of Exchange Ratio."

     Regions is under no obligation to adjust the Exchange Ratio. Moreover, even if the value of Regions Common Stock declines to an amount below the specified floor and thereby triggers First Commercial's right to terminate the Agreement, the First Commercial Board may elect to consummate the Merger without terminating the Agreement, notwithstanding approval of the Agreement by the holders of First Commercial Common Stock.

     Regions Common Stock and First Commercial Common Stock are both traded on the Nasdaq National Market System ("Nasdaq NMS") under the symbols "RGBK" and "FCLR", respectively. The last reported sale prices per share of Regions Common Stock and First Commercial Common Stock as of June 19, 1998 (the latest practicable trading day before the printing of this Joint Proxy Statement) were $39.75 and $67.03 respectively. See "Summary -- Comparative Market Prices of Common Stock" and "Comparative Market Prices and Dividends." The market prices of Regions Common Stock and First Commercial Common Stock may change prior to and, in the case of Regions, following consummation of the Merger.

     This Joint Proxy Statement is being furnished (a) to the stockholders of Regions in connection with the solicitation of proxies by the Board of Directors of Regions (the "Regions Board") for use at its annual meeting of stockholders, including any adjournment or postponement thereof (the "Regions Annual Meeting"), to be held on July 29, 1998, to consider and vote on (i) the proposed Merger, (ii) the election of three nominees as directors of Regions, and (iii) a proposed amendment to Regions' Certificate of Incorporation (the "Regions Certificate") increasing the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares, and (b) to the stockholders of First Commercial in connection with the solicitation of proxies by the First Commercial Board for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "First Commercial Special Meeting"), to be held on July 28, 1998, to consider and vote on the proposed Merger and related matters.

     This Joint Proxy Statement and the accompanying proxy cards are first being mailed to stockholders of First Commercial and Regions on or about June 23, 1998.

                             AVAILABLE INFORMATION

     Regions (File No. 0-6159) and First Commercial (File No. 0-9676) are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First Commercial and Regions.

     This Joint Proxy Statement constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Each of Regions Common Stock and First Commercial Common Stock is traded in the Nasdaq NMS. Reports, proxy statements, and other information concerning Regions and First Commercial may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR FIRST COMMERCIAL. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR FIRST COMMERCIAL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All information included or incorporated by reference in this Joint Proxy Statement with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to First Commercial was supplied by First Commercial.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. Regions' Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

          3. Regions' Current Report on Form 8-K dated as of February 8, 1998, and filed with the SEC on February 9, 1998; and

          4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1997," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Regions Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     The following documents previously filed with the SEC by First Commercial pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. First Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. First Commercial's Quarterly Report on Form 10-Q for the three months ended March 31, 1998; and

          3. First Commercial's Current Report on Form 8-K, dated as of February 8, 1998, and filed with the SEC on February 13, 1998.

     All documents filed by Regions and First Commercial pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and prior to the date of the First Commercial Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), IF FILED BY REGIONS, FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, 417 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203 (TELEPHONE (205) 326-7090), AND IF FILED BY FIRST COMMERCIAL, FROM J. LYNN WRIGHT, FIRST COMMERCIAL CORPORATION, 400 WEST CAPITOL AVENUE, LITTLE ROCK, ARKANSAS 72201 (TELEPHONE (501) 371-7000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 22, 1998.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward-looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward-looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

     More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to the Merger, includes certain forward-looking statements regarding each of Regions, First Commercial, and the combined company following the Merger, including statements relating to cost savings, enhanced revenues, accretion to reported earnings that may be realized from the Merger, and certain restructuring and merger-related charges expected to be incurred in connection with the Merger. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the Merger and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the Merger and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger and the other pending acquisitions may be greater than expected;
(iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, First Commercial, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; (viii) changes may occur in the securities markets, and (ix) disruptions of the operations of the combined company following the Merger or any other governmental or private entity as a result of the "year 2000 problem" may occur. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    i
DOCUMENTS INCORPORATED BY REFERENCE.........................    i
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   ii
SUMMARY.....................................................    1
  The Parties...............................................    1
  Meetings of Stockholders..................................    2
  The Merger................................................    3
  Additional Matters Relating to Regions' Annual Meeting....    6
  Comparative Market Prices of Common Stock.................    7
  Comparative Per Share Data................................    7
  Selected Financial Data...................................    9
RECENT DEVELOPMENTS.........................................   13
  First Commercial's Acquisition of Kemmons Wilson, Inc.....   13
  Regions' Acquisitions.....................................   13
  Impact of the Merger on Region's Financial Performance....   14
MEETINGS OF STOCKHOLDERS....................................   16
  Date, Place, Time, and Purpose............................   16
  Record Dates, Voting Rights, Required Votes, and
     Revocability of Proxies................................   16
DESCRIPTION OF THE TRANSACTION..............................   19
  General...................................................   19
  Possible Adjustment of Exchange Ratio.....................   19
  Treatment of First Commercial Options.....................   22
  Background of and Reasons for the Merger..................   22
  Opinion of First Commercial's Financial Advisor...........   29
  Opinion of Regions' Financial Advisor.....................   32
  Effective Time of the Merger..............................   37
  Distribution of Regions Stock Certificates and Payment for
     Fractional Shares......................................   38
  Conditions to Consummation of the Merger..................   38
  Regulatory Approvals......................................   39
  Waiver, Amendment, and Termination of the Agreement.......   39
  Conduct of Business Pending the Merger....................   41
  Management Following the Merger...........................   43
  Interests of Certain Persons in the Merger................   43
  Dissenting Stockholders...................................   47
  Federal Income Tax Consequences of the Merger.............   49
  Accounting Treatment......................................   50
  Expenses and Fees.........................................   50
  Resales of Regions Common Stock...........................   50
  Option Agreement..........................................   51
PRO FORMA FINANCIAL INFORMATION.............................   54
  Pro Forma Combined Condensed Statement of Condition.......   54
  Pro Forma Combined Condensed Statements of Income for
     Regions and First Commercial...........................   56
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   59
CERTAIN REGULATORY CONSIDERATIONS...........................   60
  General...................................................   60
  Payment of Dividends......................................   61
  Capital Adequacy..........................................   61
  Prompt Corrective Action..................................   62
  FDIC Insurance Assessments................................   63

                                                              PAGE
                                                              ----
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............   64
  Antitakeover Provisions Generally.........................   64
  Authorized Capital Stock..................................   64
  Amendment of Certificate or Articles of Incorporation and
     Bylaws.................................................   65
  Classified Board of Directors and Absence of Cumulative
     Voting.................................................   66
  Removal of Directors......................................   66
  Limitations on Director Liability.........................   66
  Indemnification...........................................   67
  Special Meetings of Stockholders..........................   67
  Actions by Stockholders Without a Meeting.................   68
  Stockholder Nominations...................................   68
  Mergers, Consolidations, and Sales of Assets Generally....   68
  Business Combinations with Certain Persons................   69
  Dissenters' Rights of Appraisal...........................   70
  Stockholders' Rights to Examine Books and Records.........   70
  Dividends.................................................   70
ADDITIONAL MATTERS RELATING TO REGIONS' ANNUAL MEETING......   71
  Voting Securities and Principal Holders Thereof...........   71
  Security Ownership of Certain Beneficial Owners...........   71
  Security Ownership of Directors and Management............   71
  Election of Directors.....................................   72
  Information on Directors..................................   72
  The Board and Committees of the Board.....................   74
  Section 16 Transactions...................................   74
EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS...............   75
EXECUTIVE COMPENSATION REPORT...............................   79
AMENDMENT OF REGIONS' CERTIFICATE OF INCORPORATION..........   83
DESCRIPTION OF REGIONS CAPITAL STOCK........................   83
STOCKHOLDER PROPOSALS.......................................   84
EXPERTS.....................................................   84
OPINIONS....................................................   84
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of Keefe, Bruyette & Woods, Inc.......  B-1
APPENDIX C -- Opinion of J.P. Morgan Securities Inc.........  C-1
APPENDIX D -- Sections 4-27-1301 et seq., Arkansas Business
  Corporation Act, pertaining to dissenters' rights.........  D-1
APPENDIX E -- Proposed amendment to Article Fourth of
  Regions' Certificate of Incorporation.....................  E-1

                                    SUMMARY

     The following is a summary of certain information included in this Joint Proxy Statement and the documents incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement. Stockholders are urged to read carefully the entire Joint Proxy Statement, including the Appendices. As used in this Joint Proxy Statement, the terms "Regions" and "First Commercial" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

                                  THE PARTIES

     First Commercial. First Commercial is a bank holding company organized and existing under the laws of the state of Arkansas, and headquartered in Little Rock, Arkansas. First Commercial operates principally through its subsidiary banks (the "First Commercial Banks"), which provide a range of consumer and commercial banking services through approximately 165 banking offices in Arkansas, Texas, Tennessee, Louisiana and Oklahoma. At March 31, 1998, First Commercial had total consolidated assets of approximately $7.4 billion, total consolidated deposits of approximately $6.3 billion, and total consolidated stockholders' equity of approximately $636 million. First Commercial's principal executive office is located at 400 West Capitol Avenue, Little Rock, Arkansas 72201 and its telephone number at such address is (501) 371-7000.

     On March 25, 1998, First Commercial completed its acquisition of Kemmons Wilson, Inc. On that date Kemmons Wilson operated 15 banking offices in Arkansas and Tennessee and had total consolidated assets of approximately $395 million, total consolidated deposits of approximately $334 million, and total consolidated stockholders' equity of approximately $15 million.

     Additional information with respect to First Commercial and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. Copies of such documents, including First Commercial's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Current Report on Form 8-K dated as of February 8, 1998, are incorporated by reference in this Joint Proxy Statement. See "Documents Incorporated by Reference."

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion and total consolidated stockholders' equity of approximately $2.1 billion. Regions currently has banking operations in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1997, Regions has completed acquisitions of six financial institutions and has entered into definitive agreements or letters of intent to acquire six financial institutions, including First Commercial. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Documents Incorporated by Reference" and "Recent Developments -- Regions' Acquisitions."

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "Available Information" and "Documents Incorporated by Reference."

MEETINGS OF STOCKHOLDERS

     First Commercial. The First Commercial Special Meeting will be held at 2:00 p.m., local time, on July 28, 1998, at the DoubleTree Hotel, Grand Ballroom, 424 West Markham Street, Little Rock, Arkansas 72201, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "Meetings of Stockholders -- Date, Place, Time, and Purpose."

     The First Commercial Board has fixed the close of business on June 12, 1998, as the record date (the "First Commercial Record Date") for determination of the stockholders entitled to notice of and to vote at the First Commercial Special Meeting Only holders of record of First Commercial Common Stock on the First Commercial Record Date will be entitled to vote at the First Commercial Special Meeting. Each share of First Commercial Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the First Commercial Special Meeting. As of the First Commercial Record Date, there were 37,688,971 shares of First Commercial Common Stock outstanding and entitled to be voted.

     Approval of the Agreement by the stockholders of First Commercial will require the affirmative vote of a majority of the outstanding shares of First Commercial Common Stock entitled to vote at the First Commercial Special Meeting.

     The directors and executive officers of First Commercial and their affiliates beneficially owned, as of the First Commercial Record Date, 6,077,465 shares (or approximately 16.13% of the outstanding shares) of First Commercial Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the First Commercial Record Date, no shares of First Commercial Common Stock. See "Meetings of Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Regions. The Regions Annual Meeting will be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on July 29, 1998, at 10:00 a.m. local time. At the Regions Annual Meeting, Regions stockholders will be asked to consider and vote on (i) a proposal to approve the Merger and adopt the Agreement, (ii) a proposal to elect three nominees as directors of Regions, and (iii) a proposal to amend the Regions Certificate to increase the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares. See "Meetings of Stockholders -- Date, Place, Time, and Purpose."

     The Regions Board has fixed the close of business on June 1, 1998, as the record date (the "Regions Record Date") for determination of the stockholders entitled to notice of and to vote at the Regions Annual Meeting. Only holders of record of shares of Regions Common Stock on the Regions Record Date will be entitled to notice of and to vote at the Regions Annual Meeting. Each share of Regions Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Regions Annual Meeting. On the Regions Record Date, there were 149,910,562 shares of Regions Common Stock issued and outstanding. See "Meetings of
Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Adoption of the Agreement and approval of the Merger by the stockholders of Regions will require the affirmative vote of a majority of the outstanding shares of Regions Common Stock entitled to vote at the Regions Annual Meeting. Approval of the proposed amendment to the Regions Certificate will require the affirmative vote of at least 75% of the outstanding shares of Regions Common Stock entitled to vote at the

Regions Annual Meeting. The amendment of the Regions Certificate is not a condition to consummation of the Merger. In the election of directors, nominees may be elected by a plurality vote, with the three nominees receiving the highest number of votes elected.

     The directors and executive officers of Regions and their affiliates beneficially owned, as of the Regions Record Date, 5,374,792 shares (or approximately 3.59% of the outstanding shares) of Regions Common Stock. The directors and executive officers of First Commercial and their affiliates beneficially owned no shares of Regions Common Stock. See "Meetings of Stockholders -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     The Agreement provides generally for the acquisition of First Commercial by Regions pursuant to the Merger of First Commercial with and into Regions, with Regions as the surviving corporation resulting from the Merger. At the Effective Time, each share of First Commercial Common Stock then issued and outstanding (together with any associated Preferred Stock Purchase Rights (as defined in the Agreement) but excluding shares held by First Commercial, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by First Commercial stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of Regions Common Stock, subject to possible adjustment.

     No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any First Commercial stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last trading day immediately preceding the Effective Time. See "Description of the Transaction -- General."

     Reasons for the Merger; Recommendations of the Boards of Directors of First Commercial and Regions. The First Commercial Board believes that the Agreement and the Merger are in the best interests of First Commercial and its stockholders, and the Regions Board believes that the Agreement and the Merger are in the best interests of Regions and its stockholders. Each Board has approved the matters to be adopted or approved by its respective stockholders. The First Commercial Board recommends that the First Commercial stockholders vote FOR approval of the Agreement. The Regions Board recommends that the Regions stockholders vote FOR adoption of the Agreement and approval of the Merger. The Boards of Directors of First Commercial and Regions believe that, among other things, the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of First Commercial and Regions will provide an enhanced ability to compete in the changing and competitive financial services industry. See "Description of the Transaction -- Background of and Reasons for the Merger."

     Opinions of Financial Advisors. Keefe, Bruyette & Woods, Inc. ("KBW"), First Commercial's financial advisor, has rendered an opinion to First Commercial that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters it considered relevant, as of the date of its opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of First Commercial. The opinion of KBW is included as Appendix B to this Joint Proxy Statement. First Commercial stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction -- Opinion of First Commercial's Financial Advisor."

     Similarly, J.P. Morgan Securities Inc. ("J.P. Morgan") has rendered an opinion to Regions that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters it considered relevant, as of the date of its opinion, the Exchange Ratio was fair, from a financial point of view, to Regions. The opinion of J.P. Morgan is included as Appendix C to this Joint Proxy Statement. Regions stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction -- Opinion of Regions' Financial Advisor."

     Effective Time. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Certificate of Merger and the Arkansas Articles of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Arkansas Secretary of State. Unless otherwise agreed upon by Regions and First Commercial, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day following the last of the following events to occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First Commercial and Regions stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination of the Agreement."

     Exchange of Stock Certificates. Promptly after the Effective Time, Regions will cause an exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of First Commercial a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Commercial Common Stock for certificates representing shares of Regions Common Stock. FIRST COMMERCIAL STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the
Transaction -- Distribution of Regions Stock Certificates and Payment for Fractional Shares."

     Regulatory Approvals and Other Conditions. The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been granted, and the bank regulatory authorities of various states. Applications for the requisite approvals have been filed with these agencies. Each of the applicable state regulatory authorities has yet to issue its approval of the Merger. There can be no assurance that the approvals of the state regulatory authorities will be given or as to the timing or conditions of such approvals.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approvals of First Commercial and Regions stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter dated as of the Effective Time from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and certain other customary conditions. See "Description of the Transaction -- Conditions to Consummation of the Merger."

     Waiver, Amendment, and Termination of the Agreement. The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by the mutual consent of the Boards of Directors of both First Commercial and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by December 31, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If the Merger is not consummated for any reason, First Commercial will continue to operate as a bank holding company under its present management. See "Description of the Transaction -- Waiver, Amendment, and Termination of the Agreement."

     Dissenting Stockholders. Holders of First Commercial Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of First Commercial Common Stock in cash in accordance with the applicable provisions of the Arkansas Business Corporation Act of 1987 (the "ABCA"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction -- Dissenters' Rights." The applicable provisions of the ABCA are reproduced as Appendix D.

     Holders of Regions Common Stock do not have dissenters' rights with respect to the Merger.

     Interests of Certain Persons in the Merger. Following the Merger, those persons serving as directors of Regions immediately prior to the Effective Time will continue as directors of Regions. In addition, at the first scheduled meeting of the Regions Board of Directors following the Merger, the number of directors of Regions shall be increased by four and John W. Allison, Barnett Grace, Frank D. Hickingbotham, and Michael W. Murphy, each of whom is currently a Director of First Commercial ("First Commercial Nominees"), shall be elected to serve as Directors of Regions to serve as members of such classes of Regions Board of Directors as necessary so that each class of the Regions Board of Directors is as nearly as equal in number as practicable. The First Commercial Nominees will receive consistent with Regions' normal practices the fees paid to all Regions Directors for such Board service, currently a retainer of $10,000 per year and $1,000 per meeting. All other current First Commercial Directors shall be offered positions as directors of a current First Commercial subsidiary with operations in Arkansas, Texas and Oklahoma, and shall be compensated for such service consistent with First Commercial's current practices for such board service. If following the Merger, First Commercial subsidiaries on which current First Commercial directors serve as directors are eliminated, such First Commercial directors shall be offered positions on Regions' advisory boards for Arkansas, Texas or Oklahoma and shall be compensated for such service consistent with First Commercial's current practices for advisory board service. The Agreement also contains provisions relating to, among other things, employee benefits, indemnification of directors and officers, and directors' and officers' liability insurance following the Merger.

     As of the Effective Time, Regions will enter into a three-year employment agreement with Barnett Grace, Chairman, Chief Executive Officer and President of First Commercial, providing that Mr. Grace will be appointed Regional President of Regions' operations in Arkansas, Texas, and Oklahoma and a member of Regions' Executive Council. Under the terms of his employment agreement, Mr. Grace will be guaranteed a minimum annual salary of $435,000 and a minimum annual bonus of $400,900 for fiscal year 1999 and $340,000 in each year thereafter. At the Effective Time, Mr. Grace will also be granted options to purchase 35,000 shares of Regions Common Stock at an exercise price equal to the then-current market price of Regions Common Stock and a restricted stock award covering $2,750,000 worth of Regions Common Stock based on the then-current market price of Regions Common Stock. At the Effective Time, Regions will enter into three-year employment agreements with three other current executive officers of First Commercial which will provide for (i) minimum annual salaries, in the aggregate, of $692,000, (ii) minimum annual bonuses, in the aggregate, of $379,880 for fiscal year 1999 and $283,000 in each year thereafter, (iii) options in the aggregate to purchase 45,000 shares of Regions Common Stock, and (iv) restricted stock awards in the aggregate covering $3,250,000 worth of Regions Common Stock. The Employment Agreements also provide these First Commercial executives with severance benefits under certain circumstances during the terms of the agreements. Regions has also agreed to employ three other current executive officers of First Commercial for a period of one year following the Merger during which period these individuals will be paid (i) minimum annual salaries, in the aggregate, of $561,000, and (ii) minimum annual bonuses, in the aggregate, of $332,000. See "Description of the Transaction -- Management Following the Merger" and "-- Interests of Certain Persons in the Merger." The terms of the Merger were negotiated for First Commercial primarily by the First Commercial Executive Committee with the assistance of representatives from KBW. See "Description of the Transaction -- Background of and Reasons for the Merger." The First Commercial Executive Committee is comprised of eight nonmanagement directors and Mr. Grace and Edwin P. Henry, one of the individuals who Regions has agreed to employ for a period of one year following the Merger.

     The First Commercial Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby. The base annual salaries, annual bonuses, stock option grants and termination and other employee benefits offered by Regions under its proposed three-year employment agreements with Mr. Grace and the three other First Commercial executives are comparable to the amounts of such compensation and benefits each would have received as an executive of First Commercial during fiscal year 1998 if First Commercial had remained an independent institution. It is not anticipated that the executives would have received awards comparable to the awards of restricted Regions Common Stock during fiscal year 1998. The restricted stock awards were offered to Mr. Grace and the three other First Commercial executives receiving such awards by Regions as an inducement to accept employment with Regions following the Merger because Regions views the retention of these individuals as important to the operation of the combined entity following the Merger, particularly in the Arkansas, Texas and Oklahoma region, and partially as consideration for these individuals relinquishing their existing severance/change in control agreements.

     Federal Income Tax Consequences of the Merger. Consummation of the Merger is conditioned on the receipt of an opinion of Alston & Bird LLP in substance that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of First Commercial Common Stock for Regions Common Stock will not give rise to gain or loss to First Commercial stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of exercise of dissenters' rights. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests or cash received by dissenters. See "Description of the Transaction -- Federal Income Tax Consequences of the Merger."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH FIRST COMMERCIAL STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).

     Accounting Treatment. It is intended that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is a condition to consummation of the Merger that Regions and First Commercial receive a letter from Regions' independent accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. See "Description of the Transaction -- Accounting Treatment."

     Differences in Stockholders' Rights. At the Effective Time, First Commercial stockholders, whose rights are presently governed by the ABCA and by First Commercial's Second Amended and Restated Articles of Incorporation (the "First Commercial Articles") and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "DGCL") and by the Regions Certificate and Bylaws. The rights of Regions stockholders differ from the rights of First Commercial stockholders in several important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

     Option Agreement. First Commercial, as issuer, and Regions, as grantee, entered into a stock option agreement (the "Option Agreement") pursuant to which First Commercial granted Regions an option to purchase, under certain circumstances and subject to certain adjustments and limitations, up to 7,480,450 shares of First Commercial Common Stock at a price of $59.00 per share. The Option Agreement is exercisable upon the occurrence of certain events that create the potential for another party to acquire control of First Commercial. To the best knowledge of First Commercial, no such event which would permit exercise of the Option Agreement has occurred as of the date of this Joint Proxy Statement. The Option Agreement was granted by First Commercial as a condition of and in consideration for Regions' entering into the Agreement and is intended to increase the likelihood that the Merger will be effected by making it more difficult and more expensive for a third party to acquire control of First Commercial. See "Description of the Transaction -- Option Agreement."

ADDITIONAL MATTERS RELATING TO THE REGIONS ANNUAL MEETING

     At the Regions Annual Meeting, the stockholders of Regions also will be voting on (i) a proposal to elect three nominees as directors of Regions and
(ii) a proposal to amend the Regions Certificate to increase the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock and First Commercial Common Stock are traded in the over-the-counter market and are quoted in the Nasdaq NMS, under the symbols "RGBK" and "FCLR," respectively. The following table sets forth the last sale price of Regions Common Stock, the last sale price of First Commercial Common Stock, and the equivalent per share price (as explained below) of First Commercial Common Stock at the close of trading on February 6, 1998, the last trading day immediately preceding public announcement of the Merger, and June 19, 1998, the latest practicable date prior to the mailing of this Joint Proxy
Statement:

                                                                                  EQUIVALENT
                                                                                  PER SHARE
                                                                                   PRICE OF
                                               REGIONS      FIRST COMMERCIAL   FIRST COMMERCIAL
MARKET PRICE PER SHARE AT:                   COMMON STOCK     COMMON STOCK       COMMON STOCK
--------------------------                   ------------   ----------------   ----------------
February 6, 1998...........................     $40.50           $66.88             $68.85
June 19, 1998..............................      39.75            67.03              67.58
                                                ------           ------             ------

     The equivalent per share price of First Commercial Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 1.7. Stockholders are advised to obtain current market quotations for Regions Common Stock and First Commercial Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Time. See "Comparative Market Prices and Dividends."

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and First Commercial, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of First Commercial Common Stock, giving effect to the Merger. The Regions and First Commercial pro forma combined information and the First Commercial pro forma equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 1.7. See "Description of the Transaction -- Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma financial data does not give effect to anticipated enhancements in revenue and reductions in expenses at First Commercial in connection with the Merger.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and First Commercial, including the respective notes thereto, incorporated by reference herein. Historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, a 5% stock dividend declared by First Commercial in October 1996, and a 5% stock dividend declared by First Commercial in November 1997. See "Documents Incorporated by Reference," and
"-- Selected Financial Data."

                                                   THREE MONTHS
                                                       ENDED
                                                     MARCH 31,             YEAR ENDED DECEMBER 31,
                                                  ---------------     ---------------------------------
                                                   1998     1997        1997         1996        1995
                                                  ------    -----     ---------    --------    --------
                                                    (UNAUDITED)           (UNAUDITED EXCEPT REGIONS
                                                                      AND FIRST COMMERCIAL HISTORICAL)
INCOME BEFORE EXTRAORDINARY ITEM PER COMMON
  SHARE
  Regions historical............................  $  .58    $ .51       $ 2.20       $1.85       $1.60
  Regions historical assuming dilution..........     .57      .50         2.15        1.81        1.58
  First Commercial historical...................     .73      .60         2.26        2.20        1.91
  First Commercial historical assuming
     dilution...................................     .72      .60         2.23        2.18        1.89
  Regions and First Commercial pro forma
     combined(1)................................     .53                  1.92        1.67        1.45
  Regions and First Commercial pro forma
     combined assuming dilution(1)..............     .52                  1.88        1.64        1.43
  First Commercial pro forma equivalent(2)......     .90                  3.26        2.84        2.47
  First Commercial pro forma equivalent assuming
     dilution(2)................................     .88                  3.20        2.79        2.43
DIVIDENDS DECLARED PER COMMON SHARE
  Regions historical............................  $  .23    $ .20       $  .80       $ .70       $ .66
  First Commercial historical...................     .28      .23          .97         .80         .70
  First Commercial pro forma equivalent(3)......     .39      .34         1.36        1.19        1.12
BOOK VALUE PER COMMON SHARE (PERIOD END)
  Regions historical............................  $14.23
  First Commercial historical...................   16.91
  Regions and First Commercial pro forma
     combined(1)................................   12.65
  First Commercial pro forma equivalent(2)......   21.51

---------------

(1) Represents the combined results of Regions and First Commercial as if the Merger were consummated on January 1, 1995 (or March 31, 1998 in the case of Book Value Per Common Share Data), and were accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.7 shares of Regions Common Stock for each share of First Commercial Common Stock. The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions Common Stock over a specified period is less than $32.40. See "Description of the Transaction -- Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the Exchange Ratio.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.7 shares of Regions Common Stock for each share of First Commercial Common Stock.

SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and First Commercial. Regions' historical per share information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997, and First Commercial's historical per share information has been adjusted to reflect a 5% stock dividend declared by First Commercial in October 1996, and a 5% stock dividend declared by First Commercial in November 1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and First Commercial incorporated by reference or included herein. Interim unaudited data for the three months ended March 31, 1998 and 1997 of Regions and First Commercial reflect, in the opinion of the respective managements of Regions and First Commercial, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

                 SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                                      THREE MONTHS
                                          ENDED
                                        MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1998          1997          1997          1996          1995          1994          1993
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income.......  $   485,716   $   417,997   $ 1,653,084   $ 1,386,122   $ 1,259,600   $   991,693   $   746,544
  Total interest expense......      240,310       204,909       824,203       685,656       635,336       436,157       296,195
  Net interest income.........      245,406       213,088       828,881       700,466       624,264       555,536       450,349
  Provision for loan losses...       12,119        11,194        41,773        29,041        30,271        20,580        24,695
  Net interest income after
    loan loss provision.......      233,287       201,894       787,108       671,425       593,993       534,956       425,654
  Total noninterest income
    excluding security gains
    (losses)..................       77,380        64,031       258,012       217,624       187,830       171,705       169,318
  Security gains (losses).....          (69)          464           541         3,115          (424)          344           831
  Total noninterest expense...      178,637       154,213       600,341       553,801       487,461       442,376       383,130
  Income tax expense..........       45,758        37,880       145,628       108,677        96,109        84,109        66,169
  Net income..................       86,203        74,296       299,692       229,686       197,829       180,520       146,504
PER SHARE DATA:
  Net income..................  $       .58   $       .51   $      2.20   $      1.85   $      1.60   $      1.55   $      1.41
  Net income assuming
    dilution..................          .57           .50          2.15          1.81          1.58          1.53          1.38
  Cash dividends..............          .23           .20           .80           .70           .66           .60           .52
  Book value..................        14.23         13.08         13.99         12.76         11.69         10.63          9.93
OTHER INFORMATION:
  Average number of shares
    outstanding...............      149,556       145,847       136,512       124,272       123,340       116,412       104,306
  Average number of shares
    outstanding, assuming
    dilution..................      152,571       149,014       139,421       126,777       125,289       118,223       106,126
STATEMENT OF CONDITION DATA
  (PERIOD END):
  Total assets................  $25,629,065   $21,819,883   $23,034,228   $18,930,175   $16,851,774   $15,810,076   $13,163,161
  Securities..................    5,032,078     4,497,055     4,400,189     3,870,595     3,863,781     3,346,291     2,993,417
  Loans, net of unearned
    income....................   18,045,378    15,503,711    16,394,905    13,311,172    11,542,311    10,855,195     8,430,931
  Total deposits..............   20,289,275    17,672,340    17,750,926    15,048,336    13,497,612    12,575,593    11,025,376
  Long-term debt..............      373,811       557,723       400,199       447,269       632,019       599,476       525,820
  Stockholders' equity........    2,131,727     1,887,864     1,912,855     1,598,726     1,429,253     1,286,322     1,106,361
PERFORMANCE RATIOS:
  Return on average
    assets(1)(6)..............         1.39%         1.38%         1.41%         1.29%         1.21%         1.27%         1.38%
  Return on average
    stockholders'
    equity(1)(6)..............        16.65         16.01         16.29         15.19         14.29         15.26         15.76
  Net interest margin.........         4.34          4.36          4.27          4.27          4.21          4.37          4.77
  Efficiency(2)(6)............        54.60         54.73         54.36         59.44         58.79         59.44         60.23
  Dividend payout.............        39.66         39.22         36.36         37.84         41.25         38.71         36.88
ASSET QUALITY RATIOS:
  Net charge-offs to average
    loans, net of unearned
    income(1).................          .21%          .19%          .25%          .15%          .17%          .19%          .23%
  Problem assets to net loans
    and other real
    estate(3).................          .74           .74           .71           .56           .59           .75          1.12
  Nonperforming assets to net
    loans and other real
    estate(4).................          .84           .94           .81           .76           .68           .80          1.28

                                      THREE MONTHS
                                          ENDED
                                        MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1998          1997          1997          1996          1995          1994          1993
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
  Allowance for loan losses to
    loans, net of unearned
    income....................         1.23          1.34          1.19          1.32          1.38          1.32          1.48
  Allowance for loan losses to
    nonperforming assets(4)...       146.52        141.97        145.53        173.65        202.55        164.48        115.88
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity
    to average assets.........         8.35%         8.63%         8.63%         8.49%         8.44%         8.35%         8.76%
  Average loans to average
    deposits..................        90.23         86.90         88.90         85.90         86.12         79.90         76.41
  Tier 1 risk-based
    capital(5)................        10.63         11.11         10.48         10.81         11.14         10.69         11.13
  Total risk-based
    capital(5)................        12.98         13.82         12.93         13.59         14.61         14.29         13.48
  Tier 1 leverage(5)..........         7.62          7.65          7.52          7.44          7.49          8.21         10.11

---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The capital ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.
(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity -- 16.45%, Return on average total assets -- 1.40%, and Efficiency -- 56.16%.

             SELECTED HISTORICAL FINANCIAL DATA OF FIRST COMMERCIAL

                                            THREE MONTHS
                                                ENDED
                                              MARCH 31,                             YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997         1997         1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Total interest income..............  $  123,014   $  122,930   $  497,170   $  456,002   $  386,265   $  301,908   $  266,439
  Total interest expense.............      52,617       54,158      214,202      204,096      175,991      120,715      104,767
  Net interest income................      70,397       68,772      282,968      251,906      210,274      181,193      161,672
  Provisions for loan losses.........       2,051        2,842       28,332       13,269        4,368      (2,021)        5,018
  Net interest income after loan loss
    provision........................      68,346       65,930      254,636      238,637      205,906      183,214      156,654
  Total noninterest income excluding
    security gains (losses)..........      29,398       27,915      114,889      110,593       79,656       67,346       61,090
  Security gains (losses)............         154           10          (87)         (43)        (418)         177          340
  Total noninterest expense..........      56,934       59,146      241,302      229,153      188,018      167,128      145,738
  Income tax expense.................      13,656       12,148       43,502       41,480       31,892       26,766       20,415
  Income before extraordinary item...      27,308       22,561       84,634       78,554       65,234       56,843       51,931
  Extraordinary item, net of income
    taxes............................          --           --       15,425           --           --           --           --
  Net income.........................      27,308       22,561      100,059       78,554       65,234       56,843       51,931
PER SHARE DATA:
  Income before extraordinary item --
    basic............................  $      .73   $      .60   $     2.26   $     2.20   $     1.91   $     1.69   $     1.51
  Income before extraordinary item --
    diluted..........................         .72          .60         2.23         2.18         1.89         1.68         1.49
  Net income -- basic................         .73          .60         2.67         2.20         1.91         1.69         1.51
  Net income -- diluted..............         .72          .60         2.64         2.18         1.89         1.68         1.49
  Cash dividends.....................         .28          .23          .97          .80          .70          .57          .46
  Book value.........................       16.91        15.79        17.33        15.68        14.30        12.07        11.43

                                            THREE MONTHS
                                                ENDED
                                              MARCH 31,                             YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1998         1997         1997         1996         1995         1994         1993
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
OTHER INFORMATION:
  Average number of shares
    outstanding......................      37,318       37,433       37,486       35,648       34,221       33,545       33,663
  Average number of shares
    outstanding, assuming dilution...      37,844       37,863       37,922       36,033       34,539       33,802       33,970
STATEMENT OF CONDITION DATA (PERIOD
  END)
  Total assets.......................  $7,382,089   $6,848,605   $6,887,252   $6,611,218   $6,290,178   $5,137,283   $4,771,664
  Securities.........................   1,752,048    1,691,712    1,718,638    1,662,203    1,537,143    1,521,371    1,648,214
  Loans, net of unearned income......   4,643,100    4,306,855    4,317,631    4,024,635    3,855,388    3,031,050    2,529,219
  Total deposits.....................   6,329,571    5,946,256    5,947,690    5,760,278    5,443,468    4,493,540    4,264,558
  Long-term debt.....................      23,394       22,689        5,103       28,751       25,737       22,438       28,758
  Stockholders' equity...............     635,929      591,399      651,113      557,600      507,106      402,734      385,532
PERFORMANCE RATIOS:
  Return on average assets(1)........        1.62%        1.34%        1.48%        1.25%        1.19%        1.16%        1.21%
  Return on average stockholders'
    equity(1)........................       17.04        15.49        16.15        14.71        14.67        14.48        14.68
  Net interest margin................        4.67         4.60         4.69         4.51         4.34         4.18         4.25
  Efficiency(2)......................       56.34        60.30        59.84        62.40        63.83        65.98        64.07
  Dividend payout....................       37.98        42.95        37.20        33.59        34.29        33.61        30.14
ASSET QUALITY RATIOS:
  Net charge-offs to average loans
    net of unearned income(1)........         .23%         .20%         .33%         .18%         .07%         .04%         .14%
  Problem assets to net loans and
    other real estate(3).............         .98          .87          .94          .87          .36          .35          .48
  Nonperforming assets to net loans
    and other real estate(4).........        1.19         1.04         1.13          .74          .53          .47          .63
  Allowance for loan losses to loans,
    net of unearned income...........        1.87         1.63         1.85         1.55         1.46         1.62         2.01
  Allowance for loan losses to
    nonperforming assets(4)..........      157.31       156.57       158.50       199.67       264.81       346.87       323.10
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets...................        9.52%        8.67%        9.17%        8.50%        8.09%        8.00%        8.23%
  Average loans to average
    deposits.........................       73.52        71.98        72.98        71.95        70.38        62.70        59.55
  Tier 1 risk-based capital(5).......       11.58        11.91        12.74        11.60        11.51        12.06        13.78
  Total risk-based capital(5)........       12.58        12.79        13.60        12.46        12.34        12.92        15.19
  Tier 1 leverage(5).................        8.13         8.13         9.01         7.99         7.31         7.52         7.71

---------------

(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

       SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND FIRST COMMERCIAL

     The following unaudited pro forma combined data give effect to the merger of First Commercial as of the date or at the beginning of the periods indicated, assuming such merger is treated as a pooling of interests. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the Merger had been consummated at the date and for the periods indicated or which may be obtained in the future. The pro forma financial data does not give effect to anticipated enhancements in revenue and reductions in expenses at First Commercial in connection with the Merger. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement. See "-- Comparative Per Share Data" and "Pro Forma Financial Information."

                                                                      AS OF
                                                                    MARCH 31,
                                                                      1998
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
STATEMENT OF CONDITION DATA:
  Total assets..............................................       $33,033,154
  Loans, net of unearned income.............................        22,688,478
  Total deposits............................................        26,618,846
  Other borrowed funds......................................         1,688,196
  Stockholders' equity......................................         2,704,656
  Book value per common share...............................             12.65

                                                THREE MONTHS           YEAR ENDED DECEMBER 31,
                                               ENDED MARCH 31,   ------------------------------------
                                                    1998            1997         1996         1995
                                               ---------------   ----------   ----------   ----------
INCOME STATEMENT DATA:
  Total interest income......................     $608,730       $2,150,254   $1,842,124   $1,645,865
  Total interest expense.....................      292,927        1,038,405      889,752      811,327
                                                  --------       ----------   ----------   ----------
  Net interest income........................      315,803        1,111,849      952,372      834,538
  Provision for loan losses..................       14,170           70,105       42,310       34,639
  Net interest income after loan loss
     provision...............................      301,633        1,041,744      910,062      799,899
  Total noninterest income...................      106,863          373,355      331,289      266,644
  Total noninterest expense..................      235,571          841,643      782,954      675,479
  Income tax expense.........................       59,414          189,130      150,157      128,001
                                                  --------       ----------   ----------   ----------
  Income before extraordinary item...........     $113,511       $  384,326   $  308,240   $  263,063
                                                  ========       ==========   ==========   ==========
  Income before extraordinary item per
     share...................................     $   0.53       $     1.92   $     1.67   $     1.45
  Income before extraordinary item per share
     assuming dilution.......................     $   0.52             1.88         1.64         1.43
  Average common shares outstanding..........      212,997          200,239      184,874      181,516
  Average common shares outstanding assuming
     dilution................................      216,905          203,888      188,034      184,005

                              RECENT DEVELOPMENTS

FIRST COMMERCIAL'S ACQUISITION OF KEMMONS WILSON, INC.

     On March 25, 1998, First Commercial completed its acquisition of Kemmons Wilson, Inc. On that date Kemmons Wilson operated 15 banking offices in Arkansas and Tennessee and had total consolidated assets of approximately $395 million, total consolidated deposits of approximately $334 million, and total consolidated stockholders' equity of approximately $15 million.

REGIONS' ACQUISITIONS

     Since December 31, 1997, and as of the date of this Joint Proxy Statement, Regions has completed the acquisitions of six financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements or letters of intent to acquire five financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                              CONSIDERATION
                                                              ----------------------------------------------
                                                                    APPROXIMATE
                                                              ------------------------            ACCOUNTING
INSTITUTION                                                   ASSET SIZE(1)   VALUE(1)    TYPE    TREATMENT
-----------                                                   -------------   --------   -------  ----------
                                                                   (IN MILLIONS)
Recently Completed Acquisitions:
PALFED, Inc., located in Aiken, South Carolina..............      $665          $145     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
Greenville Financial Corporation, located in Greenville,
  South Carolina............................................       134            34     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
First United Bancorporation, located in Anderson, South
  Carolina..................................................       292            80     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
St. Mary Holding Corporation, located in Franklin,
  Louisiana.................................................       113            31     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
Key Florida Bancorp, Inc. located in Bradenton, Florida.....       212            39     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
First State Corporation, located in Albany, Georgia.........       540           161     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
Other Pending Acquisitions:
Etowah Bank, located in Canton, Georgia.....................       432           117     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
First Community Banking Services, Inc., located in Peachtree
  City, Georgia.............................................       131            33     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
Jacobs Bank, located in Scottsboro, Alabama.................       190            52     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
Village Bankshares, Inc., located in Tampa, Florida.........       199            55     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests
VB&T Bancshares Corporation, located in Valdosta, Georgia...        75            18     Regions   Pooling
                                                                                         Common      of
                                                                                          Stock   Interests

---------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Other Pending Acquisitions and the Merger had been consummated on March 31, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $8.4 billion to approximately $34.0 billion; its total consolidated deposits would have increased by approximately $7.2 billion to approximately $27.5 billion; and its total consolidated stockholders' equity would have increased by approximately $659 million to approximately $2.8 billion.

IMPACT OF THE MERGER ON REGIONS' FINANCIAL PERFORMANCE

     Merger Charges. It is expected that Regions will incur charges arising from the Merger and from the assimilation of First Commercial into the Regions organization. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payments of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and similar costs which normally arise from the consolidation of operational activities.

     The Merger is expected to be accounted for as a pooling of interests. Regions currently estimates incurring aggregate restructuring and merger-related charges of approximately $85 million (or $63 million after taxes) in connection with the consummation of the Merger. Substantially all of these charges are expected to be recognized in the period in which the Merger closes. The estimated restructuring and merger-related charges includes approximately $19 million in noncash charges. The components of the anticipated merger-related charges are summarized as follows:

                                                              (In thousands)
                                                              --------------
Employee-related............................................     $ 24,000
Occupancy and equipment.....................................       10,000
Loss on divestiture of certain mortgage servicing assets....        8,000
Conversion..................................................        7,000
Investment banker, legal, accounting, and other merger
  related fees..............................................       28,500
                                                                 --------
                                                                   77,500
Charitable trust............................................        7,500
                                                                 --------
Gross charges...............................................       85,000
Taxes.......................................................      (22,000)
                                                                 --------
                                                                 $ 63,000
                                                                 ========

     The estimate of anticipated charges to be incurred in connection with consummating the Merger is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this estimate has been based on the due diligence reviews that have been performed to date in connection with the Merger and may be subject to change. The actual charges incurred may be higher or lower than what is currently contemplated, once First Commercial is assimilated from an operational perspective and various contingencies are either satisfied or eliminated.

     Cost Savings and Revenue Enhancements. Regions believes it has the ability to obtain substantial cost savings and to achieve substantial revenue enhancements in the operations of the combined companies following the Merger. While no assurance can be given, based on present information Regions estimates that following the Merger it can realize reductions in the noninterest expenses attributable to First Commercial's operations of approximately $60 million, or 25% of First Commercial's estimated 1998 noninterest expense. Regions anticipates realizing approximately $16 million in pre-tax benefits from cost savings in 1998 and approximately $60 million in pre-tax benefits from cost savings in 1999. These estimates are based on the assumptions that by the end of 1998 Regions can reduce operating costs in the areas of information technology (approximately $5.7 million or 50% of First Commercial's estimated 1998 expense), general and administrative expenses (approximately $6.0 million or 68% of First Commercial's estimated 1998 expense), operations

(approximately $5.8 million or 45% of First Commercial's estimated 1998 expense), mortgage servicing (approximately $11.0 million or 38% of First Commercial's estimated 1998 expense), trust operations (approximately $1.3 million or 15% of First Commercial's estimated 1998 expense), broker-dealer operations (approximately $.6 million or 16% of First Commercial's estimated 1998 expense), community banks operations (approximately $25.4 million or 16% of First Commercial's estimated 1998 expense), and in other noninterest expense categories amounting to approximately $4.2 million. The foregoing estimated possible reductions in noninterest expense are in the financial statement categories of (i) salaries and employee benefits (approximately $32 million),
(ii) occupancy expenses (approximately $1 million), (iii) furniture and equipment (approximately $1 million), and other noninterest expenses (approximately $26 million for expense items such as data processing, advertising, professional fees, and printing and supplies). In developing such assumptions Regions evaluated First Commercial's noninterest expense structure, identified elements of First Commercial noninterest expenses that could be reduced or eliminated as duplicative or unnecessary, and quantified the anticipated cost savings in various categories. Regions also took into account its experience in assimilating previous acquisitions in assessing the feasibility of the projected cost savings in each category, and concluded the projections are feasible and realistic. In deriving the estimates of the amounts of anticipated cost savings, Regions considered any applicable increases in its expenditures necessary to operate the combined companies, and the above estimates are presented net of any such increases.

     Similarly with no assurance, Regions expects the combined company following the Merger to benefit from enhanced revenues in specific areas. Regions anticipates that balance sheet restructuring can result in pre-tax benefits of approximately $16 million in 1998 and $6 million in 1999, primarily resulting from restructuring and reinvesting a portion of First Commercial's securities portfolio into higher yielding securities. Regions also anticipates generating pre-tax benefits of approximately $7.5 million in 1998 and $17 million in 1999 resulting from reinvesting excess capital, assuming a 6% reinvestment rate on Tier 1 capital in excess of 7%. In addition, Regions expects product enhancements and uniform application of Regions' policies to increase revenues from First Commercial's operations approximating $3 million pre-tax in 1998 and $6.6 million pre-tax in 1999, primarily resulting from broader mortgage loan product line offerings, expanded commercial cash management capabilities, and increased trust product offerings and standardization of trust fee structures.

     Possible cost savings and revenue enhancements are not reflected in the pro forma financial information presented elsewhere in this Joint Proxy Statement. Moreover, while Regions anticipates that the benefits derivable from the cost savings and revenue enhancements discussed above will continue in future years, Regions has not attempted to quantify identified benefits beyond 1999.

     Projected Impact on Per Share Earnings. Based on its evaluation of the possible cost savings, revenue enhancements, and other considerations, Regions anticipates that consummation of the Merger would result in modest dilution of Regions' 1998 earnings per share and modest accretion to 1999 earnings per share. More specifically, assuming (i) the expense savings and the revenue enhancements discussed above are as estimated, (ii) approximately 222 million shares of Regions Common Stock on a diluted basis are outstanding in 1998 and in 1999, (iii) the Merger is consummated in the third quarter of 1998, (iv) the conversion of First Commercial's operations systems to Regions' operations systems is completed by year end 1998, (v) 1998 diluted earnings per share of Regions Common Stock are $2.35, and 1998 diluted earnings per share of First Commercial Common Stock are $2.99, each of which represents the First Call consensus earnings estimates as of February 6, 1998 (before public announcement of the Merger), and (vi) 1999 diluted earnings per share of Regions Common Stock are $2.59 and 1999 diluted earnings per share of First Commercial Common Stock are $3.35, each of which represents the First Call consensus earnings estimates, the Merger is estimated to dilute the 1998 per share earnings estimates for Regions Common Stock by $.06 (or 2.5%) before giving effect to anticipated merger-related charges, and add $.06 (or 2.5%) to the 1999 per share earnings estimate for Regions Common Stock. The per share earnings estimates are presented for illustrative purposes only and do not constitute projections of Regions or First Commercial. The estimated effects of the Merger on Regions' future per share earnings necessarily depend on assumptions and uncertainties which may cause actual results to differ materially from the anticipated results. See "Cautionary Statement Concerning Forward-Looking Statements."

                            MEETINGS OF STOCKHOLDERS

DATE, PLACE, TIME, AND PURPOSE

     First Commercial. This Joint Proxy Statement is being furnished to the holders of First Commercial Common Stock in connection with the solicitation by the First Commercial Board of proxies for use at the First Commercial Special Meeting, at which First Commercial stockholders will be asked to vote on a proposal to approve the Agreement. The First Commercial Special Meeting will be held at 2:00 p.m., local time, on July 28, 1998, at the DoubleTree Hotel, Grand Ballroom, 424 West Markham Street, Little Rock, Arkansas 72201.

     Regions. This Joint Proxy Statement is being furnished to the holders of Regions Common Stock in connection with the solicitation by the Regions Board of proxies for use at the Regions Annual Meeting at which Regions stockholders will be asked to vote on (i) a proposal to adopt the Agreement and approve the Merger, (ii) a proposal to elect three nominees as directors of Regions, and
(iii) a proposal to approve a proposed amendment to the Regions Certificate to increase the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares. The Regions Annual Meeting will be held at the Regions Training Center located at 298 West Valley Avenue, Birmingham, Alabama, on July 29, 1998, at 10:00 a.m. local time.

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES

     First Commercial. The First Commercial Board has established the close of business on June 12, 1998, as the record date for determining the First Commercial stockholders entitled to notice of and to vote at the First Commercial Special Meeting. Only First Commercial stockholders of record as of the First Commercial Record Date will be entitled to vote at the First Commercial Special Meeting. As of the First Commercial Record Date, there were approximately 3,600 record holders of 37,688,971 shares of First Commercial Common Stock outstanding and entitled to vote at the First Commercial Special Meeting, with each share entitled to one vote.

     Any First Commercial stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to First Commercial a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by First Commercial before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the First Commercial Special Meeting. Any notice of revocation should be sent to First Commercial Corporation, 400 West Capitol Avenue, Little Rock, Arkansas 72201, Attention: Donna Rogers, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary. The shares of First Commercial Common Stock represented by properly executed proxies received at or prior to the First Commercial Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE FIRST COMMERCIAL SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE FIRST COMMERCIAL SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. PROXIES REPRESENTING SHARES WHICH WERE VOTED TO DISAPPROVE THE AGREEMENT WILL NOT BE VOTED IN FAVOR OF ANY PROPOSAL TO ADJOURN THE FIRST COMMERCIAL SPECIAL MEETING. As of the date of this Joint Proxy Statement, First Commercial is unaware of any other matter to be presented at the First Commercial Special Meeting.

     Solicitation of proxies will be made by mail and also may be made by telephone or telegram or in person by the directors, officers, and employees of First Commercial, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses. Regions and First Commercial each will bear its own expenses in connection with the solicitation of proxies, except that Regions and First Commercial each will bear one-half of all printing and mailing costs and filing fees associated with this Joint Proxy Statement.

     FIRST COMMERCIAL STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     The presence, in person or by proxy, of a majority of the outstanding shares of First Commercial Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the First Commercial Special Meeting. For these purposes, shares of First Commercial Common Stock that are present, or represented by proxy, at the First Commercial Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of First Commercial Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Commercial Common Stock entitled to vote at the First Commercial Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement.

     The directors and executive officers of First Commercial and their affiliates beneficially owned, as of the First Commercial Record Date, 6,077,465 shares (or approximately 16.13% of the outstanding shares) of First Commercial Common Stock. Each member of the First Commercial Board has indicated such director's intention to vote those First Commercial shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Agreement. The directors and executive officers of Regions and their affiliates beneficially owned, as of the First Commercial Record Date, no shares of First Commercial Common Stock. As of the First Commercial Record Date, various subsidiaries of First Commercial, as fiduciaries, custodians, and agents, had sole or shared voting power over 3,478,083 shares, or 9.23% of the issued and outstanding shares of First Commercial Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various First Commercial employee benefit and stock purchase plans. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto. Various subsidiaries of Regions also held 6,310 shares, or .016% of the issued and outstanding shares of First Commercial Common Stock as of the First Commercial Record Date.

     No person or group is known by First Commercial to beneficially own more than 5.0% of the outstanding shares of First Commercial Common Stock.

     Regions. The Regions Board has established the close of business on June 1, 1998, as the record date for determining the Regions stockholders entitled to notice of and to vote at the Regions Annual Meeting. Only Regions stockholders of record as of the Regions Record Date will be entitled to vote at the Regions Annual Meeting. As of the Regions Record Date, there were approximately 49,400 record holders of 149,910,562 shares of Regions Common Stock outstanding and entitled to vote at the Regions Annual Meeting, with each share entitled to one vote.

     Stockholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate Regions stockholders' identities, to allow Regions stockholders to give their voting instructions, and to confirm that Regions stockholders' instructions have been recorded properly. Regions has been advised by counsel that the procedures that have been put in place for telephone and Internet voting are consistent with the requirements of applicable law. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder's vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

     Any Regions stockholder of record desiring to vote by telephone or over the Internet will be required to enter the unique control number imprinted on such holder's Regions proxy card, and therefore should have the proxy card in hand when initiating the session.

-- To vote by telephone, dial 1-800-OK2-VOTE (1-800-652-8683) on a touch tone telephone, and follow the simple menu instructions provided. There is no charge for this call.

-- To vote over the Internet, log on to the website http://www.vote-by-net.com and follow the simple instructions provided.

Similar instructions are included on the enclosed Regions proxy card.

     Any Regions stockholder who has delivered a proxy or voted by telephone or the Internet may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Regions a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Regions before the vote of stockholders or in open meeting prior to the taking of stockholder vote at the Regions Annual Meeting. Any notice of revocation should be sent to Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203; Attention: Samuel E. Upchurch, Jr., Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary. The shares of Regions Common Stock represented by properly executed proxies received at or prior to the Regions Annual Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR ADOPTION OF THE AGREEMENT, FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED IN THIS JOINT PROXY STATEMENT, FOR THE APPROVAL OF THE AMENDMENT TO THE REGIONS CERTIFICATE INCREASING THE NUMBER OF AUTHORIZED SHARES OF REGIONS COMMON STOCK, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE REGIONS ANNUAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE REGIONS ANNUAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT OR TO AMEND THE REGIONS CERTIFICATE TO AUTHORIZE ADDITIONAL SHARES OF REGIONS COMMON STOCK, OR ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE REGIONS ANNUAL MEETING. PROXIES REPRESENTING SHARES WHICH WERE VOTED TO DISAPPROVE THE AGREEMENT WILL NOT BE VOTED IN FAVOR OF ANY PROPOSAL TO ADJOURN THE REGIONS ANNUAL MEETING.

     Solicitation of proxies will be made by mail and also may be made by telephone or telegram or in person by the directors, officers, and employees of Regions, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their out-of-pocket expenses. Regions has retained D.F. King & Co., Inc. to assist in the solicitation of proxies. It is anticipated that the fee of such firm will not exceed $7,000 plus reasonable out-of-pocket costs and expenses authorized by Regions.

     The presence, in person or by proxy, of a majority of the outstanding shares of Regions Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Regions Annual Meeting. For these purposes, shares of Regions Common Stock that are present, or represented by proxy at the Regions Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally a broker who holds shares of Regions Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, adoption of the Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Regions Common Stock entitled to vote at the Regions Annual Meeting. The election of the three nominees to the Regions Board requires the only a plurality vote, with the three nominees receiving the highest number of votes elected. The approval of the amendment to the Regions Certificate requires the affirmative votes of at least 75% of the outstanding shares of Regions Common Stock entitled to vote at the Regions Annual Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement and against the amendment to the Regions

Certificate, as applicable. The amendment of the Regions Certificate is not a condition to consummating the Merger.

     The directors and executive officers of Regions and their affiliates beneficially owned, as of the Regions Record Date, 5,374,792 shares (or approximately 3.59% of the issued and outstanding shares) of Regions Common Stock. Each member of the Regions Board has indicated such director's intention to vote those Regions shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Agreement. The directors and executive officers of First Commercial and their affiliates beneficially owned, as of the Regions Record Date, no shares of Regions Common Stock.

     In addition, as of the Regions Record Date, various subsidiaries of Regions, as fiduciaries, custodians, and agents, had sole or shared voting power over 7,259,391 shares, or 4.84%, of the issued and outstanding shares of Regions Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various Regions employee benefit and stock purchase plans. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto. No other person or group is known by Regions to beneficially own more than 5.0% of the outstanding shares of Regions Common Stock. Various subsidiaries of First Commercial held 2,510 shares, or .0067%, of the issued and outstanding shares of Regions Common Stock as of the Regions Record Date.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes the material aspects and terms of the Merger, the Agreement, and the Option Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is included as Appendix A to this Joint Proxy Statement and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The Agreement provides generally for the acquisition of First Commercial by Regions pursuant to the Merger of First Commercial with and into Regions, with Regions as the surviving corporation resulting from the Merger. At the Effective Time, each share of First Commercial Common Stock then issued and outstanding (together with any associated Preferred Stock Purchase Rights (as defined in the Agreement) but excluding any shares held by First Commercial, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights) will be converted into 1.7 shares of Regions Common Stock, subject to possible adjustment as described below under the caption "-- Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a First Commercial stockholder would otherwise receive multiplied by the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the Effective Time.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

     Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 1.7 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF FIRST COMMERCIAL COMMON STOCK. An adjustment could occur only if the First Commercial Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

     For purposes of the description of these provisions and their operation, the following definitions apply.

     The "Average Closing Price" is the average of the daily last sale prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

     The "Determination Date" is the later of the date on which consent of the Federal Reserve shall be received (without regard to any requisite waiting period) and the date the Merger is approved by the stockholders of First Commercial and Regions.

     The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $40.50.

     The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement as of a given date.

     The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of February 6, 1998, less 15%.

     If both:

          (i) the Average Closing Price is less than $32.40 (i.e., $40.50 (the last sale price of Regions Common Stock on the last trading day before the public announcement of the Merger) multiplied by .8); and

          (ii) the Regions Ratio is less than the Index Ratio,

then First Commercial may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the number of shares of Regions Common Stock issued in exchange for each share of First Commercial Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $55.08 (corresponding to an Average Closing Price of $32.40) or (ii) the value (based on the Average Closing Price) of the number of shares of Regions Common Stock that would have been exchanged for each share of First Commercial Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the First Commercial stockholders, the First Commercial Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the First Commercial stockholders even if First Commercial's right to terminate the Agreement is triggered and, as a result of the Exchange Ratio, the value of shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of First Commercial Common Stock would be less than the lesser of (i) $55.08 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions Common Stock that would have been exchanged for each share of First Commercial Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

     These conditions reflect the parties' agreement that First Commercial's stockholders will assume the risk of declines in the value of Regions Common Stock to $32.40. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions Common Stock to below $32.40 would be dependent on whether the Average Closing Price of Regions Common Stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

     In making its determination of whether to terminate the Agreement, the First Commercial Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the First Commercial Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on

Regions' pro forma earnings per share and whether Regions' assessment of First Commercial's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, First Commercial may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

     The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 1.7, the Starting Price of Regions Common stock is $40.50, and the Index Price, as of the Starting Date, is $100.)

          (1) The first scenario occurs if the Average Closing Price is $32.40 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by First Commercial stockholders could have fallen from a pro forma $68.85 per share, as of the Starting Date, to as little as a pro forma $55.08 per share, as of the Determination Date.

          (2) The second scenario occurs if the Average Closing Price is less than $32.40, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by First Commercial stockholders would have fallen from a pro forma $68.85 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions Common Stock, as of the Determination Date, of less than a pro forma $55.08 per share.

          (3) The third scenario occurs if the Average Closing Price declines below $32.40 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure, subject to the First Commercial Board exercising its right to terminate the Agreement and the Regions Board electing to avoid such termination, that if the Merger is consummated the First Commercial stockholders receive shares of Regions Common Stock having a value (based on the Average Closing Price) that corresponds to at least $32.40 per Regions share or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

             Example 1 -- If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7407) would be below the Index Ratio (.75, or .90 minus .15), and First Commercial could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.7213, which represents the lesser of (a) 1.8360 [the result of dividing $55.08 (the product of .8, $40.50, and the 1.7 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b)
        1.7213 [the result of dividing the Index Ratio (.75) times 1.7 by the Regions Ratio (.7407), rounded to the nearest ten-thousandth]. Based on the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First Commercial stockholders of $51.64 per share.

             Example 2 -- If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7407) would be below the Index Ratio (.85, or 1.00 minus .15), and First Commercial could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.8360, which represents the lesser of (a) 1.8360 [the result of dividing $55.08 (the product of .8, $40.50, and the 1.7 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten-thousandth] and (b)
        1.9508 [the result of dividing the Index Ratio (.85) times 1.7 by the Regions Ratio (.7407), rounded to the nearest ten-thousandth]. Based on the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the First Commercial stockholders of pro forma $55.08 per share.

             However, it is possible that the First Commercial Board would not elect to exercise its termination right even if the Average Closing Price is below $32.40 and the Regions Ratio is below the Index Ratio. Under these circumstances, the Exchange Ratio would remain at 1.7, regardless of the fact that the Average Closing Price is below $32.40. Conversely, it is possible that if the First

        Commercial Board does elect to exercise its termination right, the Regions Board would not elect to increase the Exchange Ratio to prevent such termination, and under these circumstances the Agreement would terminate.

     The actual market value of a share of Regions Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of First Commercial Common Stock may be more or less than the Average Closing Price. First Commercial stockholders are urged to obtain current market quotations for Regions Common Stock. See "Comparative Market Prices and Dividends."

TREATMENT OF FIRST COMMERCIAL OPTIONS

     The Agreement provides that all rights with respect to First Commercial Common Stock pursuant to stock options or stock appreciation rights granted by First Commercial under its stock option and other stock-based compensation plans which are outstanding at the Effective Time (the "First Commercial Rights" and individually a "First Commercial Right"), whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Time, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio. Each First Commercial Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of section 424(h) of the Internal Revenue Code. Regions shall comply with the terms of First Commercial's stock option and other stock-based compensation plans to ensure, to the extent required by, and subject to the provisions of, such plan(s), that First Commercial Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

     All restrictions or limitations on transfer with respect to First Commercial Common Stock awarded under such plan(s) or any other plan, program, or arrangement of First Commercial or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to the Agreement.

     The executive officers or directors of First Commercial, as of the date of this Joint Proxy Statement, held in the aggregate First Commercial Rights to purchase 445,899 shares of First Commercial Common Stock. As a result of the Merger, all First Commercial Rights issued under First Commercial's stock based compensation plans which are subject to vesting restrictions will accelerate and become immediately exercisable.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on technology and the necessity to make significant investments in technology, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     Due to these developments, on at least an annual basis the First Commercial Board with the assistance of its financial advisors has reviewed and analyzed First Commercial's strategic alternatives, including prospects for First Commercial continuing as an independent entity and possible business combination transactions with other financial institutions of various sizes and the potential effects of such transactions on First Commercial and its stockholders, employees and customers and the communities it serves.

     The bylaws of First Commercial specifically provide that the Executive Committee of the First Commercial Board is required to devote itself at least once a year to reviewing the progress of long range planning for First Commercial. Consequently, pursuant to this grant of authority, the Executive Committee has over the years evaluated matters concerning possible strategic business combinations with other banking and financial institutions and has reported to and made recommendations to the First Commercial Board regarding such matters. The First Commercial Executive Committee consists of ten directors from the First Commercial Board. Two members of the First Commercial Executive Committee, Barnett Grace and Edwin P. Henry, are management directors and the remaining eight members are nonmanagement directors. Each member of the First Commercial Executive Committee has significant individual holdings of First Commercial Common Stock, and, together with the Chairman Emeritus who participates in First Commercial Executive Committee meetings as a nonvoting member, the members of the First Commercial Executive Committee collectively own approximately 15% of the outstanding First Commercial Common Stock.

     For a number of years, First Commercial has pursued a business strategy of continuing the company's long history of providing community banking services in its market areas, diversifying and enlarging its customer and asset bases, expanding its market share in existing markets and expanding its market areas to surrounding areas, and building a profitable banking franchise and creating more value for its stockholders. To a large extent, the First Commercial Board and management of First Commercial have sought to implement this business strategy by growth through acquisitions and mergers. Accordingly, First Commercial has undertaken a comprehensive review of attractive acquisition and merger candidates, based on size, market areas, asset quality, deposit base, funding costs, earnings, product and service mix, opportunities for cost savings, and other relevant considerations. This review has resulted in several bank acquisitions by First Commercial in recent years.

     Since its inception as a bank holding company in 1971, Regions has pursued a growth strategy of supplementing internally generated growth in its existing markets with strategic acquisitions of financial institutions. Until applicable laws and regulations were changed in 1987, Regions' acquisition activities were limited to Alabama. Beginning in 1988, Regions has pursued as part of its growth strategy a program of acquiring financial institutions in other states in addition to Alabama. In certain of such transactions Regions has expanded its geographic market area into adjacent markets. Regions has effected other acquisition transactions seeking to fill in a market area after initial entry, by adding market share through subsequent acquisitions. As a result of its acquisition program, Regions now has substantial banking operations not only in Alabama but also in Florida, Georgia, Louisiana, South Carolina, and Tennessee.

     During the Summer and Fall of 1997, the values paid by national and regional banking institutions for banking franchises like that of First Commercial in certain transactions increased substantially over previous levels. Of particular note was the announcement of Deposit Guaranty Corp.'s acquisition by First American Corporation. In response to these changes in the market values for bank franchises, management of First Commercial consulted informally with a number of financial advisors regarding their views on whether and for how long the values indicated in these recent transactions would continue to be available in bank merger transactions.

     On January 14, 1998, the Executive Committee of the First Commercial Board again met to discuss the strategic alternatives available to First Commercial. At this meeting, the First Commercial Executive Committee determined that in view of the increased difficulty of pursuing a strategy of growth through acquisition due to the decreasing number of attractive acquisition candidates combined with the increasing prices required to be paid to successfully acquire desirable franchises and the increasing values being paid by regional and national banking organizations for banking franchises such as First Commercial, First Commercial should take steps to determine whether the value that could be achieved for stockholders of First Commercial and the benefits that could be derived by other constituencies of First Commercial through a business combination transaction with a larger banking organization at this time were sufficient to merit reconsideration of First Commercial's then existing strategy of remaining independent. To facilitate this process, the First Commercial Executive Committee authorized the retention of KBW as its financial advisor and investment banker and Arnold & Porter as its special outside legal counsel. Representatives of KBW and Arnold & Porter were in attendance at the meeting and made presentations to the First Commercial Executive Committee regarding the nature of the process that would be undertaken to explore the possibility of First Commercial entering into a business combination transaction with a larger banking organization. The First Commercial Executive Committee engaged in extensive discussions regarding the nature and characteristics of the financial institutions that the First Commercial Executive Committee thought would be suitable merger partners for First Commercial, and the First Commercial Executive Committee identified a number of financial institutions that it directed KBW to contact.

     Thereafter, KBW made a number of informal contacts with financial institutions, including Regions, that had been identified by the First Commercial Executive Committee and management as possibly being satisfactory partners for a business combination transaction with First Commercial and that would have an interest in such a business combination transaction. Confidentiality Agreements were entered into with a number of financial institutions which expressed an interest in exploring a business combination transaction with First Commercial. KBW prepared a confidential information memorandum (the "Confidential Memorandum") describing in detail First Commercial and its business and circulated the Confidential Memorandum to these financial institutions. Financial institutions which received the Confidential Memorandum were given until February 2, 1998, to submit a formal indication of interest of pursuing a business combination transaction with First Commercial. Such indications of interest were received from four institutions, including Regions.

     Upon receiving the informal inquiry from KBW, Regions executed the requested Confidentiality Agreement, and Regions' management commenced an internal evaluation, the results of which indicated preliminarily that a combination between Regions and First Commercial could be in furtherance of Regions' acquisition philosophy and could be advantageous to both institutions. Regions' management determined to pursue the opportunity, and submitted a preliminary indication of interest to First Commercial in accordance with the procedure outlined by KBW.

     On February 4, 1998, the First Commercial Executive Committee met to discuss the developments since the January 14, 1998 meeting, and to review the indications of interest and determine the appropriate response to each. Representatives of KBW and Arnold & Porter also attended this meeting. KBW representatives reviewed the results of the initial informal contacts made with potential strategic partners for First Commercial. KBW also reviewed the preliminary indications of interest received in response to the Confidential Memorandum, as well as communications KBW had received from several institutions which had not received the Confidential Memorandum, but had obviously seen reports in the press that First Commercial might be considering a business combination transaction. All of the preliminary indications of interest fell within a 4% value range (based on the then most recently available stock prices) and each proposed an all stock transaction which would be a pooling of interests and a tax-free reorganization. The preliminary indication of interest submitted by Regions did not have the highest indicated value within the 4% range. However, because of the volatility of stock prices and particularly because of the narrow range of current indicated values among all the preliminary indications of interest, in evaluating the preliminary indications of interest the First Commercial Executive Committee placed relatively little weight on the current indicated value of the preliminary indications of interest and focused primarily on evaluation of those factors which the First Commercial Executive Committee believed to be indicative of long-term value. In particular, in evaluating the indications of interest the First Commercial Executive Committee considered carefully a variety of financial and other factors regarding the future prospects of each potential partner, the compatibility of each potential partner's operating philosophies with those of First Commercial, the potential for future appreciation of the stock of each potential partner, the historic effect on each potential partner's stock price as a result of its acquisition practices, the likely impact on existing customers and employees, whether any regulatory issues would be raised by a proposed transaction with each potential partner, and the ability of each potential partner to successfully complete a transaction without significant delay. After extensive discussion regarding the preliminary indications of interest received as well as alternative courses of action and consideration of the above-referenced factors, the First Commercial Executive Committee authorized KBW to seek an increase in the exchange ratio offered by Regions from 1.65 to 1.7 (which would result in Regions' preliminary indication of interest having a slightly higher indicated value than any of the other preliminary indications of interest) and improvements in certain other aspects of the preliminary indication of interest received from Regions. Subject to Regions agreeing to the requested improvements, the First Commercial Executive Committee concluded that a transaction with Regions' would present the best course of action for maximizing long-term value for First Commercial stockholders, and the First Commercial Executive Committee authorized management and First Commercial's advisors to commence due diligence and negotiation of a definitive agreement for a business combination with Regions. In order to facilitate the continuation of the strategic planning process in the event Regions was unwilling to make changes to its proposal which were acceptable to the First Commercial Executive Committee, the First Commercial Executive Committee also authorized KBW to hold further discussions with another institution which had submitted an indication of interest regarding improvements in such institution's proposal with the view that First Commercial might pursue further discussions with this party regarding a possible business combination transaction in the event that Regions was unwilling to agree to the requested improvements to its proposal.

     In discussions with KBW late on February 4, 1998, Regions agreed in principle to the requests made by the First Commercial Executive Committee, subject to, among other things, satisfactory due diligence reviews, receipt by Regions of a fairness opinion from Regions' financial advisor, negotiation of a satisfactory definitive agreement, and final adoption of a definitive agreement and approval of the transaction by the Regions Board. On February 5, 1998, Regions and First Commercial commenced their respective due diligence reviews and began negotiating a definitive agreement for a business combination transaction.

     On February 6, 1998, the First Commercial Executive Committee met to discuss further developments in the exploration of First Commercial's strategic alternatives. Specifically, Mr. Grace outlined the results of First Commercial's further discussions with Regions, including the improvement of the exchange ratio offered by Regions, proposed arrangements relating to the Board of Directors and management of the combined entity, and the results of Regions' initial due diligence of First Commercial. Specifically, Mr. Grace reported that Regions agreed to increase the exchange ratio from 1.65 to 1.7, to increase the number of seats that would be occupied by First Commercial directors on the Regions Board from three to four, had clarified the role that directors of First Commercial who did not become directors of Regions would be asked to play on the Boards of Regions subsidiaries or advisory boards in the Arkansas, Texas and Oklahoma region, and had clarified the roles in the management of the combined entity that current members of management of First Commercial would be asked to play. Mr. Grace also reported that the issue of community investments had been discussed with Regions, and that Regions was willing to commit to establish a Small Business Investment Corporation funded with $5 million and a charitable foundation in the amount of $7.5 million to make investments in the communities served by First Commercial. Mr. Grace also discussed an unsolicited communication KBW had received from another financial institution which had placed a preliminary indication of interest in which such institution implied it might be willing to increase the indicated value of its proposal modestly if such action would clearly establish it as the preferred partner for First Commercial in a business combination transaction. After extensive discussion of these matters, the First Commercial Executive Committee authorized management, its financial advisor and its outside counsel to continue the due diligence process and to negotiate a definitive merger agreement with Regions and, in light of the factors considered at its meeting on February 4, 1998, not to pursue discussion with any other potential partners at that time.

     On February 8, 1998, the First Commercial Executive Committee met again to review the results of the negotiations with Regions and the respective parties' due diligence reviews. Mr. Grace reported to the First Commercial Executive Committee that Regions had conducted due diligence regarding First Commercial on February 6 and February 7, and that First Commercial had conducted due diligence regarding Regions on February 8. Mr. Grace reported that after such due diligence, the management of each company was prepared to recommend a business combination transaction to its Boards of Directors. After extensive discussion, the First Commercial Executive Committee unanimously voted to recommend to the full Board of Directors that it approve the proposed Merger.

     The Regions Board held a special meeting on the afternoon of February 8, 1998, to consider the proposed transaction. Regions' management made a presentation which included a review of the terms of the Agreement and the Option Agreement as proposed, a summary of the financial aspects of the proposed transaction, and a summary of Regions' due diligence review. J.P. Morgan, which Regions had engaged as its financial advisor on February 4, rendered its opinion to the Regions Board that the proposed Exchange Ratio was fair, from a financial point of view, to Regions. The Regions Board, with all but two directors in attendance, unanimously adopted the Agreement and the Option Agreement and approved the transaction.

     Later on February 8, 1998, the full Board of Directors of First Commercial met and reviewed and discussed at length First Commercial's strategic alternatives, including the proposed Merger with Regions.

Representatives of KBW reviewed in detail with the entire First Commercial Board a number of matters relevant to the First Commercial Board's analysis of the proposed transaction with Regions and other strategic alternatives available to First Commercial, including the general status of the financial services industry and the regional and local environments in which First Commercial operates, valuation analyses of First Commercial and Regions, historical stock price and other financial information for certain publicly-held banking institutions, and statistical data concerning the terms of recent financial institution merger and acquisition transactions. Representatives of KBW also reviewed the financial terms of the proposed Agreement. KBW gave the First Commercial Board its opinion that the Exchange Ratio was fair to First Commercial's stockholders from a financial point of view. First Commercial's legal advisor, Arnold & Porter, discussed with the First Commercial Board the proposed structure of the Merger, the terms of the Agreement, and the Option Agreement and the First Commercial Board's fiduciary obligations with respect to First Commercial and its stockholders in evaluating the Merger proposal. The Board was advised of Regions' agreement for the employment of certain members of management following the Merger, the inclusion of four current directors of First Commercial on the Regions Board following the Merger, and other interests of management and the directors in the Merger. Material was provided to the First Commercial Board describing that, as of the Effective Time, Regions proposed to enter into three-year employment agreements with Barnett Grace, Jack Fleischauer, Jr., Neil S. West and J. Lynn Wright with base annual salaries, annual bonuses, stock option grants and termination and other employee benefits comparable to the compensation each would have received as an executive of First Commercial during fiscal year 1998 had First Commercial remained an independent institution. Under the employment agreements with Regions, Messrs. Grace, Fleischauer, West and Wright also would receive restricted Regions Common Stock valued at approximately $6,000,000 in the aggregate. It was not anticipated that awards comparable to the Regions restricted stock awards would have been given to these individuals during fiscal year 1998 if First Commercial had remained an independent institution. These restricted stock awards were offered by Regions to Messrs. Grace, Fleischauer, West and Wright as an inducement for such individuals to accept employment with Regions following the Merger because Regions views the retention of these individuals as important to the operation of the combined entity following the Merger, particularly in the Arkansas, Texas and Oklahoma region and partially as consideration for these individuals relinquishing their existing severance/change in control agreements. The material provided to the First Commercial Board all described that Regions had proposed to employ Edwin P. Henry, J. French Hill and Clarence E. Hoover for a period of one year following the Merger. The financial and other terms relating to the employment of management personnel of First Commercial with Regions following the Merger were not negotiated until the Exchange Ratio of 1.7 had been agreed upon. Material was also provided to the First Commercial Board the community investments Regions proposed to make following the Merger in the communities currently served by First Commercial.

     Mr. Allison, the Chairman of the First Commercial Executive Committee, reported on the process that the First Commercial Executive Committee had followed in considering a business combination transaction involving First Commercial. After such report, Mr. Allison advised the Board that the First Commercial Executive Committee unanimously recommended that the full First Commercial Board approve the Merger with Regions. The Board also heard reports from members of management and its outside advisors regarding their due diligence review of Regions.

     After receiving these presentations and reports, the First Commercial Board considered and discussed the proposed transaction with Regions and the other strategic alternatives available to First Commercial, including remaining independent and seeking a business combination transaction with a partner other than Regions. Following such discussion, the First Commercial Board approved the Merger, the Agreement and the Option Agreement as being in the best interests of First Commercial and its stockholders and other constituencies, and directed that the Merger be submitted for approval by the holders of First Commercial Common Stock at a special meeting of the stockholders of First Commercial.

     First Commercial's Reasons for the Merger. The First Commercial Board's decision to approve and adopt the Agreement and the Option Agreement reflects its belief that the terms of the Agreement and the Option Agreement will provide significant value to all First Commercial stockholders and will also enable them to participate in the opportunities for growth that the First Commercial Board believes the Merger will make possible. In reaching its decision, the First Commercial Board considered the current and prospective economic, regulatory and competitive environment facing financial institutions generally, the complementary nature of the companies' respective retail franchises and market areas, the combined company's financial strengths and earnings prospects and the similarity in First Commercial's and Regions' respective business strategies and management philosophies and their commitments to their respective employees and to the respective communities and customers they serve.

     In approving the Merger, the directors of First Commercial considered a number of factors. Without assigning any relative or specific weights to the factors, the First Commercial Board considered the following material factors:

          (a) information concerning the business, operations, earnings, asset quality, and financial condition of Regions (and other potential merger partners) from which the First Commercial Board determined that Regions is a high quality, well-managed institution with favorable prospects for future growth in its business, earnings and share price;

          (b) the similar community banking cultures and business philosophies of Regions and First Commercial, particularly with respect to community lending philosophy, customer satisfaction, efficiency and credit quality, and the companies' compatible management teams;

          (c) the projected market capitalization (approximately $9 billion) and market position of the combined entity, the diversification of the companies' asset and deposit bases, and the ability of the combined company to compete more effectively in its market areas (see "Summary -- Selected Financial Data" and "Pro Forma Financial Information");

          (d) the likely impact of the proposed Merger on the employees and customers of First Commercial and its subsidiaries, on the communities in which First Commercial presently conducts its business, and on First Commercial's other constituencies in view of Regions' commitment to community banking, the limited geographic overlap of First Commercial and Regions markets, and the investments to be made in communities served by First Commercial through the $5 million Small Business Investment Corporation and the $7.5 charitable foundation;

          (e) the Exchange Ratio in the Merger from a number of valuation perspectives, as presented by KBW, the current market value of approximately $2.7 billion (based on the closing price of Regions Common Stock on February 6, 1998) of the Merger to First Commercial's stockholders, and the annual dividend increase of approximately 36% from $1.12 per share to $1.52 per share or a pro forma basis that the First Commercial stockholders would experience as a result of the Merger (see "-- Opinion of First Commercial's Financial Advisor");

          (f) the February 8, 1998 opinion of KBW that the Exchange Ratio of 1.7 shares of Regions Common Stock for each share of First Commercial Common Stock is fair to First Commercial's stockholders from a financial point of view (see "-- Opinion of First Commercial's Financial Advisor");

          (g) the terms of the Agreement providing that four current members of the First Commercial Board will become members of the Regions Board following the Merger and that current members of senior management of First Commercial will have significant roles in directing the operations of the combined entity in the Arkansas, Oklahoma and Texas region, which provisions the First Commercial Board considered important in terms of providing for the stewardship of the investment of First Commercial's stockholders in view of the significant stake of the combined company that will be owned by the First Commercial stockholders following the Merger (see "-- Management Following the Merger");

          (h) the termination provisions of the Agreement applicable in the event of a significant decline in the price of Regions Common Stock relative to a market index prior to the consummation of the Merger (see "-- Waiver, Amendment, and Termination of the Agreement");

          (i) the terms of the Option Agreement, pursuant to which First Commercial has granted to Regions, as an inducement to enter into the Agreement, an option to purchase up to 7,480,450 shares (representing approximately 19.9% of First Commercial Common Stock issued and outstanding shares before giving effect to the issuance of additional shares of First Commercial Common Stock pursuant to such option) upon the occurrence of certain events defined in the Option Agreement at an exercise price of $59.00 per share; (see "-- Option Agreement");

          (j) the treatment of the Merger as a pooling of interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "-- Certain Federal Income Tax Consequences of the Merger" and "-- Accounting Treatment");

          (k) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay in view of the strong capital positions of both companies and the limited geographic overlap of the companies' markets;

          (l) the alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of First Commercial's markets taking into account in particular both the difficulty that the current high prices paid by national and regional banking institutions in financial institution business combination transactions would cause First Commercial in continuing to pursue its strategy of expansion through acquisitions and mergers and the value that would be realized in this environment by the First Commercial shareholders if a business combination transaction were undertaken at this time; and

          (m) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Regions.

     The terms of the Merger were the result of arms-length negotiations between representatives of First Commercial and representatives of Regions. Based upon the consideration of the foregoing factors, the First Commercial Board unanimously approved the Merger as being in the best interests of First Commercial, its stockholders and its other constituencies.

     The First Commercial Board unanimously recommends that First Commercial stockholders vote FOR approval of the Agreement.

     For information regarding certain interests of directors and executive officers of First Commercial in the Merger, see "-- Management Following the Merger" and "-- Interests of Certain Persons in the Merger."

     Regions' Reasons for the Merger. In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

          (a) Information Concerning First Commercial: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of First Commercial, and aspects of the First Commercial franchise, including the market position of First Commercial in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of First Commercial to that of Regions. The Regions Board concluded that First Commercial is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to expand Regions' franchise into adjacent markets.

          (b) Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management and Regions' financial advisor J. P. Morgan, including (i) the relationship of the value of the consideration issuable in the Merger to the market value (which represented a premium to First Commercial's market price of approximately 3.0% as of February 6, 1998), (ii) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to dilute earnings per share by approximately $.06 or 2.5% for 1998 and increase earnings per share by approximately $.06 or 2.5% for 1999, based on the assumptions discussed under the caption "Recent Events -- Effect of the Merger on Regions' Financial Performance"), (iii) the anticipated effect of the Merger on Regions' book value per share (with the Merger resulting in an estimated decrease in tangible book value per share of approximately 9.4%), (iv) a comparison of First Commercial to selected peer banks and comparing pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions and (v) the anticipated accounting treatment of the Merger as a pooling of interests. While the Regions Board recognized that the Merger would result in an immediate decrease in the book value per share of Regions Common Stock and dilution in Regions' earnings per share for 1998, the Board also recognized the opportunity for enhancing revenues and reducing the expenses of the operations of First Commercial, and the anticipated accretive effect of the Merger on Regions' earnings per share for 1999 and later years.

          (c) Fairness of the Exchange Ratio to Regions Stockholders. The Regions Board considered the opinion rendered by J. P. Morgan that the Exchange Ratio is fair, from a financial point of view, to Regions stockholders.

          (d) Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax-free exchange of First Commercial Common Stock for Regions Common Stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

     The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above and the opinion of
J. P. Morgan referred to above, the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement. THE REGIONS BOARD RECOMMENDS THAT REGIONS STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF FIRST COMMERCIAL'S FINANCIAL ADVISOR

     At the February 8, 1998 meeting of the First Commercial Board, during which the First Commercial Board approved the Agreement, KBW delivered to the First Commercial Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated February 8, 1998) that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of the First Commercial Common Stock. In connection with its opinion dated the date of this Joint Proxy Statement, KBW updated certain analyses performed in connection with its opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     KBW has delivered to the First Commercial Board its updated written opinion dated the date of this Joint Proxy Statement that as of such date the Exchange Ratio is fair, from a financial point of view, to the holders of First Commercial Common Stock. KBW's opinion is addressed to the First Commercial Board and does not constitute a recommendation as to how any stockholder of First Commercial should vote with respect to the Agreement.

     The full text of the opinion of KBW, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken, is attached to this Joint Proxy Statement as Appendix B and is incorporated herein by reference. First Commercial stockholders are urged to read the opinion in its entirety. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

     In rendering its opinion, KBW (i) reviewed, among other things, the Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of First Commercial and Annual Reports on Form 10-K of Regions, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Commercial and Quarterly Reports on Form 10-Q of Regions and certain internal financial analyses and forecasts for First Commercial prepared by management; (ii) held discussions with members of senior management of First Commercial and Regions regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for First Commercial and Regions with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of First Commercial as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for First Commercial and Regions are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of First Commercial or Regions, nor did KBW examine any individual credit files.

     The following is a summary of the material financial analyses employed by KBW in connection with providing its opinion:

          (a) Financial Summary of the Regions Offer. KBW calculated multiples which were based on the assumed per share purchase price of $68.85 (derived by multiplying the Exchange Ratio of 1.7 times $40.50, the last reported sale price for Regions Common Stock on February 8, 1998. First Commercial's December 31, 1997 stated book value was $17.33 and tangible book value was $16.30, and its 1998 earnings per share estimate (provided by First Commercial) was $2.93 per share, and its trailing 12 months (December 31, 1996 to December 31, 1997) earnings per share was $2.23 (excluding a $.41 per share nonrecurring gain). Based on this data, the price to stated book value was 4.0 times and price to tangible book value was 4.3 times, and the price to the 1998 earnings estimates per share was 22.4 times and the multiple of price to the trailing 12 months earnings was 30.9 times.

          (b) Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to a set of recent comparable nationwide bank holding company acquisitions with transaction values between $500 million and $5 billion since January 1, 1997. These transactions were: the Mercantile Bancorporation acquisition of Firstbank of Illinois Corp, the National City Corporation acquisition of Fort Wayne National Corp., the First American Corporation acquisition of Deposit Guaranty Corp., the First Empire State acquisition of ONBANCorp Inc., the Banc One Corporation acquisition of First Commerce Corp, the CNB Bancshares Inc. acquisition of Pinnacle Financial, the First Union Corp acquisition of Signet Banking Corp, the Wachovia Corp acquisition of Central Fidelity, the Wachovia Corp acquisition of Jefferson Bankshares, the Huntington Bancshares acquisition of First Michigan Bank Corp, and the Allied Irish Banks acquisition of Dauphin Deposit Corp.

          KBW calculated an average of the comparable group's multiple of price to the targets' future and trailing 12 months earnings as 20.9 times and
     23.2 times, respectively, compared to a multiple of price to future and trailing 12 months earnings of 22.4 times and 30.9 times, respectively, for the Merger; an average multiple of price to the targets' stated book value of 3.2 times compared to a multiple of 4.0 times associated with the Merger; and an average multiple of price to the targets' tangible book value of 3.6 times compared to a multiple of 4.3 times associated with the Merger.

          KBW also reviewed the current values of the above mentioned comparable transactions. For the acquiror's last stock price as of February 8, 1998, KBW calculated an average of the comparable group's multiple of price to the targets' future and trailing 12 months earnings as 23.0 times and 25.4 times, respectively, compared to a multiple of price to future and trailing 12 months earnings of 22.4 times and 30.9 times, respectively, for the Merger; an average multiple of price to the targets' stated book value of
     3.5 times compared to a multiple of 4.0 times associated with the Merger; and an average multiple of price to the targets' tangible book value of 3.9 times compared to a multiple of 4.3 times associated with the Merger.

          No company or transaction used as a comparison in the above analysis is identical to First Commercial, Regions or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

          (c) Selected Peer Group Analysis. KBW compared the financial performance and market performance of Regions based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended December 31, 1997 and the market price information was as of February 8, 1998. The companies in the peer group were Southeastern banks which had total assets ranging from approximately $10 billion to $30 billion. The companies were: SouthTrust Corporation, BB&T Corporation, Crestar Financial Corporation, AmSouth Bancorporation, Union Planters Corporation, First Tennessee National Corp., Compass Bancshares, Inc., Hibernia Corporation, and First American Corporation.

          KBW's analysis showed the following concerning Regions and First Commercial's financial performance: that the return on equity on an annualized basis was 16.5% and 16.8%, respectively, compared with an average of 17.9% for the peer group; that the return on assets on an annualized basis was 1.4% and 1.6%, respectively, compared with an average of 1.4% for the group; that the net interest margin on an annualized basis was 4.2% and 4.7%, respectively, compared with an average of 4.3%; that the efficiency ratio on an annualized basis was 55.2% and 55.6%, respectively, compared with an average of 58.1%; that the equity to assets ratio was 8.3% and 9.5%, respectively, compared to an average of 8.0%; that the ratio of nonperforming assets to total loans and other real estate owned was .5% and .9% respectively, compared to an average of 0.4%; that the ratio of loan loss reserve to nonperforming loans was 187% and 240%, respectively, compared to an average of 398%.

          KBW's analysis further showed the following concerning Regions and First Commercial's market performance: that Regions and First Commercial's price to earnings multiple based on 1998 estimated earnings was 16.8 and
     22.8 times, respectively, compared to an average for the group of 17.8 times; that their price to book value multiples were 2.9 and 3.9 times, respectively, compared to a group average of 3.2 times; their dividend yields were 2.3% and 1.7%, respectively, compared to an average for the group of 1.9%. For purposes of the above calculations, all earnings estimates are based upon the published estimates of KBW's equity research department for Regions and management's estimates for First Commercial.

          (d) Contribution Analysis. KBW analyzed the relative contribution of each of Regions and First Commercial to the pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed that First Commercial would contribute approximately 25% of the combined common equity and 26% of the combined estimated 1998 net income. KBW compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 33% for First Commercial stockholders based on an Exchange Ratio of 1.7. Based on an Exchange Ratio of 1.7, First Commercial stockholders would have an estimated 33% pro forma ownership which represents a 25% premium to First Commercial's contribution to pro forma estimated 1998 net income and a 30% premium to First Commercial's contribution to pro forma common equity.

          (e) Other Analysis. KBW also reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of bank and thrift stocks, and other financial data for First Commercial and Regions.

     The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The order in which the analyses have been presented in this summary is not meant to indicate that any specific analysis was given greater weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Commercial and Regions. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the Exchange Ratio in the Merger. These analyses were provided to the First Commercial Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the First Commercial Board, was just one of many factors taken into consideration by the First Commercial Board in unanimously approving the Agreement.

     KBW as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First Commercial and Regions and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Commercial and Regions for KBW's own account and for the accounts of its customers.

     First Commercial has agreed to pay KBW at the signing of the engagement agreement between KBW and First Commercial, a cash fee of $500,000. An additional cash fee of $1,000,000 will be paid at the mailing of this Joint Proxy Statement. In addition, First Commercial has agree to pay KBW, at the time of closing, a cash fee ("Contingent Fee") equal to .30% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of First Commercial in the transaction. Based on the closing price of Regions Common Stock on June 16, 1998, the amount of the Contingent Fee would have been $7,430,263. The fee paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, First Commercial also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

OPINION OF REGIONS' FINANCIAL ADVISOR

     At the meeting of the Regions Board on February 8, 1998, J.P. Morgan rendered its opinion to the Regions Board that, as of such date, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to Regions. J.P. Morgan has confirmed its February 8, 1998 opinion by delivering its opinion to the Regions Board, dated the date of this Joint Proxy Statement, that, as of such date, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to Regions. No limitations were imposed by the Regions Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     The full text of the written opinion of J.P. Morgan dated the date of this Joint Proxy Statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Joint Proxy Statement and is incorporated herein by reference. Regions' common stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Regions Board, is directed only to the fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger to Regions and does not constitute a recommendation to any stockholder of Regions as to how such stockholder should vote at the Regions Annual Meeting. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinions, J.P. Morgan reviewed, among other things: the Agreement and, in the case of its opinion dated the date of this Joint Proxy Statement, this Joint Proxy Statement; in the case of its February 8, 1998 opinion, the audited financial statements of Regions and First Commercial for the fiscal year ended December 31, 1996, and the unaudited financial statements of Regions and First Commercial for the period ended December 31, 1997, and in the case of the opinion dated the date of this Joint Proxy Statement, the audited financial statements of Regions and First Commercial for the fiscal year ended December 31, 1997, and the unaudited financial statements of Regions and First Commercial for the period ended March 31, 1998; current and historical market prices of First Commercial's common stock; certain publicly available information concerning the businesses of First Commercial and of certain other companies engaged in businesses comparable to those of First Commercial, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to First Commercial and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; and certain internal financial analyses and forecasts prepared by Regions and First Commercial and their respective managements. J.P. Morgan also held discussions with certain members of the management of Regions and First Commercial with respect to certain aspects of the Merger, the past and current business operations of Regions and First Commercial, the financial condition and future prospects and operations of Regions and First Commercial, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinions.

     In giving its opinions, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Regions and First Commercial or otherwise reviewed by J.P. Morgan, and J.P. Morgan did not assume any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. J.P. Morgan was not requested to review individual credit files or to make any independent assessment as to the future performance or nonperformance of Regions' or First Commercial's assets. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of Regions or First Commercial. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Regions and First Commercial to which such analyses or forecasts relate. J.P. Morgan also assumed that the Merger will have the tax consequences described in this Joint Proxy Statement, and in discussions with, and materials furnished to J.P. Morgan by, representatives of Regions, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and this Joint Proxy Statement. J.P. Morgan relied as to all legal matters relevant to rendering its opinions upon the advice of counsel.

     The projections furnished to J.P. Morgan for Regions and First Commercial were prepared by the management of Regions and First Commercial, respectively. Regions and First Commercial do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect J.P. Morgan's written opinion dated the date of this Joint Proxy Statement, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Regions' common stock will trade at any future time.

     The following is a summary of the material analyses performed by J.P. Morgan in connection with its opinions:

          (a) Offer Valuation. J.P. Morgan reviewed the terms of the proposed Merger, including the Exchange Ratio and the aggregate transaction value, and also reviewed the implied value of the consideration offered based upon the closing share price of Regions' common stock of $40.50 on February 6, 1998 (the last trading day prior to the February 8, 1998 meeting of the Regions Board), which indicated that the implied value of the consideration offered in the Regions proposal was $68.85 per share of First Commercial Common Stock, representing a 3.0% premium to the February 6, 1998 First Commercial Common Stock closing market price of $66.875 per share and a 19.1% premium to the January 22, 1998 (the day prior to market rumors that First Commercial might be considering a business combination transaction) First Commercial Common Stock closing market price of $56.5625. J.P. Morgan further calculated the premiums implied by the Exchange Ratio to the market price of First Commercial Common Stock for the periods five and thirty trading days prior to February 6, 1998, based on the market price of Regions Common Stock for the same periods, and determined that the implied premiums were 8.0% and 16.7%, respectively. Additionally, J.P. Morgan calculated the purchase price to last 12 months earnings per share for the 12 months ended December 31, 1997, forward 12 months earnings per share as reported by IBES, forward 12 months earnings per share as reported by IBES with synergies, book value, tangible book value and assets, which resulted in multiples of 26.1x, 22.6x, 14.1x, 3.78x, 4.22x, and 36.6%, respectively.

          (b) Pro Forma Merger Analysis. Based on earnings estimates as reported by First Call, J.P. Morgan analyzed certain pro forma effects expected to result from the Merger during the calendar years of 1998 and 1999. This analysis indicated that, relative to Regions on a stand-alone basis, the Merger would be dilutive to Regions' estimated earnings per share by 2.5% in 1998 and accretive to Regions' estimated earnings per share by 2.5% in 1999. The analysis also indicated that the Merger would be dilutive to Regions' tangible book value per share by 9.4% in 1998.

          (c) Contribution Analysis. J.P. Morgan reviewed the relative contribution to be made by First Commercial to the combined entity. The financial and operating information reviewed in such analysis included, among other things, total assets, common equity, and last quarter earnings per share. This analysis showed that, based upon the Exchange Ratio, the stockholders of First Commercial would own approximately 30.2% of the fully-diluted outstanding shares of common stock of the combined company immediately following the Merger and that First Commercial would be contributing 22.6% of assets, 25.1% of common equity, and 24.1% of earnings for the quarter ended December 31, 1997 which resulted in an ownership premium to earnings of 25.3%. J.P. Morgan compared this ownership premium to earnings to selected bank acquisitions, including First American Corporation/Deposit Guaranty Corporation, National City Corporation/First of America Bank Corporation, First Union Corporation/CoreStates Financial Corp, Banc One Corporation/First Commerce Corp., NationsBank Corporation/Barnett Banks, Inc., First Union Corporation/Signet Banking Corporation, and First Union Corporation/First Fidelity Bancorporation. These transactions had ownership premiums to earnings of 18.1%, 17.2%, 30.8%, 34.8%, 39.8%, 53.2%, and 23.5%.

          (d) Discounted Cash Flow Analysis. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of the future stream of after-tax cash flows from 1998 through 2002 that First Commercial could produce (assuming certain cost savings and revenue enhancements estimated by Regions to result from the Merger) and distribute to First Commercial's stockholders ("Dividendable Net Income"). In this analysis, J.P. Morgan assumed that First Commercial performed in accordance with Regions' estimates and projected the after-tax distributions to stockholders such that First Commercial's tangible common equity ratio would be maintained at a 7.0% level. J.P. Morgan calculated the sum of (i) the terminal values per share of First Commercial Common Stock based on assumed multiples of First Commercial's projected 2002 earnings ranging from 16.0x to 18.0x plus (ii) the projected 1998 through 2001 Dividendable Net Income streams per share, in each case discounted to present values at assumed discount rates ranging from 10% to 11%. This discounted cash flow analysis indicated a reference range of $73.14 to $83.50 per share of First Commercial Common Stock. In addition, J.P. Morgan tested the sensitivity of these values by varying certain assumptions. The reference range was not materially changed by reasonable variations of key assumptions. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of First Commercial Common Stock may trade. Discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

          (e) Analysis of Selected Acquisition Transactions. J.P. Morgan reviewed publicly available information regarding selected bank acquisitions in the United States with a value greater than $1 billion which had been announced since July 1, 1997 (including First American Corporation/Deposit Guaranty Corporation, National City Corporation/First of America Bank Corporation, First Union Corporation/CoreStates Financial Corp, Banc One Corporation/First Commerce Corp., NationsBank Corporation/Barnett Banks, Inc., and First Union Corporation/Signet Banking Corporation). J.P. Morgan calculated the premium represented by the purchase price paid in such acquisitions to the closing market price on the day prior to the announcement, the closing price five days prior to announcement, and the closing price thirty days prior to announcement, last 12 months' earnings per share, estimates of the next 12 months projected earnings per share as reported by IBES and estimates of the next 12 months' projected earnings per share as reported by IBES with synergies, book value per share, and tangible book value per share, which J.P. Morgan determined resulted in relevant ranges of premiums of (i) with respect to the market price on the day prior to the announcement, the price five days prior to announcement, and the price thirty days prior to announcement, 17.2% to 46.1%, 18.0% to 43.9%, and 18.7% to 75.8%, respectively, with medians of 31.6%, 36.5%, and 36.0%, respectively (resulting in imputed values per share of First Commercial Common Stock based on the closing market price on February 6, 1998 of $78.38 to $97.70 and a median of $88.02, based on the price five days prior to February 6, 1998 of $75.23 to $91.74 and a median of $87.02, and based on the price thirty days prior to February 6, 1998 of $70.03 to $103.72 and a median of $80.21; and imputed values per share of First Commercial Common Stock based on the closing market price on January 22, 1998 (the day prior to market rumors that First Commercial might be considering a business combination transaction) of $67.24 to $83.82 and a median of $75.52, based on the price five days prior to January 22, 1998 of $68.44 to $83.46 and a median of $79.17, and based on the price thirty days prior to January 22, 1998 of $64.69 to $95.81 and a median of $74.09); (ii) with respect to last twelve-months' earnings per share, 22.2x to 29.8x, with a median of 24.2x (resulting in imputed values per share of First Commercial Common Stock of $58.71, $78.66, and $63.89, respectively); (iii) with respect to estimates of the next 12 months' projected earning per share as reported by IBES and to estimates of the next 12 months' projected earnings per share as reported by IBES with synergies, 20.3x to 25.3x and 10.1x to 17.0x, respectively, with medians of 21.5x and 11.7x, respectively (resulting in imputed values per share of First Commercial Common Stock of $62.65, $78.00 and $66.08, respectively, based on estimates for the next 12 months and $49.32, $83.12 and $57.27, respectively, based on estimates with synergies for the next 12 months); (iv) with respect to book value per share, 3.46x to 5.39x, with a median of 3.92x (resulting in imputed values per share of First Commercial Common Stock of $63.02, $98.21 and $71.31, respectively); and (v) with respect to tangible book value per share, 3.57x to 5.94x, with a median of 4.86x (resulting in imputed values per share of First Commercial Common Stock of $58.25, $96.92 and $79.30, respectively). In performing the above analysis, J.P. Morgan used results for First Commercial as of or for the period ended December 31, 1997, except with respect to the market price of First Commercial Common Stock and with respect to estimates of the next 12 months' earnings per share, which were as of February 6, 1998.

          No company or transaction used in the above analysis as a comparison is identical to First Commercial or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable data.

          (f) Comparison of Selected Companies. J.P. Morgan reviewed and compared certain public market multiples relating to First Commercial to the publicly available corresponding data for two peer groups of selected banks which J.P. Morgan deemed to be relevant. The group of selected Southeastern banks (the "First Commercial Selected Southeastern Banks") consisted of AmSouth Bancorporation, BancorpSouth, Inc., CCB Financial Corporation, Centura Banks, Inc., Compass Bancshares, Inc., First American Corporation, First Tennessee National Corporation, First Virginia Banks, Inc., Hibernia Corporation, Regions Financial Corporation, SouthTrust Corporation, Trustmark Corporation, and Union Planters Corporation. The group of selected banks located in all regions of the United States (the "First Commercial Selected National Banks" and, together with First Commercial Selected Southeastern Banks, the "First Commercial Selected Banks") consisted of all of First Commercial Selected Southeastern Banks as well as Associated Banc-Corp, Commerce Bancshares, Inc., First Empire State Corporation, First Security Corporation, Mercantile Bankshares Corporation, Old Kent Financial Corporation, Provident Financial Group Inc., and Zions Bancorporation.

          Based on a review of such information for First Commercial Selected Banks, J.P. Morgan determined (in each case based on company data as of or for the twelve months ended December 31, 1997, and closing stock prices as of February 6, 1998): (i) that, with respect to the ratio of price to earnings per share for the twelve-month period ended December 31, 1997, First Commercial Selected Southeastern Banks and First Commercial Selected National Banks had a median of 20.4x and 20.3x, respectively, compared to 25.3x for First Commercial; (ii) that, with respect to the multiple of stock price to estimated earnings per share for 1998, First Commercial Selected Southeastern Banks and First Commercial Selected National Banks (based on projected earnings per share for 1998 as reported by IBES for First Commercial Selected Banks and as reported by First Call for First Commercial) had a median of 18.0x and 18.0x, respectively, compared to 22.5x for First Commercial; (iii) that, with respect to the multiple of stock price to estimated earnings per share for 1999, First Commercial Selected Southeastern Banks and First Commercial Selected National Banks (based on earning per share for 1999 as reported by IBES for First Commercial Selected Banks and as reported by First Call for First Commercial) had a median of 16.4x and 16.4x, respectively, compared to 20.6x for First Commercial; (iv) that, with respect to the multiple of stock price to book value, First Commercial Selected Southeastern Banks and First Commercial Selected National Banks had a median of 3.05x and 3.06x, respectively, compared to 3.79x for First Commercial; and (v) that, with respect to the multiple of stock price to tangible book value, First Commercial Selected Southeastern Banks and First Commercial Selected National Banks had a median of 3.31x and 3.33x, respectively, compared to 4.11x for First Commercial.

          J.P. Morgan also calculated a range of imputed values for a share of First Commercial Common Stock based on a 35% equity control premium and certain of the ratios for First Commercial Selected Southeastern Banks and First Commercial Selected National Banks specified above, including the ratio of closing price of the First Commercial Selected Southeastern Banks and the First Commercial Selected National Banks on February 6, 1998, to each of book value, tangible book value, earnings per share for the twelve months ended December 31, 1997, and estimated earnings per share for 1998 and 1999, in each case as reported by IBES for First Commercial Selected Banks, applied to the appropriate financial results and estimated earnings for First Commercial as reported by First Call. This analysis, including a 35% equity control premium, resulted in a range of imputed values for First Commercial Common Stock of between $72.47 and $75.21 per share.

          J.P. Morgan also calculated a range of imputed values for a share of First Commercial Common Stock based on the value of synergies assuming a 10% cost of equity and a 17x terminal value multiple and certain of the ratios for First Commercial Selected Southeastern Banks and First Commercial Selected National Banks specified above, including the ratio of closing price of the First Commercial

     Selected Southeastern Banks and the First Commercial Selected National Banks on February 6, 1998, to each of book value, tangible book value, earnings per share for the twelve months ended December 31, 1997, and estimated earnings per share for 1998 and 1999, in each case as reported by IBES for First Commercial Selected Banks, applied to the appropriate financial results and estimated earnings for First Commercial as reported by First Call. This analysis, including the value of synergies, resulted in a range of imputed values for First Commercial Common Stock of between $72.24 and $74.27 per share.

     In connection with its opinion dated the date of this Joint Proxy Statement, J.P. Morgan reviewed the analyses used to render its February 8, 1998 opinion to the Regions Board by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Regions with respect to the Merger on the basis of such experience and its familiarity with Regions.

     J.P. Morgan and its affiliates maintain banking and other business relationships with Regions and First Commercial and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of Regions or First Commercial for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     For services rendered in connection with the Merger, Regions has agreed to pay J.P. Morgan a success fee of $1,500,000, provided, that Regions may, in its sole discretion, increase the success fee up to $2,000,000, payable upon consummation of the Merger. Regions and J.P. Morgan provided for the discretionary increase in the success fee to reflect the possibility that J.P. Morgan's performance of its engagement might involve significantly more time, effort, and expense than the parties contemplated at the time of the engagement. Based on presently existing circumstances, Regions does not intend to increase the success fee above $1,500,000. In addition, Regions has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Certificate of Merger and the Arkansas Articles of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Arkansas Secretary of State. Unless otherwise agreed upon by Regions and First Commercial, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day following the last of the following events to occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of First Commercial and Regions stockholders. First Commercial and Regions have agreed to cooperate in setting the Effective Time to ensure that holders of First Commercial Common Stock, with respect to the quarterly period in which the Effective Time occurs, will not receive dividends on both First Commercial and Regions common stock, and will not fail to receive any dividend.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and First Commercial anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or First Commercial generally may terminate the Agreement if the Merger is not consummated by December 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Time, Regions will cause the Exchange Agent selected by Regions to mail to the former stockholders of First Commercial a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of First Commercial Common Stock for certificates representing shares of Regions Common Stock.

     FIRST COMMERCIAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for First Commercial Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of First Commercial Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Time, to the extent permitted by law, First Commercial stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their First Commercial Common Stock has been converted, regardless of whether such stockholders have surrendered their First Commercial Common Stock certificates. Whenever any dividend or other distribution with respect to Regions Common Stock is declared with a record date after the Effective Time, such declaration will apply to all shares of Regions Common Stock issuable upon consummation of the Merger. However, beginning 30 days after the Effective Time, no dividend or distribution will be paid to the holder of any unsurrendered First Commercial certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of First Commercial will be closed at the Effective Time, and after the Effective Time, there will be no transfers of shares of First Commercial Common Stock on First Commercial's stock transfer books. If certificates representing shares of First Commercial Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

          (a) approval from the Federal Reserve and the applicable state regulatory authorities, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable good faith judgment of the Regions Board, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger;

          (b) satisfaction of applicable requirements of stockholder action by the requisite affirmative votes of First Commercial and Regions stockholders;

          (c) the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

          (d) the receipt of a satisfactory opinion of Alston & Bird LLP that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Certain Federal Income Tax Consequences of the Merger," including, among others, that the exchange of First Commercial Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to First Commercial stockholders, except to the extent of any cash received;

          (e) the receipt by Regions and First Commercial of a letter from Regions' independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment;

          (f) the preferred stock purchase rights issued by First Commercial under its shareholder rights plan shall not have become nonredeemable and shall not have become exercisable for shares of Regions capital stock; and

          (g) filing with the NASD of notification for listing of additional shares on the Nasdaq NMS for the shares of Regions Common Stock to be issued in the Merger;

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) delivery of certificates executed by Regions' and First Commercial's respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement and (ii) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that pending regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and First Commercial are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the bank regulatory authorities in various states, including Arkansas, Texas, Louisiana , Tennessee, and Oklahoma. In their evaluations, such state authorities may take into account considerations similar to those applied by the Federal Reserve.

     The Federal Reserve has granted its approval of the Merger, and each of the state authorities has yet to issue its approval of the Merger.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to or at the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and First Commercial approved by their respective Boards of Directors; provided, however, that after approval by the First Commercial stockholders, no amendment that pursuant to the ABCA requires further approval of the First Commercial stockholders, including decreasing the consideration to be received by First Commercial stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by First Commercial stockholders, or the Regions stockholders, under certain circumstances, including:

          (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappeable or was not appealed within the time limit for appeal;

          (b) by the Board of Directors of either party, if the holders of the requisite number of shares of First Commercial Common Stock and the holders of the requisite number of shares of Regions Common Stock shall not have approved the Agreement;

          (c) by mutual consent of the Boards of Directors of Regions and First Commercial;

          (d) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

          (e) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement), in the event of a breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

          (f) by the Board of Directors of either party if the Merger shall not have been consummated by December 31, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     The First Commercial Board has the right to terminate the Merger in certain situations in which the price of Regions Common Stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the Exchange Ratio according to a formula set forth in the Agreement. See "-- Possible Adjustment of Exchange Ratio."

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination. Notwithstanding termination of the Agreement, the Option Agreement will be governed by its terms.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the terms of the Agreement, both Regions and First Commercial have agreed to use all reasonable efforts to obtain as soon as practicable all consents and approvals of any person necessary or desirable for the consummation of the Merger, including, but not limited to, obtaining the approval of their respective stockholders and all requisite regulatory approvals. Each of First Commercial and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions, except as such would affect the ability of either party to obtain consents required for the Merger. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of First Commercial prior to consummation of the Merger, as described below.

     First Commercial has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of the chief executive officer or chief financial officer of Regions, which Regions has agreed shall not be unreasonably withheld. Generally, First Commercial has agreed that it will not:

          (a) amend the First Commercial Articles, Bylaws, or other governing instruments of First Commercial or its subsidiaries, or the rights agreement governing First Commercial's preferred stock purchase rights (except as expressly contemplated by the Agreement in the case of the rights agreement);

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 (for First Commercial and its subsidiaries on a consolidated basis) except in the ordinary course of the business of First Commercial and its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition of, any lien (with certain exceptions) on any assets of First Commercial or its subsidiaries, or permit any such lien to exist;

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of First Commercial or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of First Commercial Common Stock; provided that First Commercial may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the First Commercial Common Stock at a rate not in excess of $.28 per quarter with regular record and payment dates in accordance with past practice as previously disclosed to Regions, provided that the parties have agreed to cooperate in selecting the Effective Time such that, for the quarter in which the Effective Time occurs, the stockholders of First Commercial do not receive both a dividend with respect to First Commercial Common Stock and a dividend with respect to Regions Common Stock, or fail to receive any dividend;

          (d) except for the Agreement, or pursuant to the Option Agreement, or pursuant to the exercise of stock options or other stock rights outstanding as of the date of the Agreement and pursuant to the terms thereof in existence on the date of the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Commercial Common Stock or any other capital stock of First Commercial or its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

          (e) adjust, split, combine, or reclassify any capital stock of First Commercial or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Commercial Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of First Commercial's subsidiaries or any assets other than in the ordinary course of business for reasonable and adequate consideration;

          (f) with certain exceptions and except for purchases of U.S. Treasury Securities or U.S. government agency securities, in each case with maturities of three years or less, purchase any securities or make any material investments, or otherwise acquire direct or indirect control over any unaffiliated entity;

          (g) grant any increase in compensation or benefits to the employees or officers of First Commercial or its subsidiaries except as previously disclosed to Regions or as required by law; pay severance or termination pay or any bonus except pursuant to the provisions of any applicable program or plan adopted by the First Commercial Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of First Commercial or its subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of First Commercial or its subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

          (i) enter into or amend any employment contract between First Commercial or its subsidiaries and any person (unless such amendment is required by law) that First Commercial or its subsidiaries does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

          (j) adopt any new employee benefit plan or program of First Commercial or its subsidiaries or make any material change in or to any existing employee benefit plans or programs of First Commercial or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

          (k) make any significant change in any tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in applicable tax laws, regulatory accounting requirements, or generally accepted accounting principles ("GAAP");

          (l) commence or settle any litigation for material money damages or involving restrictions upon the operations of First Commercial or any subsidiary other than as necessary for the prudent operation of its business; or

          (m) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract or waive, release compromise or assign any material rights or claims.

     First Commercial has also agreed that, except with respect to the Agreement and the transactions contemplated thereby, neither First Commercial nor any representative thereof, will, directly or indirectly, solicit or engage in negotiations concerning any acquisition proposal, provide any confidential information or assistance to, or have any discussions with, any person with respect to an acquisition proposal. However, First Commercial may, and may authorize and permit its representatives to, provide any person with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such person to make or implement an acquisition proposal not solicited in violation of the Agreement, if the First Commercial Board, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of the First Commercial Board under applicable law, subject to the satisfaction of certain conditions. First Commercial has agreed to promptly advise Regions following the receipt of any such acquisition proposal, and to provide Regions with the material details of such an acquisition proposal and, provided further, that prior to delivery of any confidential information relating to First Commercial to any person making an acquisition proposal, such person shall have entered into a confidentiality agreement with First Commercial.

MANAGEMENT FOLLOWING THE MERGER

     Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. For information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters, see "Additional Matters Pertaining to Regions' Annual Meeting." Additional information concerning Regions' executive officers is set forth in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Documents Incorporated by Reference."

     At the first scheduled meeting of the Regions Board following the Effective Time, Regions shall take all corporate action necessary to increase the number of directors which the Regions Board comprises and shall elect John W. Allison, Barnett Grace, Frank D. Hickingbotham, and Michael W. Murphy, each of whom is a current director of First Commercial (the "First Commercial Nominees"), to the Regions Board to serve as members of such classes of the Regions Board as necessary so that each class of the Regions Board is nearly equal in number as practicable. If, prior to the Effective Time, any of the First Commercial Nominees to be elected to the Regions Board resigns, retires, or otherwise ceases to serve as a director of First Commercial, or otherwise becomes unable or unwilling, to serve as a director of Regions, First Commercial may suggest, with Regions concurrence, a replacement to become a director of Regions. Each First Commercial Nominee shall also be named to the committees of the Regions Board of Directors so that First Commercial Nominees are represented on such committees in at least the proportion that they are represented on the Regions Board. The First Commercial Nominees elected to the Regions Board shall serve on
(i) the Regions Board and (ii) appropriate committees of the Regions Board, all in accordance with the policies and procedures of Regions applicable to all directors.

     All members of the of First Commercial Board (other than the First Commercial Nominees), shall be offered positions as directors of a current First Commercial subsidiary with operations in Arkansas, Texas, or Oklahoma, as appropriate, consistent with First Commercial's current practice and shall be entitled to such compensation as is consistent with First Commercial's current practices for such board service. To the extent that any of the current subsidiary banks of First Commercial are consolidated with a Regions subsidiary bank following the Merger, the members of the Board of Directors of such banks shall be offered positions as advisory directors of Regions with respect to Regions' operations in the market area of the consolidated bank and shall be entitled to such compensation as is consistent with Regions' normal practices for such advisory board service.

     At the Effective Time, Barnett Grace, Chairman, President, and Chief Executive Officer of First Commercial, shall be appointed Regional President of Regions' operations in Arkansas, Texas, and Oklahoma and become a member of Regions' Executive Council.

     Regions will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the state of Delaware and operate in accordance with the Regions Certificate and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. Certain members of First Commercial's management and the First Commercial Board have interests in the Merger in addition to their interests as stockholders of First Commercial generally. As more fully described below, those interests relate to, among other things, the agreement by Regions to enter into employment agreements with certain executive officers of First Commercial at the Effective Time in exchange for such executive officers terminating their existing employment agreements with First Commercial, the election of certain individuals to the Regions Board, the agreement by Regions to make various community investments through the establishment of a small business investment corporation ("SBIC") and charitable foundation, the continued indemnification by Regions of the former directors, officers, employees, and agents of First Commercial and its subsidiaries following consummation of the Merger, and the assumption by Regions of the outstanding stock options of First Commercial.

     The First Commercial Board was aware of these factors and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

     Post-Merger Management Matters. At the first scheduled meeting of the Regions Board following the Effective Time, Regions shall take all corporate action necessary to increase the number of directors comprising the Regions Board and shall elect John W. Allison, Barnett Grace, Frank D. Hickingbotham, and Michael W. Murphy, each of whom is a current director of First Commercial, to the Regions Board. All other current First Commercial directors shall be offered positions as directors of a current First Commercial subsidiary with operations in Arkansas, Texas and Oklahoma, and shall be compensated for such service consistent with First Commercial's current practices for such board service. If following the Merger, First Commercial subsidiaries on which current First Commercial directors serve as directors are eliminated, such First Commercial directors shall be offered positions on Regions' advisory boards for Arkansas, Texas, or Oklahoma and shall be compensated for such service consistent with First Commercial's current practices for advisory board service. At the Effective Time, Barnett Grace, Chairman, President, and Chief Executive Officer of First Commercial, shall be appointed Regional President of Regions' operations in Arkansas, Texas, and Oklahoma and become a member of Regions' Executive Council. See "-- Management Following the Merger." Regions will also enter into employment agreements with six other executive officers of First Commercial at the Effective Time. See "-- New Employment Agreements."

     Indemnification. The Agreement generally provides that, from and after the Effective Time, Regions will indemnify each person who is or prior to the Effective Time becomes a director or officer of First Commercial or any subsidiary, against any claim or liability made or threatened against such person based on or pertaining to the fact that such person is or was a director, officer, or employee of First Commercial or any subsidiary or predecessor, or based on or pertaining to the Agreement and the transactions contemplated thereby, to the full extent permitted by law, for a period of six years from the Effective Time. Moreover, all rights to indemnification asserted during such period shall continue until final disposition of such underlying claim.

     Under the Agreement, Regions further agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers, and employees of First Commercial and its subsidiaries, as provided in their respective articles of incorporation, bylaws, or similar governing instruments as in effect as of the date of the Agreement, with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect for a period of six years following the Effective Time, to be honored by such entities and their successors as if they were the indemnifying party thereunder.

     The Agreement provides that Regions will cause each person who served as a director or officer of First Commercial at or prior to the Effective Time to be covered under First Commercial's existing directors' and officers' liability insurance policy (or substitute policies of at least the same coverage and amounts with terms and conditions no less advantageous than such existing policy), for a period of three years after the Effective Time.

     New Employment Agreements. As of the Effective Time, Regions will enter into a three-year employment agreement with Barnett Grace, Chairman, Chief Executive Officer and President of First Commercial, providing that Mr. Grace will be appointed Regional President of Regions' operations in Arkansas, Texas, and Oklahoma and a member of Regions' Executive Council. Under the terms of his employment agreement, Mr. Grace will be guaranteed a minimum annual salary of $435,000 and a minimum annual bonus of $400,900 for fiscal year 1999 and $340,000 in each year thereafter. As of the Effective Time, Regions will also enter into three year employment agreements with Jack Fleischauer, Jr., Neil S. West and J. Lynn Wright which will provide for minimum annual salaries, in the aggregate, of $692,000, minimum annual bonuses, in the aggregate, of $379,880 for fiscal year 1999 and $283,000 in each year thereafter. As a condition to entry in to these employment agreements with Regions, Messrs. Grace, Fleischauer, West and Wright (the "Executives") current change in control/severance agreements with First Commercial shall terminate at the Effective Time and be of no further force and effect.

     The base salary for each of these First Commercial executives will be increased as of January 1 of each calendar year during the term of the new employment agreement by an amount at least equal to the average percentage increase in annual base salary paid to the top three Regions executive officers (excluding Carl E. Jones, Jr. and Mr. Grace), calculated for each year on a compounded basis. During each of such years, the

Executives will participate fully in all executive incentive compensation and bonus programs of Regions (including stock option, performance share and restricted stock grants) in amounts and on a basis that are at least as favorable as other Regions senior executives holding comparable positions.

     The employment agreements will also provide that, if during the one-year period following the Effective Time, a First Commercial's executive's employment is terminated for any reason, such First Commercial executive will (i) be provided by Regions a lump sum severance payment, in cash, without discount, equal to three times the sum of (A) the Executive's annual base salary at the rate in effect immediately prior to the date of termination and (B) the Executive's average bonus for the two fiscal years (or such shorter period (which shall be annualized) during which the Executive has been employed by Regions or First Commercial) immediately preceding the fiscal year in which the termination date occurs, and (ii) be provided by Regions group term life insurance, health insurance, accident and long-term disability insurance benefits substantially similar in all respects to those that Executive was receiving immediately prior to the termination date for a period of three years (the "Severance Benefits"). In the event that an Executive becomes entitled to receive the Severance Benefits or any other benefits or payments in connection with the Merger or this Agreement (collectively, the "Total Benefits") and the Total Benefits will be subject to the excise tax under Section 4999 of the Code, Regions shall pay such Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by such Executive, after deduction of any excise tax on the Total Benefits and any federal, state and local income taxes, excise tax, and FICA and Medicare withholding taxes upon the Gross-Up Payment will equal the Total Benefits. Gross-Up Payments are not deductible by an employer corporation such as Regions for federal income tax purposes. If during the two-year period following the first anniversary of the Effective Time, (i) a First Commercial executive's employment is terminated by Regions without "cause" or (ii) the executive terminates his or her employment for "good reason" the Executive will be entitled to receive the Total Benefits. If during the two-year period following the first anniversary of the Effective Date, the executive voluntarily terminates his or her employment under circumstances pursuant to which the benefits payable in the preceding sentence are not payable, the Executive will be entitled to receive in a lump sum payment an amount equal to the base salary and bonus that would otherwise be payable to the Executive during the remaining term of the employment agreement.

     If the Executives were entitled to receive Severance Benefits under their existing change of control/ severance agreements as a result of the Merger as of July 15, 1998, the amount of Severance Benefits that would be received by Mr. Grace would be approximately $2.7 million and the amount of Severance Benefits that would be received collectively by Messrs. Fleischauer, West and Wright would be approximately $3.3 million.

     Regions has agreed to employ Edwin P. Henry, J. French Hill and Clarence E. Hoover for a period of one year following the Merger during which period these individuals will be paid (i) minimum annual salaries, in the aggregate, of $561,000, and (ii) minimum annual bonuses, in the aggregate, of $332,000. In addition, Regions has agreed to pay Mr. Hoover a special retention bonus of $100,000 if he continues to be employed by Regions for the entire one year period following the Merger. Messrs. Henry, Hill and Hoover are also parties to change in control/severance agreements with First Commercial similar to those described above. If Messrs. Henry, Hill and Hoover were entitled to receive Severance Benefits under their existing change of control/severance agreements as a result of the Merger as of July 15, 1998, the amount of Severance Benefits that would be received by these individuals collectively would be approximately $2.5 million.

     Restricted Stock Awards. At the Effective Time, Mr. Grace will receive a restricted stock award covering $2,750,000, and Messrs. Fleischauer, West and Wright will receive restricted stock awards covering the aggregate $3,250,000, worth of Regions Common Stock based on the then current market value of Regions Common Stock. The restricted shares will vest in equal installments over three years (immediately in the event of a change of control of Regions), and in all events the awards will have terms and conditions that are no less favorable than those applicable to awards made to other senior executives of Regions. If during the three-year period following the Effective Time, (i) an Executive's employment is terminated by Regions without "cause" or (ii) such Executive terminates his or her employment for "good reason" the executive's restricted stock award will automatically vest to the extent such awards shall not have already vested. Regions has offered these restricted stock awards to Messrs. Grace, Fleishchauer, West, and Wright as an inducement to accept employment with Regions following the Merger because Regions views the retention of these individuals as important to the operation of the combined entity following the Merger, particularly in the Arkansas, Texas and Oklahoma region, and partially as consideration for these individuals relinquishing their severance/change in control agreements.

     Regions Stock Option Grants. At the Effective Time, Mr. Grace will be granted options to purchase 35,000 shares, and Messrs. Fleischauer, West and Wright will be granted in the aggregate options to purchase 45,000 shares, respectively, of Regions Common Stock at an exercise price equal to the then-current market price of Regions Common Stock. All options will have an exercise price equal to the fair market value of Regions stock on the date of grant, a ten year term, vest after one year and will, in all events, have terms and conditions that are no less favorable than those applicable to grants made to other Regions senior executives. In the event of a change of control of Regions, the options will vest automatically on the later of (i) six months after issuance or (ii) the date of such change of control. Moreover, if during the three-year period following the Effective Time, (i) an Executive's employment is terminated by Regions without "cause" or (ii) such Executive terminates his or her employment for "good reason" the Executive's stock option grant will automatically vest to the extent such grant shall not have already vested.

     First Commercial Stock Options and Employee Benefits. The Agreement also provides that, after the Effective Time, Regions will provide generally to officers and employees of First Commercial and its subsidiaries who, at or after the Effective Time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with First Commercial or its subsidiaries prior to the Effective Time will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between First Commercial or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under First Commercial's benefit plans.

     As described above under "-- Treatment of First Commercial Options," the Agreement also provides that all rights with respect to First Commercial Common Stock pursuant to stock options or similar stock based compensation rights granted by First Commercial under its stock option and other stock-based compensation plans which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options or rights in accordance with its terms.

     As a result of the Merger, all First Commercial Rights issued under First Commercial's stock based compensation plans which are subject to vesting restrictions will accelerate and become immediately exercisable. Assuming a market price of $39.25 per share for Regions Common Stock at the Effective Time, the value of unvested options to purchase shares of First Commercial Common Stock and unvested performance units under the First Commercial bonus plan that will be accelerated as a result of the Merger held by Mr. Grace are equal to $1.55 million and $700,613, respectively, and those held by the other six executive officers of First Commercial with whom Regions is entering employment arrangements are equal to $3.85 million and $2.10 million, respectively.

     Community Investments. To demonstrate its desire to make an ongoing commitment to the communities served by First Commercial, following the Merger Regions intends to make certain investment capital available to those communities through establishing (i) a SBIC to be initially funded with capital of $5 million and (ii) a charitable foundation qualified under Section 501
(c)(3) of the Code with an initial commitment of $7.5 million. The Board of Directors of the foundation will be selected by First Commercial. The First Commercial Board sought the commitment from Regions to make these community investments because the Board believed it was important to demonstrate in connection with the Merger a commitment to the communities served by First Commercial. Community investments of this type are typical in transactions like the Merger involving financial institutions.

DISSENTING STOCKHOLDERS

     First Commercial Common Stock. Pursuant to the provisions of Subchapter 13 of the ABCA, if the Merger is consummated, any holder of First Commercial Common Stock who (i) gives to First Commercial, prior to the vote at the First Commercial Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies First Commercial in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf must submit to First Commercial such record holder's consent to the dissent not later than the time at which the beneficial stockholder exercises dissenters' rights.

     The written notice requirement referred to above will not be satisfied under the Arkansas statutory provisions by merely voting against approval of the Agreement by proxy or in person at the First Commercial Special Meeting. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected.

     Any written notice of intent to demand payment pursuant to Subchapter 13 of the ABCA should be addressed as follows: First Commercial Corporation, 400 West Capitol Avenue, Little Rock, Arkansas 72201, Attention: Corporate Secretary.

     If the Merger is authorized at the First Commercial Special Meeting, First Commercial must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of First Commercial Common Stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Time and must (i) state where the demand for payment must be sent and where certificates for shares of First Commercial Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received,
(iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (iv) set a date by which First Commercial must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (v) be accompanied by a copy of Subchapter 13 of the ABCA.

     A stockholder of record who receives the Dissenters' Notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A stockholder who does not demand payment and deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Subchapter 13.

     Except as described below, as soon as the Merger is consummated, or upon receipt of a payment demand, Regions as the surviving corporation resulting from the Merger must pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above, the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective

Time. Such payment must be accompanied by (i) certain recent First Commercial financial statements, (ii) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand additional payment under Section 4-27-1328 of the ABCA, and (v) a copy of Subchapter 13 of the ABCA.

     The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to stockholders of the terms of the proposed Merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent the surviving corporation elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 4-27-1328.

     Section 4-27-1328 of the ABCA provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment already received), if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (ii) the surviving corporation fails to make payment under Section 4-27-1325 or to offer payment under Section 4-27-1327 within sixty days after the date set for demanding payment; or (iii) the corporation has failed to effect the Merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 4-27-1328 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares.

     If a demand for payment under Section 4-27-1328 remains unsettled, the surviving corporation must commence a proceeding in the Circuit Court of Pulaski County, Arkansas, within 60 days after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled, parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 4-27-1328. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Subchapter 13 of the ABCA, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subchapter 13 of the ABCA.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving

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

corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     In a proceeding commenced by dissenters to enforce the liability under
Section 4-27-1328 of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

     The foregoing is a summary of the material rights of a dissenting stockholder of First Commercial, but is qualified in its entirety by reference to Subchapter 13 of the ABCA, included in Appendix D to this Joint Proxy Statement. It is not intended to grant or enlarge any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any First Commercial stockholder who intends to exercise the right to dissent from consummation of the Merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to First Commercial stockholders, except as indicated above or otherwise required by law.

     Any dissenting First Commercial stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

     Regions Common Stock. Holders of Regions Common Stock do not have dissenters' rights with respect to the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF FIRST COMMERCIAL COMMON STOCK. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS FIRST COMMERCIAL STOCKHOLDERS, IF ANY, WHO RECEIVED FIRST COMMERCIAL COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD FIRST COMMERCIAL COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by Regions and First Commercial of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the proposed Merger under federal income tax law. Based upon representations made by Regions and First Commercial, it is such firm's opinion that:

          (a) The Merger will be a reorganization within the meaning of Section 368(a) of the Code.

          (b) The stockholders of First Commercial will recognize no gain or loss upon the exchange in the Merger of all of their First Commercial Common Stock solely for shares of Regions Common Stock.

          (c) The aggregate tax basis of the Regions Common Stock received by the First Commercial stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the First Commercial Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

          (d) The holding period of the Regions Common Stock received by the First Commercial stockholders will, in each instance, include the period during which the First Commercial Common Stock surrendered in exchange therefor was held, provided that the First Commercial Common Stock was held as a capital asset at the Effective Time.

          (e) The payment of cash to First Commercial stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

          (f) Where solely cash is received by a First Commercial stockholder in exchange for First Commercial Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's First Commercial Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. FIRST COMMERCIAL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes, and it is a condition to the parties' obligations to consummate the Merger that Regions and First Commercial receive a letter dated the Effective Time from Regions' independent auditors to the effect that the Merger qualifies for such accounting treatment. See "-- Conditions to Consummation of the Merger." Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts, and prior period financial statements will be restated for all periods as though First Commercial and Regions had been combined at the beginning of the earliest period presented.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding First Commercial Common Stock must be exchanged for Regions Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. See "Summary -- Comparative Per Share Data" and "-- Resales of Regions Common Stock."

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the parties will bear and pay one-half the filing fees and printing costs in connection with this Joint Proxy Statement.

RESALES OF REGIONS COMMON STOCK

     The Regions Common Stock to be issued to First Commercial stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, First Commercial (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the First Commercial Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act, or in compliance with SEC Rule 145, or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Rule 145 promulgated under the Securities Act restricts the sale of Regions Common Stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, affiliates of First Commercial may resell publicly the Regions Common Stock received by them in the Merger subject to certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale, and subject to the currency of

Regions' periodic reporting obligations under the Exchange Act. After the one-year period and within two years following the Effective Time, affiliates of First Commercial who are not affiliates of Regions may effect such resales subject only to the currency of Regions' periodic reporting requirements. After two years, such affiliates of First Commercial who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the Effective Time may publicly resell the Regions Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of Regions Common Stock received by persons who may be deemed to be affiliates of First Commercial or Regions.

     First Commercial has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of First Commercial to execute and deliver to Regions not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such affiliate will not sell, pledge, transfer, or otherwise dispose of any First Commercial Common Stock held by such affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any Regions Common Stock received by such affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of Regions and First Commercial have been published. Shares of Regions Common Stock issued to such affiliates of First Commercial in exchange for shares of First Commercial Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and First Commercial have been published, regardless of whether each such affiliate has provided an Affiliate Agreement (and Regions shall be entitled to place restrictive legends on certificates for shares of Regions Common Stock issued to affiliates of First Commercial). Certificates representing shares of First Commercial Common Stock surrendered for exchange by any person who is an affiliate of First Commercial for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Regions Common Stock until such time as financial results covering at least 30 days of combined operations of Regions and First Commercial have been published, regardless of whether Regions has received such a written agreement from such person. Prior to publication of such results, Regions will not transfer on its books any shares of Regions Common Stock received by an affiliate pursuant to the Merger. The stock certificates representing Regions Common Stock issued to affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

OPTION AGREEMENT

     As an inducement and a condition to Regions entering into the Agreement, First Commercial and Regions entered into the Option Agreement, pursuant to which First Commercial granted Regions an option (the "Option") entitling it to purchase up to 7,480,450 shares (representing approximately 19.9% of the shares of First Commercial Common Stock issued and outstanding before giving effect to the issuance of additional shares of First Commercial Common Stock pursuant to the exercise of such Option) of First Commercial Common Stock under the circumstances described below, at a cash price per share equal to $59.00, subject to possible adjustment in certain circumstances (the "Purchase Price"). In no event, however, shall Regions' total profit (defined in the Option Agreement generally as the net amount realizable by Regions upon transfer of the Option, including, without limitation, transfer of the Option back to First Commercial, or upon the sale of First Commercial Common Stock acquired by exercise of the Option) exceed $130 million. This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement forms a part.

     Provided no preliminary or permanent injunction or other order against the delivery of the shares of First Commercial Common Stock covered by the Option issued by any court of competent jurisdiction shall be in effect, Regions may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that Regions, at the time, is not in material breach of the Option Agreement or the Agreement. As defined in the Option Agreement, "Purchase Event" means either of the following events:

          (a) without Regions' prior written consent, First Commercial authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend or propose or entering into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving First Commercial or any of its subsidiaries (other than transactions solely between First Commercial's subsidiaries and transactions involving First Commercial or any of First Commercial's subsidiaries in which the voting securities outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or the parent thereof) at least 75% of the combined voting power of the voting securities of First Commercial or the surviving entity or the parent thereof outstanding immediately after the consummation of the transaction)), (ii) the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of First Commercial and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 20% or more of the voting power of First Commercial or any of its subsidiaries; or

          (b) any person (other than Regions or any subsidiary of Regions) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which Regions or any Regions subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding shares of First Commercial Common Stock.

     The Option will terminate upon the earliest of the following: (i) the Effective Time; (ii) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Agreement under certain circumstances involving generally a willful breach by First Commercial of a representation or warranty contained in the Agreement or a breach by First Commercial of a covenant contained in the Agreement) (a "Default Termination");
(iii) 12 months after termination of the Agreement by Regions pursuant to a Default Termination; and (iv) 12 months after termination of the Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

     As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events:

          (a) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of First Commercial Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of First Commercial Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

          (b) failure of the stockholders of First Commercial Common Stock to approve the Agreement and the Plan of Merger at the First Commercial Special Meeting, the failure to have the First Commercial Special Meeting or another such meeting held for the purpose of voting on the Agreement, or the cancellation of such meeting prior to termination of the Agreement, or the withdrawal or modification by the First Commercial Board in a manner adverse to Regions of the recommendation of the First Commercial Board with respect to the Agreement, in each case, after public announcement that a third party (i) made a proposal to engage in an acquisition transaction,
     (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (iii) filed an application or gave a notice under any federal or state statute or regulation for approval or consent to engage in an acquisition transaction.

     In the event of any change in First Commercial Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor shall be adjusted appropriately. In the event that any additional shares of First Commercial Common Stock are issued after February 8, 1998 (other than pursuant to an event described in the preceding sentence), the number of shares of First Commercial Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of First Commercial Common Stock previously issued pursuant to the Option Agreement, equals the lesser of
(i) 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option, and (ii) that minimum number of shares of First Commercial Common Stock which, when aggregated with any other shares of First Commercial Common Stock, beneficially owned by Regions or any affiliate of Regions, would cause the provisions of any Arkansas takeover laws to be applicable to the Merger.

     Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of Regions, delivered within 18 months of the Repurchase Event, First Commercial will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of First Commercial Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

     As defined in the Option Agreement, "Repurchase Event" shall occur if (i) any person (other than Regions or any Regions subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of First Commercial Common Stock, or (ii) any of the following transactions is consummated: (a) First Commercial consolidates with or merges into any person, other than Regions or one of Regions' subsidiaries, and is not the continuing or surviving corporation of such consolidation or merger; (b) First Commercial permits any person, other than Regions or one of Regions' subsidiaries, to merge into First Commercial and First Commercial shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of First Commercial Common Stock shall be changed into or exchanged for stock or other securities of First Commercial or any other person or cash or any other property or the outstanding shares of First Commercial Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) First Commercial sells or otherwise transfers all or substantially all of its assets to any person, other than Regions or one of Regions' subsidiaries.

     In the event that prior to the exercise or termination of the Option, First Commercial enters into an agreement to engage in any of the transactions described in clause (ii) of the definition of Repurchase Event above, the agreement governing such transaction must make proper provision so that Regions will receive for each share of First Commercial Common Stock subject to the option an amount of consideration that would be received by a holder of First Commercial Common Stock in such transaction less the Purchase Price.

     After the occurrence of a Purchase Event, Regions may assign the Option Agreement and its rights thereunder in whole or in part.

     Upon the occurrence of certain events, First Commercial has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by Regions and its assigns of all or part of the Option and/or any shares of First Commercial Common Stock into which the Option is exercisable.

     The Option Agreement is intended to have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all or a significant interest in First Commercial from considering or proposing such an acquisition, even if such persons were prepared to offer or pay consideration to the First Commercial stockholders which had a current higher market price than the shares of Regions Common Stock to be received per share of First Commercial Common Stock pursuant to the Agreement. The existence of the Option Agreement could significantly increase the cost to a potential acquiror of acquiring First Commercial compared to its cost had First Commercial not entered into the Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First Commercial Common Stock than it might otherwise have proposed to pay.

                        PRO FORMA FINANCIAL INFORMATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statement of condition presents (i) the historical unaudited consolidated statements of condition of Regions and First Commercial at March 31, 1998, and (ii) the pro forma combined condensed statement of condition of Regions at March 31, 1998, giving effect to the Merger, assuming the Merger is accounted for as a pooling of interests. The unaudited pro forma combined condensed statement of condition should be read in conjunction with the historical consolidated financial statements of Regions and the historical consolidated financial statements of First Commercial, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement. See "Documents Incorporated by Reference," "Summary -- Comparative Per Share Data," and "-- Selected Financial Data." The effect of an anticipated restructuring charge (estimated for purposes of the pro forma financial statements at $63 million net of taxes) to be taken by Regions in connection with the Merger has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income. The pro forma financial data does not give effect to anticipated enhancements in revenue and reductions in expenses at First Commercial in connection with the Merger. The pro forma combined condensed statement of condition is not necessarily indicative of the combined condensed financial position that actually would have occurred if the Merger had been consummated at the date indicated or which may be obtained in the future.

                                                                              ADJUSTMENTS      REGIONS AND
                                                                   FIRST       INCREASE      FIRST COMMERCIAL
                                                     REGIONS     COMMERCIAL   (DECREASE)    PRO FORMA COMBINED
                                                   -----------   ----------   -----------   ------------------
                                                                         (IN THOUSANDS)
                                                    ASSETS
Cash and due from banks..........................  $   879,877   $  447,245                    $ 1,327,122
Interest-bearing deposits in other banks.........       75,347                                      75,347
Investment securities............................    2,652,718      338,877                      2,991,595
Securities available for sale....................    2,379,360    1,413,171                      3,792,531
Trading account assets...........................       24,213          516                         24,729
Mortgage loans held for sale.....................      427,088                                     427,088
Federal funds sold and securities purchased under
  agreements to resell...........................      180,796      237,220                        418,016
Loans, net of unearned income....................   18,045,378    4,643,100                     22,688,478
Allowance for loan losses........................     (221,998)     (86,879)                      (308,877)
Premises and equipment, net......................      351,229      136,015                        487,244
Other real estate................................       15,034        6,917                         21,951
Excess purchase price............................      209,154       79,988                        289,142
Due from customers on acceptances................      141,948                                     141,948
Other assets.....................................      468,921      165,919     $22,000(a)         656,840
                                                   -----------   ----------     -------        -----------
         TOTAL ASSETS............................  $25,629,065   $7,382,089     $22,000        $33,033,154
                                                   ===========   ==========     =======        ===========
                                                 LIABILITIES
Non-interest bearing deposits....................  $ 2,657,245   $1,110,616                    $ 3,767,861
Interest-bearing deposits........................   17,632,030    5,218,955                     22,850,985
Federal funds purchased and securities sold under
  agreements to repurchase.......................    1,454,417                                   1,454,417
Other borrowed funds.............................    1,352,595      335,601                      1,688,196
Bank acceptances outstanding.....................      141,948                                     141,948
Other liabilities................................      259,103       80,988     $85,000(a)         425,091
                                                   -----------   ----------     -------        -----------
         Total Liabilities.......................   23,497,338    6,746,160      85,000         30,238,498
STOCKHOLDERS' EQUITY
Common stock.....................................       93,624      112,839     (72,885)(b)        133,578
Surplus..........................................      681,703      330,135      72,259 (b)      1,084,097
Undivided profits................................    1,356,314      191,359     (63,000)(a)      1,484,673
Less: Treasury and unearned restricted stock.....       (8,548)        (626)        626(b)          (8,548)
Accumulated other comprehensive income...........        8,634        2,222                         10,856
                                                   -----------   ----------     -------        -----------
         Total Stockholders' Equity..............    2,131,727      635,929     (63,000)         2,704,656
                                                   -----------   ----------     -------        -----------
         TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY................................  $25,629,065   $7,382,089     $22,000        $33,033,154
                                                   ===========   ==========     =======        ===========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION

     (a) To reflect the estimated restructuring and merger-related charge to be taken in connection with the First Commercial transaction. Components of the merger charge are as follows:

                                                              (IN THOUSANDS)
Employee-related............................................     $ 24,000
Occupancy and equipment.....................................       10,000
Loss on divestiture of certain mortgage servicing assets....        8,000
Conversion..................................................        7,000
Investment banker, legal, accounting, and other merger
  related fees..............................................       28,500
                                                                 --------
                                                                   77,500
Charitable trust............................................        7,500
                                                                 --------
Gross charges...............................................       85,000
Taxes.......................................................      (22,000)
                                                                 --------
                                                                 $ 63,000
                                                                 ========

     (b) To reflect the issuance of 63,926,276 shares of Regions Common Stock to effect the First Commercial transaction. The First Commercial transaction will be accounted for as a pooling of interests, therefore the effect upon stockholders' equity will be to increase Regions stockholders' equity by the total equity of First Commercial. The unaudited pro forma financial statements have been prepared assuming Regions will issue 63,926,276 shares of Regions Common Stock in exchange for all the outstanding shares of First Commercial. A reclassification from common stock to surplus results from the issuance of the shares.

             PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR
                          REGIONS AND FIRST COMMERCIAL
                                  (UNAUDITED)

     The following unaudited pro forma combined condensed statements of income have been prepared for the three months ended March 31, 1998 and for each of the three years in the period ended December 31, 1997, and give effect to the Merger, assuming the Merger is accounted for as a pooling of interests. The unaudited pro forma combined condensed statements of income should be read in conjunction with the historical consolidated financial statements of Regions and the historical consolidated financial statements of First Commercial, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Documents Incorporated by Reference," "Summary -- Comparative Per Share Data," and "-- Selected Financial Data." The effect of an anticipated restructuring and merger-related charge (estimated for purposes of the pro forma financial statements at $63 million net of taxes) to be taken by Regions in connection with the Merger has been reflected in the pro forma combined condensed statement of condition; however, since the anticipated restructuring and merger-related charge is nonrecurring, it has not been reflected in the pro forma combined condensed statements of income. The pro forma financial data does not give effect to anticipated enhancements in revenue and reductions in expenses at First Commercial in connection with the Merger. The pro forma combined condensed statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.

                         REGIONS FINANCIAL CORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1998

                                                                                         REGIONS AND
                                                                         ADJUSTMENTS   FIRST COMMERCIAL
                                                              FIRST       INCREASE        PRO FORMA
                                                 REGIONS    COMMERCIAL   (DECREASE)        COMBINED
                                                 --------   ----------   -----------   ----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income................................  $485,716    $123,014                      $608,730
Interest expense...............................   240,310      52,617                       292,927
                                                 --------    --------                      --------
Net interest income............................   245,406      70,397                       315,803
Provision for loan losses......................    12,119       2,051                        14,170
Non-interest income............................    77,311      29,552                       106,863
Non-interest expense...........................   178,637      56,934                       235,571
                                                 --------    --------                      --------
Income before income taxes.....................   131,961      40,964                       172,925
Applicable income taxes........................    45,758      13,656                        59,414
                                                 --------    --------                      --------
Net income.....................................  $ 86,203    $ 27,308                      $113,511
                                                 ========    ========                      ========
Earnings per common share......................  $    .58    $    .73                      $    .53
                                                 ========    ========                      ========
Earnings per common share assuming dilution....  $    .57    $    .72                      $    .52
                                                 ========    ========                      ========
Average common shares outstanding(a)...........   149,556      37,318                       212,997
Average common shares outstanding assuming
  dilution(a)..................................   152,571      37,844                       216,905

                         REGIONS FINANCIAL CORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

                                                                                          REGIONS AND
                                                                          ADJUSTMENTS   FIRST COMMERCIAL
                                                               FIRST       INCREASE        PRO FORMA
                                                 REGIONS     COMMERCIAL   (DECREASE)        COMBINED
                                                ----------   ----------   -----------   ----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income...............................  $1,653,084    $497,170                     $2,150,254
Interest expense..............................     824,203     214,202                      1,038,405
                                                ----------    --------                     ----------
Net interest income...........................     828,881     282,968                      1,111,849
Provision for loan losses.....................      41,773      28,332                         70,105
Non-interest income...........................     258,553     114,802                        373,355
Non-interest expense..........................     600,341     241,302                        841,643
                                                ----------    --------                     ----------
Income before income taxes....................     445,320     128,136                        573,456
Applicable income taxes.......................     145,628      43,502                        189,130
                                                ----------    --------                     ----------
Income before extraordinary item..............  $  299,692    $ 84,634                     $  384,326
                                                ==========    ========                     ==========
Income before extraordinary item per common
  share.......................................  $     2.20    $   2.26                     $     1.92
                                                ==========    ========                     ==========
Income before extraordinary item per common
  share assuming dilution.....................  $     2.15    $   2.23                     $     1.88
                                                ==========    ========                     ==========
Average common shares outstanding(a)..........     136,512      37,486                        200,239
Average common shares outstanding assuming
  dilution(a).................................     139,421      37,922                        203,888

                         REGIONS FINANCIAL CORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                                                                          REGIONS AND
                                                                          ADJUSTMENTS   FIRST COMMERCIAL
                                                               FIRST       INCREASE        PRO FORMA
                                                 REGIONS     COMMERCIAL   (DECREASE)        COMBINED
                                                ----------   ----------   -----------   ----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income...............................  $1,386,122    $456,002                     $1,842,124
Interest expense..............................     685,656     204,096                        889,752
                                                ----------    --------                     ----------
  Net interest income.........................     700,466     251,906                        952,372
Provision for loan losses.....................      29,041      13,269                         42,310
Non-interest income...........................     220,739     110,550                        331,289
Non-interest expense..........................     553,801     229,153                        782,954
                                                ----------    --------                     ----------
  Income before income taxes..................     338,363     120,034                        458,397
Applicable income taxes.......................     108,677      41,480                        150,157
                                                ----------    --------                     ----------
  Net Income..................................  $  229,686    $ 78,554                     $  308,240
                                                ==========    ========                     ==========
Earnings per common share.....................  $     1.85    $   2.20                     $     1.67
                                                ==========    ========                     ==========
Earnings per common share assuming dilution...  $     1.81    $   2.18                     $     1.64
                                                ==========    ========                     ==========
Average common shares outstanding(a)..........     124,272      35,648                        184,874
Average common shares outstanding assuming
  dilution(a).................................     126,777      36,033                        188,034

                         REGIONS FINANCIAL CORPORATION
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995

                                                                                          REGIONS AND
                                                                          ADJUSTMENTS   FIRST COMMERCIAL
                                                               FIRST       INCREASE        PRO FORMA
                                                 REGIONS     COMMERCIAL   (DECREASE)        COMBINED
                                                ----------   ----------   -----------   ----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income...............................  $1,259,600    $386,265                     $1,645,865
Interest expense..............................     635,336     175,991                        811,327
                                                ----------    --------                     ----------
          Net interest income.................     624,264     210,274                        834,538
Provision for loan losses.....................      30,271       4,368                         34,639
Non-interest income...........................     187,406      79,238                        266,644
Non-interest expense..........................     487,461     188,018                        675,479
                                                ----------    --------                     ----------
Income before income taxes....................     293,938      97,126                        391,064
Applicable income taxes.......................      96,109      31,892                        128,001
                                                ----------    --------                     ----------
          Net Income..........................  $  197,829    $ 65,234                     $  263,063
                                                ==========    ========                     ==========
Earnings per common share.....................  $     1.60    $   1.91                     $     1.45
                                                ==========    ========                     ==========
Earnings per common share assuming dilution...  $     1.58    $   1.89                     $     1.43
                                                ==========    ========                     ==========
Average common shares outstanding(a)..........     123,340      34,221                        181,516
Average common shares outstanding assuming
  dilution(a).................................     125,289      34,539                        184,005

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

     (a) Pro forma earnings per share are based on the historical weighted average number of shares outstanding for Regions, and the historical weighted average number of shares outstanding for First Commercial, adjusted for equivalent shares of Regions Common Stock.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock and First Commercial Common Stock are listed for quotation on the Nasdaq NMS under the symbols "RGBK" and "FCLR," respectively. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock and First Commercial Common Stock as reported on the Nasdaq NMS, and the cash dividends declared per share of Regions Common Stock and First Commercial Common Stock for the indicated periods. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. The amounts indicated for First Commercial have been adjusted to reflect a 5% stock dividend declared in October 1996 and a 5% stock dividend declared in November 1997.

                                            REGIONS                             FIRST COMMERCIAL
                                --------------------------------        --------------------------------
                                  PRICE RANGE     CASH DIVIDENDS          PRICE RANGE     CASH DIVIDENDS
                                ---------------      DECLARED           ---------------      DECLARED
                                 HIGH     LOW       PER SHARE            HIGH     LOW       PER SHARE
                                ------   ------   --------------        ------   ------   --------------
1996
  First Quarter...............  $24.00   $20.38       $.175             $30.39   $28.34        $.19
  Second Quarter..............   24.19    21.13        .175              28.92    26.98         .19
  Third Quarter...............   24.32    21.82        .175              31.52    26.53         .19
  Fourth Quarter..............   26.88    24.38        .175              36.08    30.61         .23
1997
  First Quarter...............   30.94    25.69         .20              40.00    35.00         .23
  Second Quarter..............   33.25    27.38         .20              40.12    35.95         .23
  Third Quarter...............   39.13    32.06         .20              46.43    38.93         .23
  Fourth Quarter..............   44.75    36.56         .20              59.69    42.98         .28
1998
  First Quarter...............   43.50    37.94         .23              69.94    55.75         .28
  Second Quarter (through June
     19, 1998)................   45.25    38.66         .23              76.63    64.75         .28

     On June 19, 1998, the last reported sale prices of Regions Common Stock and First Commercial Common Stock, as reported on the Nasdaq NMS, were $39.75 and $67.03, respectively. At the close on February 6, 1998, the last trading day prior to public announcement of the proposed Merger, the last reported sale prices of Regions Common Stock and First Commercial Common Stock, as reported on the Nasdaq NMS, were $40.50 and $66.88, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Regions Board out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Regions Board's consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     The Agreement provides that prior to the Merger or the termination of the Agreement, without the prior written consent of Regions, First Commercial may not declare and pay cash dividends, other than regular quarterly cash dividends on the shares of First Commercial Common Stock in an amount not to exceed $0.28 per share with regular record and payment dates in accordance with past practice as previously disclosed to Regions. There is no assurance that First Commercial will pay any dividends at any time, or if it does, the amount of the dividends it would declare. The parties have agreed to cooperate in selecting the Effective Time such that, for the quarter in which the Effective Time occurs, the stockholders of First Commercial do not receive both a dividend with respect to First Commercial Common Stock and a dividend with respect to Regions Common Stock, or fail to receive any dividend.

                       CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and First Commercial. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Documents Incorporated by Reference."

GENERAL

     Regions and First Commercial are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and First Commercial and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or First Commercial are located has "opted out," other than Texas, in which First Commercial has banking operations. Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches.

     The BHC Act generally prohibits Regions and First Commercial from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Each of the subsidiary depository institutions of Regions and First Commercial is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and First Commercial (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and First Commercial are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and First Commercial, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and First Commercial, as well as by Regions and First Commercial to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' thrift subsidiary is subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At March 31, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and First Commercial, without obtaining governmental approvals, could declare aggregate dividends to Regions and First Commercial of approximately $172 million and $43 million respectively.

     The payment of dividends by Regions and First Commercial and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, First Commercial, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and First Commercial and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1

Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.98% and 10.63%, respectively, and First Commercial's consolidated Total Capital and Tier 1 Capital Ratios were 12.58% and 11.58%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Regions' and First Commercial's respective Leverage Ratios at March 31, 1998 were 7.62% and 8.13%.

     Each of Regions' and First Commercial's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither Regions, First Commercial, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

     The Federal Reserve, the OCC, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At March 31, 1998, all of the subsidiary depository institutions of Regions and First Commercial had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     In 1996, the FDIC imposed a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's assessable deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments through 1999 as compared to years prior to 1997, assuming no further changes in announced premium assessment rates. Regions and First Commercial each recorded a charge against earnings for the special assessment in 1996 in the pre-tax amounts of approximately $21.0 million and $3.3 million, respectively.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of First Commercial Common Stock will be exchanging their shares of an Arkansas corporation governed by the ABCA and the First Commercial Articles and Bylaws, for shares of Regions, a Delaware corporation governed by the DGCL and the Regions Certificate and Bylaws. Certain significant differences exist between the rights of First Commercial stockholders and those of Regions stockholders. The material differences between the rights of First Commercial stockholders and the rights of Regions stockholders are summarized below. In particular, the Regions Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of the Regions Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the ABCA and the DGCL as well as to the Regions Certificate and Bylaws and the First Commercial Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of the Regions Certificate and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Certificate or Articles of Incorporation and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Removal of Directors," "-- Limitations on Director Liability," "-- Special Meetings of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the DGCL described under the heading "-- Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the Regions Board in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Regions Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 149,910,562 shares were issued and outstanding as of the Regions Record Date, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. The stockholder of Regions will be asked to vote at the Regions Annual Meeting on a proposed amendment to the Regions Certificate increasing the number of authorized shares of Regions Common Stock to 500,000,000. The Regions Board may authorize the issuance of additional shares of Regions Common Stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange on which Regions' capital stock may be listed. The Regions Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

     First Commercial. First Commercial's authorized capital stock consists of 50,000,000 shares of First Commercial Common Stock, of which 37,688,971 shares were issued and outstanding as of the Record Date, and 400,000 shares of preferred stock, $1.00 par value per share, none of which is outstanding.

     Pursuant to the ABCA, the First Commercial Board may authorize the issuance of additional shares of First Commercial Common Stock without further action by First Commercial's stockholders. The First Commercial Articles do not provide the stockholders of First Commercial with preemptive rights to purchase or subscribe to any unissued authorized shares of First Commercial Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The DGCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Regions Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Regions Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Regions Certificate also provides that the Regions Board has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     First Commercial. The ABCA generally provides that an Arkansas corporation's articles of incorporation may be amended if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment, provided a quorum is present at the meeting; provided, however, if the amendment creates dissenters' rights for a voting group, the amendment must be approved by a majority of the votes entitled to be cast by such voting group. The First Commercial Articles require, however, the approval of at least 80% of the shares entitled to vote with regard to the amendment, modification or repeal of provisions dealing with a classified board of directors, advance notice from stockholders of nominations for election of First Commercial directors, the filling of vacancies on the First Commercial Board, removal of First Commercial directors, and action of stockholders without a meeting. Additionally, the First Commercial Articles require the affirmative vote of 80% of the votes entitled to be cast to amend certain provisions therein pertaining to business combination transactions.

     First Commercial's Bylaws provide that the Bylaws may be altered, amended or repealed by a majority vote of all of the directors or by the vote of the holders of a majority of the outstanding shares, with the exception that bylaw provisions relating to the nomination of directors by stockholders, notice from stockholders of matters to be brought by stockholders before an annual meeting, special meetings, the taking of action by stockholders without a meeting, the number, election and terms of directors, the removal of directors, and the filling of vacancies may be amended or repealed only with the consent of the holders of at least 80% of the shares entitled to be voted.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Regions Certificate provides that the Regions Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Regions Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Regions Board. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on the Regions Board.

     First Commercial. Like the Regions Certificate, the First Commercial Articles also provide that the First Commercial Board is divided into three classes with the directors in each class serving a three-year term of office. Also like the Regions Certificate, the First Commercial Articles do not provide for cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

     Regions. Under the Regions Certificate, any director or the entire Regions Board may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     First Commercial. Pursuant to First Commercial's Bylaws, any director may be removed only for cause if the number of votes cast to remove him exceeds the number of votes cast not to remove him, provided a quorum is present at the meeting.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Regions Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     First Commercial. The ABCA permits a corporation's articles of incorporation to relieve the directors from liability for money damages for good faith conduct. The First Commercial Articles provide that First Commercial directors shall not be liable for money damages for breach of duty as a director except for (i) any breach of the director's duty of loyalty, (ii) actions not taken in good faith or that involve intentional misconduct, (iii) certain unlawful transactions, including distributions in violation of the ABCA, or (iv) any action, omission, transaction or breach of a director's duty creating any third-party liability to any person or entity other than the corporation or stockholder. Such limitations on director liability are substantially similar to those applicable to Regions.

INDEMNIFICATION

     Regions. The Regions Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the DGCL. Under Section 145 of the DGCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     First Commercial. The First Commercial Articles provide that any person, the person's heirs, executors or administrators, shall be indemnified or reimbursed by First Commercial for expenses, judgments, fines, and amounts paid in settlement reasonably and actually incurred in connection with any action, suit or proceeding, civil or criminal, to which the person shall be made a party by reason of the fact that the person is or was a director, or executive officer of First Commercial, or that the person is or was serving at the request of First Commercial in such position with a trust or other organization or enterprise, in substantially the same manner and with substantially the same effect as provided by the Regions Certificate.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. The Regions Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Regions Board. Regions stockholders do not have the right to call a special meeting or to require that the Regions Board call such a meeting. This provision, combined with other provisions of the Regions Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of the Regions Board by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     First Commercial. First Commercial's Bylaws provide that special meetings of stockholders shall be called by First Commercial upon written request by the holders of 10% or more of all the shares of First

Commercial which are entitled to vote in an election of directors. The Bylaws also provide that special meetings of the stockholders may be called at any time by the First Commercial Board or a Committee of the First Commercial Board so empowered.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Regions Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Regions Board, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     First Commercial. Under the First Commercial Articles, any action requiring stockholder approval may be approved by the unanimous written consent of stockholders.

STOCKHOLDER NOMINATIONS

     Regions. The Regions Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Regions Board must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Regions Board is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     First Commercial. First Commercial's Bylaws contain procedures for the nomination by stockholders of individuals for election to the First Commercial Board substantially similar to those of Regions.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Regions Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or
(ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by the Regions Board before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Regions Board after the party becomes such a 5.0% beneficial owner. In addition, the DGCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the DGCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect the Regions Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     First Commercial. The ABCA generally provides that such transactions require the approval by the corporation's board of directors and by a majority of the corporation's outstanding shares. Neither the First Commercial Articles nor Bylaws contain provisions that operate to alter the vote required to approve the Merger. With respect to certain transactions, the First Commercial Articles provide higher voting requirements, as described below under the caption
"-- Business Combinations with Certain Persons."

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the DGCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, the Regions Board approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by the Regions Board and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     First Commercial. The First Commercial Articles provide that certain business combination transactions involving an "interested stockholder" (as defined, a person or group holding 5% or more of First Commercial Common Stock) may not be consummated unless approved by the affirmative vote of either (i) 80% of the outstanding voting stock or (ii) a majority of the voting power of outstanding voting stock in the case of a transaction either (x) approved by a majority of the "disinterested directors" of First Commercial then in office (defined generally as directors who are unaffiliated with an interested stockholder and were directors prior to the time an interested stockholder became an interested stockholder), or (y) meeting certain pricing conditions. Absent such provision, the ABCA would require approval of a majority of the voting power of a corporation's stock. Such provision does not apply to the Merger.

     Certain preferred share purchase rights ("Rights") are attached to shares of First Commercial Common Stock pursuant to a Rights Agreement (the "Rights Agreement"). In the event a person acquires a beneficial ownership of 20% or more of the First Commercial Common Stock, holders of Rights (other than the acquiring person or group) may purchase First Commercial Common Stock having a market value of twice the then current exercise price of each Right or, under certain circumstances, holders of Rights may purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights Agreement provides that an acquisition of 20% or more of the First Commercial Common Stock shall not trigger the Rights if such event is an acquisition of shares pursuant to an offer for all of First Commercial's outstanding shares at a price and on terms determined by at least a majority of the members of the First Commercial Board who are not officers of First Commercial and who are not affiliates of the acquiring person to be at a price which is fair to the stockholders. Accordingly, the Rights Agreement does not apply to the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the DGCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq NMS, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq NMS and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

     First Commercial. The rights of dissenting stockholders under Arkansas law are summarized under the caption "Description of the Transaction -- Dissenting Stockholders," and the pertinent provisions of the ABCA pertaining to dissenters' rights are included as Appendix D.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The DGCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     First Commercial. Pursuant to the ABCA, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, a list of directors and officers, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

     Regions. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations -- Payment of Dividends."

     First Commercial. Pursuant to the ABCA, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. As with Regions, substantially all of the funds available for the payment of dividends by First Commercial are also derived from its subsidiary depository institutions, and there are various statutory limitations on the ability of such subsidiaries to pay dividends to First Commercial.

             ADDITIONAL MATTERS RELATING TO REGIONS' ANNUAL MEETING

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of the Regions Record Date, Regions had issued and outstanding 149,910,562 shares of Regions Common Stock, none of which were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on the Regions Record Date will be entitled to vote at the meeting or any adjournment thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the Regions Record Date, all Regions' affiliate banks beneficially held in a fiduciary capacity for others under numerous trust relationships, 7,646,768 shares or 5.10% of the outstanding Regions Common Stock. Regions' affiliate bank trust departments have sole voting power with respect to 7,239,101 of these shares or 4.83% shared voting power with respect to 20,290 of these shares, sole dispositive power with respect to 3,880,460 of these shares and shared dispositive power with respect to 1,700,047 of these shares. No other entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     No director or nominee for director is deemed to own beneficially 1% or more of Regions Common Stock as of the Regions Record Date. All directors and executive officers of Regions, as a group, own beneficially a total of 5,374,792 shares (which includes 1,768,105 shares that are the subject of presently exercisable options) or 3.59% of the outstanding Regions Common Stock. Information with respect to beneficial ownership is based upon information furnished by each officer, director or nominee, or contained in filings made with the SEC.

     The following table presents information concerning the beneficial ownership of Regions Common Stock by certain of its executive officers at the Regions Record Date. For beneficial ownership information of each director, see "-- Election of Directors."

                                                                                  REGIONS STOCK
                                                                               BENEFICIALLY OWNED
                                                                               -------------------
                                                                               NUMBER OF     % OF
NAME AND ADDRESS                                              TITLE OF CLASS   SHARES(1)    CLASS
----------------                                              --------------   ----------   ------
J. Stanley Mackin...........................................      Common       1,125,809     .75
  Birmingham, Alabama
Carl E. Jones, Jr...........................................      Common         490,562     .33
  Mobile, Alabama
Richard D. Horsley..........................................      Common         375,794     .25
  Birmingham, Alabama
Sam P. Faucett..............................................      Common         357,644     .24
  Tuscaloosa, Alabama
William E. Jordan...........................................      Common         309,220     .21
  Birmingham, Alabama

---------------

(1) The amounts shown represent the total shares beneficially owned by such individuals, restricted shares (160,000 for Mr. Mackin, 5,641 for Mr. Jones, and 2,820 for each of the other individuals) and shares which are issuable upon the exercise of all stock options which are currently exercisable and exercisable within 60 days. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Mackin, 649,650; Mr. Jones, 144,986; Mr. Horsley, 113,624; Mr. Faucett, 152,360; and Mr. Jordan, 119,744.

     No change in control of Regions has occurred since January 1, 1997, and no arrangements are known to Regions which may at a later date result in a change in control of Regions.

ELECTION OF DIRECTORS

     Regions recommends that the board of directors for the ensuing year shall consist of twelve directors, and further recommends the election of Carl E. Jones, Jr., Henry E. Simpson, and Robert J. Williams, as directors, to hold office for a term of three years expiring with the annual meeting of stockholders to be held in 2001 or until their successors are elected and qualified. The terms of office of eight directors continue after the meeting. The proxy will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, the proxies will be voted for such substitute nominee as the Regions Board may designate. Regions has no reason to believe that any substitute nominee or nominees will be required. The proxies will not be voted for more than three nominees.

INFORMATION ON DIRECTORS

     The following table indicates the age, residence, principal occupation or employment for the last five years of each nominee and director whose term of office continues after the Regions Annual Meeting, position and offices held with Regions or its subsidiaries, the year the director was first elected, and the number of shares of Regions Common Stock beneficially owned at the Regions Record Date.

                                                                                        YEAR
                             PRESENT OCCUPATION       POSITION AND          YEAR       TERM OF
NAME OF NOMINEE                 AND PRINCIPAL      OFFICES HELD WITH       FIRST       OFFICE
OR DIRECTOR,                 OCCUPATION FOR LAST      REGIONS AND         ELECTED       WILL
RESIDENCE, AND AGE               FIVE YEARS           SUBSIDIARIES      AS DIRECTOR    EXPIRE
------------------           -------------------  --------------------  ------------   -------
Sheila S. Blair............  Executive Director,  Director, Regions         1989        1999
  Birmingham, Alabama        The Greater
  63                         Birmingham
                             Foundation
                             (Community
                             Foundation)
James B. Boone, Jr.........  Chairman of the      Director, Regions;        1985        2000
  Tuscaloosa, Alabama        Board, Boone         Director, Regions
  62                         Newspapers, Inc.     Bank -- Tuscaloosa(3)
                             (Newspaper
                             Publishing,
                             Management and
                             Ownership)
Albert P. Brewer...........  Professor of Law     Director, Regions;        1986        2000
  Birmingham, Alabama        and Government,      Director, Regions
  69                         Samford University   Bank -- Decatur/
                                                  Hartselle(3)
James S.M. French..........  Chairman and         Director, Regions;        1986        2000
  Birmingham, Alabama        President, Dunn      Director, Regions
  58                         Investment Co.       Bank --
                             (Construction,       Birmingham(3)
                             Construction
                             Materials,
                             Investments)
Richard D. Horsley.........  Vice Chairman of     Director, Regions;        1982        2000
  Birmingham, Alabama        the Board and        Director, Regions
  55                         Executive Financial  Bank, Regions
                             Officer, Regions     Agency, Inc.,
                             and                  Regions
                             Regions Bank         Mortgage, Inc.,
                                                  Regions Life
                                                  Insurance Company,
                                                  Regions Financial
                                                  Building Corp.;
                                                  Regions Asset
                                                  Management Co.,
                                                  Ramco-FL Holding,
                                                  Inc., and
                                                  Ramco-FL, Inc.

                                NUMBER OF SHARES BENEFICIALLY
                                       OWNED AT , 1998
NAME OF NOMINEE              ------------------------------------
OR DIRECTOR,                                             PERCENT
RESIDENCE, AND AGE           DIRECTLY    INDIRECTLY(2)   OF CLASS
------------------           ---------   -------------   --------
Sheila S. Blair............     99,087      17,048          .08%
  Birmingham, Alabama
  63
James B. Boone, Jr.........     29,153       5,906          .02
  Tuscaloosa, Alabama
  62
Albert P. Brewer...........    112,664      44,755          .11
  Birmingham, Alabama
  69
James S.M. French..........     21,944     104,514          .08
  Birmingham, Alabama
  58
Richard D. Horsley.........    375,795(4)                   .25%
  Birmingham, Alabama
  55

                                                                                        YEAR
                             PRESENT OCCUPATION       POSITION AND          YEAR       TERM OF
NAME OF NOMINEE                 AND PRINCIPAL      OFFICES HELD WITH       FIRST       OFFICE
OR DIRECTOR,                 OCCUPATION FOR LAST      REGIONS AND         ELECTED       WILL
RESIDENCE, AND AGE               FIVE YEARS           SUBSIDIARIES      AS DIRECTOR    EXPIRE
------------------           -------------------  --------------------  ------------   -------
Carl E. Jones, Jr.(1)......  President and Chief  Director, Regions         1997        2001
  Birmingham, Alabama        Operating Officer,
  57                         Regions and Regions
                             Bank; Regional
                             President, Regions
Olin B. King...............  Chairman and CEO,    Director, Regions;        1984        1999
  Huntsville, Alabama        SCI Systems, Inc.    Director,
  64                         (Diversified         Regions Bank --
                             Electronics          Huntsville(3)
                             Manufacturer)
J. Stanley Mackin..........  Chairman and Chief   Director, Regions;        1990        2000
  Birmingham, Alabama        Executive Officer,   Director, Regions
  65                         Regions and Regions  Bank, Regions
                             Bank                 Agency, Inc.,
                                                  Regions
                                                  Mortgage, Inc., and
                                                  Regions Life
                                                  Insurance Company
Henry E. Simpson(1)........  Attorney, Lange,     Director, Regions;        1973        2001
  Birmingham, Alabama        Simpson, Robinson    Director,
  63                         & Somerville LLP     Regions Bank --
                                                  Birmingham(3)
Lee J. Styslinger, Jr......  Chairman, ALTEC      Director, Regions;        1985        1999
  Birmingham, Alabama        Industries, Inc.     Director,
  65                         (Manufacturer of     Regions Bank --
                             Mobile Utility       Birmingham(3)
                             Equipment)
Robert J. Williams(1)(5)...  Chairman and Chief   Director, Regions;        1996        2001
  Mobile, Alabama            Executive Officer,   Director,
  68                         Terminix Services,   Regions Bank --
                             Inc. (Pest Control   Mobile(3)
                             Company)

                                NUMBER OF SHARES BENEFICIALLY
                                       OWNED AT , 1998
NAME OF NOMINEE              ------------------------------------
OR DIRECTOR,                                             PERCENT
RESIDENCE, AND AGE           DIRECTLY    INDIRECTLY(2)   OF CLASS
------------------           ---------   -------------   --------
Carl E. Jones, Jr.(1)......    462,687(4)    27,874         .33
  Birmingham, Alabama
  57
Olin B. King...............     20,316                      .01
  Huntsville, Alabama
  64
J. Stanley Mackin..........  1,117,065(4)     8,744         .75
  Birmingham, Alabama
  65
Henry E. Simpson(1)........    142,479       50,644         .13
  Birmingham, Alabama
  63
Lee J. Styslinger, Jr......     18,245       91,059         .07
  Birmingham, Alabama
  65
Robert J. Williams(1)(5)...     80,771                      .05
  Mobile, Alabama
  68

---------------

(1) Nominee for election at 1998 stockholders' meeting.
(2) Indirect beneficial ownership includes shares, if any, (a) owned as trustee in which the director or any member of his/her immediate family has a beneficial interest, or (b) held in a trust in which the director has a beneficial interest, or (c) owned and traded in the name of the spouse, minor children or other relative of the director living in his/her home, or
    (d) owned by a corporation, partnership or other legal organization in which the director has a substantial beneficial interest.
(3) As a consequence of the merger of all of Regions' subsidiary banks into one bank (Regions Bank) and the resulting cessation of their separate corporate existence, Regions has established bodies of local advisory directors corresponding to the former boards of directors of the subsidiary banks. Service on such a body is denoted in the tables as, for example, "Director, Regions Bank -- Birmingham."
(4) Includes 113,624 shares for Mr. Horsley, 144,986 shares for Mr. Jones and 649,650 shares for Mr. Mackin that are the subject of presently exercisable options.
(5) Mr. Williams will reach mandatory retirement age and retire prior to the normal expiration of his term.

     Of the directors or nominees for director, none is a "control person" of the Company by virtue of stock ownership. The only persons who might be considered "control persons" of the Company are J. Stanley Mackin, Chairman, Carl E. Jones, Jr., Chief Executive Officer, and Richard D. Horsley, Vice Chairman and Executive Financial Officer, who gain any control they may exercise by virtue of office.

     Of the nominees and directors listed above, three also serve as directors of other companies with a class of securities registered under the Exchange Act. James S. M. French serves as a director of Energen

Corporation, and as a director of Hilb, Rogal and Hamilton Company; Olin B. King serves as a director of SCI Systems, Inc.; and Lee J. Styslinger, Jr. serves as a director of The Mead Corporation.

THE BOARD AND COMMITTEES OF THE BOARD

     Regions held six directors' meetings during 1997. All directors attended at least 75% of the aggregate of the meetings held by the board and by its committees of which they were members, except Mr. King, who attended 50% of Regions' directors' meetings and Mr. Boles, who attended 66.6% of committee meetings. Among other board committees, Regions has an audit committee and a compensation committee that meet as needed. Regions has no nominating or similar committee.

     Audit Committee. The members of the audit committee in 1997 were Albert P. Brewer (Chairman), Sheila S. Blair, Richard D. Horsley (ex officio member), and
J. Stanley Mackin (ex officio member). The principal functions of the audit committee, which held four meetings during 1997, include selecting independent auditors, approving proposed independent audit fees, reviewing with the independent auditors the planning for and results of the audit, approving professional services provided by the independent auditors, establishing goals and plans for the nature and extent of internal audit work, determining the effectiveness and adequacy of accounting and internal controls and the adequacy of the audit staff, and reviewing major internal audit findings. The corporate loan review staff submits periodic loan examination reports to the audit committee for its review.

     Compensation Committee. The compensation committee, which held four meetings during 1997, consisted of Albert P. Brewer and Lee J. Styslinger, Jr. The duties of the compensation committee include approving compensation arrangements for executive management and senior company officers, and approving all grants and awards under Regions' stock option plans and incentive compensation plans. In discharging its responsibilities, the compensation committee has, from time to time, used the services of compensation consultants for guidance with respect to competitive data and practices of other financial institutions.

SECTION 16 TRANSACTIONS

     Section 16(a) of the Exchange Act requires Regions' executive officers and directors to file reports of ownership and changes in ownership of Regions' stock with the SEC. Executive officers and directors are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

     Based on a review of the forms filed during 1997, Regions believes that its executive officers and directors complied with all applicable filing requirements.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

     The following table is a summary of certain information concerning the compensation earned by Regions' chief executive officer and each of the other four most highly compensated executive officers during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                LONG TERM COMPENSATION
                              ----------------------------------   ---------------------------------
                                                                          AWARDS           PAYOUTS
                                                       OTHER       --------------------   ----------       ALL
NAME AND PRINCIPAL                                     ANNUAL      RESTRICTED    STOCK       LTIP         OTHER
POSITION               YEAR    SALARY     BONUS     COMPENSATION    STOCK(1)    OPTIONS    PAYOUTS     COMPENSATION
------------------     ----   --------   --------   ------------   ----------   -------   ----------   ------------
J. Stanley Mackin....  1997   $735,000   $661,500       $ 0        $2,132,500   150,000   $1,420,778     $532,470(2)
  Chairman and         1996    700,000    630,000         0         1,720,000   150,000      743,985      441,961
  Chief Executive      1995    600,000    553,200         0         1,280,000   150,000            0      319,658
  Officer
Carl E. Jones,
  Jr. ...............  1997    350,000    200,556         0           218,589    14,359      607,553       67,847(3)
  President and        1996    242,000    147,969         0                 0    30,000      349,030       61,103
  Chief Operating      1995    232,000    146,030         0                 0    30,000            0       49,897
  Officer
Richard D. Horsley...  1997    275,000    173,250         0           109,275     7,180      598,433       82,405(4)
  Vice Chairman        1996    262,500    165,375         0                 0    30,000      349,030       72,944
  and Executive        1995    250,000    161,350         0                 0    30,000            0       57,334
  Financial Officer
Sam P. Faucett.......  1997    245,000    153,881         0           109,275     7,180      598,433      121,227(5)
  Regional President   1996    232,000    146,282         0                 0    30,000      349,030      104,338
                       1995    222,000    142,579         0                 0    30,000            0       79,961
William E. Jordan....  1997    248,000    155,953         0           109,275     7,180      598,433      131,505(6)
  Regional President   1996    233,000    147,017         0                 0    30,000      349,030      112,616
                       1995    218,000    137,721         0                 0    30,000            0       84,929

---------------

(1) The Terms of the Restricted Stock awards are determined by the compensation committee. Under the terms of the currently outstanding Restricted Stock awards, the named executives must remain employed with Regions for five years from the date of the grant at the same or higher level in order for the shares to be released. During the five year period, the named executive is eligible to receive dividends and exercise voting privileges on such restricted shares. If any of the restrictions are removed at the discretion of the compensation committee, the named executive officer will receive a stock certificate for some percentage or all of the awarded restricted shares. The restricted shares are not transferable by the named executive during the restriction period. The compensation committee has the discretion to modify the terms of the Restricted Stock awards. Mr. Mackin had 160,000 shares of Restricted Stock with a fair market value of $6,790,000 at December 31, 1997. Mr. Jones had 5,641 shares of Restricted Stock with a fair market value of $239,390 at December 31, 1997. Messrs. Horsley, Faucett and Jordan each had 2,820 shares of Restricted Stock with a fair market value of $119,674 at December 31, 1997.
(2) Includes $2,922 allocated to Mr. Mackin in 1997 under the Employee Stock Ownership Plan; $17,878 allocated to Mr. Mackin in 1997 under the profit sharing plan; and $511,670 representing the estimated term component of the premium paid and the estimated interest cost to Regions in 1997 resulting from premium payments for a life insurance benefit plan for Mr. Mackin. This plan serves as an offset to an existing supplemental retirement plan.
(3) Includes $2,922 allocated to Mr. Jones in 1997 under the Employee Stock Ownership Plan; $17,878 allocated to Mr. Jones in 1997 under the profit sharing plan; and $47,047 representing the estimated term component of the premium paid and the estimated interest cost to Regions in 1997 resulting from premium payments for a life insurance benefit plan for Mr. Jones. This plan serves as an offset to an existing supplemental retirement plan.
(4) Includes $2,922 allocated to Mr. Horsley in 1997 under the Employee Stock Ownership Plan; $17,878 allocated to Mr. Horsley in 1997 under the profit sharing plan; and $61,605 representing the estimated term component of the premium paid and the estimated interest cost to Regions in 1997 resulting from premium payments for a life insurance benefit plan for Mr. Horsley. This plan serves as an offset to an existing supplemental retirement plan.
(5) Includes $2,922 allocated to Mr. Faucett in 1997 under the Employee Stock Ownership Plan; $17,878 allocated to Mr. Faucett in 1997 under the profit sharing plan; and $100,427 representing the estimated term component of the premium paid and the estimated interest cost to Regions in 1997 resulting from premium payments for a life insurance benefit plan for Mr. Faucett. This plan serves as an offset to an existing supplemental retirement plan.
(6) Includes $2,922 allocated to Mr. Jordan in 1997 under the Employee Stock Ownership Plan; $17,878 allocated to Mr. Jordan in 1997 under the profit sharing plan; and $110,705 representing the estimated term component of the premium paid and the estimated interest cost to Regions in 1997 resulting from premium payments for a life insurance benefit plan for Mr. Jordan. This plan serves as an offset to an existing supplemental retirement plan.

STOCK OPTIONS

     The following table presents information concerning individual grants of options to purchase Regions Common Stock made during 1997 to the named executive officers.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                             NUMBER OF              % OF TOTAL         EXERCISE
                       SECURITIES UNDERLYING     OPTIONS GRANTED         PRICE                           GRANT DATE
NAME                      OPTIONS GRANTED      TO EMPLOYEES IN 1997   (PER SHARE)   EXPIRATION DATE   PRESENT VALUE(1)
----                   ---------------------   --------------------   -----------   ---------------   ----------------
J. Stanley Mackin....         150,000                  25.5%            $26.66       Jan. 15, 2007        $881,206
Carl E. Jones, Jr....          14,359                   2.4              38.75        Oct. 9, 2007         124,400
Richard D. Horsley...           7,180                   1.2              38.75        Oct. 9, 2007          63,235
Sam P. Faucett.......           7,180                   1.2              38.75        Oct. 9, 2007          63,235
William E. Jordan....           7,180                   1.2              38.75        Oct. 9, 2007          63,235

---------------

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the assumptions of expected stock price volatility of .1468, risk-free rate of return of 6.284%, dividend yield of 2.2% and expected time to exercise of 5.7 years.

     All options become exercisable 12 months after the date of grant, except that exercisability is delayed for an additional 12 months to the extent the value of incentive stock options (determined as of the date of grant) first exercisable in a calendar year exceeds $100,000 as to any recipient.

     The following table presents information concerning exercises of stock options to purchase Regions Common Stock during 1997 and the number and value of unexercised options and stock appreciation rights (SAR) held by the named executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997

                                                           NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS/SARS              OPTIONS/SARS
                                                               AT 12-31-97                AT 12-31-97
                           SHARES ACQUIRED     VALUE           EXERCISABLE/              EXERCISABLE/
NAME                         ON EXERCISE      REALIZED        UNEXERCISABLE              UNEXERCISABLE
----                       ---------------   ----------   ----------------------     ---------------------
J. Stanley Mackin........           0        $        0      498,750/154,650(1)      $12,550,366/2,464,547
Carl E. Jones, Jr........       8,274           188,626      140,530/ 18,815(2)       3,647,857/   142,069
Richard D. Horsley.......      70,676         1,520,011      109,168/ 11,636(3)       2,722,061/   115,596
Sam P. Faucett...........      12,376           281,167      160,428/ 11,636(4)       4,367,963/   115,596
William E. Jordan........      18,650           389,453      125,994/ 11,636(5)       3,232,262/   115,596

---------------

(1) Of Mr. Mackin's currently exercisable options, none were granted with tandem SARs.
(2) Of Mr. Jones' currently exercisable options, 4,160 were granted with tandem SARs.
(3) Of Mr. Horsley's currently exercisable options, none were granted with tandem SARs.
(4) Of Mr. Faucett's currently exercisable options, 14,080 were granted with tandem SARs.
(5) Of Mr. Jordan's currently exercisable options, none were granted with tandem SARs.

LONG-TERM INCENTIVE PLAN AWARDS IN 1997

     The following table presents information concerning the long-term incentives awarded to Regions' named executive officers.

                                            NUMBER OF        PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                                         SHARES, UNITS OR     OTHER PERIOD     NON-STOCK PRICE-BASED PLANS(1)
                                              OTHER         UNTIL MATURATION   -------------------------------
NAME                                        RIGHTS(1)         OR PAYOUT(2)     THRESHOLD    TARGET    MAXIMUM
----                                     ----------------   ----------------   ----------   -------   --------
J. Stanley Mackin......................       20,000            3 Years          10,000     20,000     20,000
Carl E. Jones, Jr......................        5,000            3 Years           2,500      5,000      5,000
Richard D. Horsley.....................        5,000            3 Years           2,500      5,000      5,000
Sam P. Faucett.........................        5,000            3 Years           2,500      5,000      5,000
William E. Jordan......................        5,000            3 Years           2,500      5,000      5,000

---------------

(1) Each share or right represents performance share awards under Regions' Long-Term Incentive Plan which are equal in value to the market price of one share of Regions Common Stock at the maturation date.
(2) The performance objectives may relate to the specific performance of the named executive, or the performance of Regions overall or the region, subsidiary, unit bank, department or function within which the named executive is employed. The performance objectives established for the current awards relate to the achievement of specific levels of return on equity by Regions. If at the end of the performance period the performance objectives have been satisfied, the named executive will have earned the award, or, at the discretion of the compensation committee, some percentage or fraction thereof, if the specified performance objectives are exceeded or satisfied in part. The performance period generally will be not less than one year or more than five years. The compensation committee has the discretion to modify the terms of the Long-term Incentive Plan awards.

RETIREMENT PLANS

     The named executive officers are covered by the Regions Financial Corporation Retirement Plan, a qualified defined benefit retirement plan, as complimented by retirement compensation agreements pursuant to its supplemental executive retirement program.

     The following table shows estimated annual benefits payable at retirement, including both qualified plan benefits and supplemental benefits, based on combinations of final compensation and age at retirement.

                               PENSION PLAN TABLE

                                                            AGE AT RETIREMENT
                                     ---------------------------------------------------------------
COMPENSATION                            55         60         62         63         64         65
------------                         --------   --------   --------   --------   --------   --------
$125,000...........................  $ 50,000   $ 62,500   $ 67,500   $ 70,000   $ 72,500   $ 75,000
 150,000...........................    60,000     75,000     81,000     84,000     87,000     90,000
 175,000...........................    70,000     87,500     94,500     98,000    101,500    105,000
 200,000...........................    80,000    100,000    108,000    112,000    116,000    120,000
 250,000...........................   100,000    125,000    135,000    140,000    145,000    150,000
 300,000...........................   120,000    150,000    162,000    168,000    174,000    180,000
 350,000...........................   140,000    175,000    189,000    196,000    203,000    210,000
 400,000...........................   160,000    200,000    216,000    224,000    232,000    240,000
 450,000...........................   180,000    225,000    243,000    252,000    261,000    270,000
 500,000...........................   200,000    250,000    270,000    280,000    290,000    300,000
 550,000...........................   220,000    275,000    297,000    308,000    319,000    330,000
 600,000...........................   240,000    300,000    324,000     36,000    348,000    360,000
 650,000...........................   260,000    325,000    351,000    364,000    377,000    390,000
 700,000...........................   280,000    350,000    378,000    392,000    406,000    420,000
 750,000...........................   300,000     75,000    405,000    420,000    435,000    450,000

     In 1997, compensation covered by the plans for the five highest paid executive officers was as follows: Mr. Mackin, $735,000; Mr. Jones, $350,000; Mr. Horsley, $275,000; Mr. Faucett, $245,000; and Mr. Jordan, $248,000.

     Benefits are based on average compensation (limited to base salary) over the three years prior to retirement, and are payable as a single life annuity for single participants and a joint and 50% survivor annuity for married participants. Other forms of payment are available on an actuarially equivalent basis. Amounts shown are subject to offset for company-sponsored long-term disability payments and executive life insurance program cash values exceeding premiums paid. Benefits are not offset by Social Security benefits. Benefits will be reduced or eliminated if the participant terminates employment voluntarily before age 55.

EMPLOYMENT AGREEMENTS

     Regions has no employment agreements with any of the named executive officers.

DIRECTORS' COMPENSATION

     In 1997, directors of Regions were paid an annual retainer of $10,000. In addition, directors are paid a fee of $1,000 for each board meeting attended. Directors who are chairman of board committees receive $750 and other directors who are members of board committees receive $600 for each board committee meeting attended, and half of those amounts for regularly scheduled telephonic committee meetings. Directors who are employees of Regions receive no fees for Regions board membership or attendance at Regions Board or board committee meetings.

     In January 1984, the Regions Board adopted the Directors' Stock Investment Plan, a plan designed to provide added incentive to the non-employee directors of Regions and its subsidiaries and local divisions. As amended in 1991, the plan provides that each participant may contribute to the plan all or part of the fees payable by Regions. Regions will contribute 25% of the amount contributed by each director. Both director and Regions contributions will be applied to the purchase of Regions Common Stock for the account of the director. Directors are immediately vested in all amounts held in the plan on their behalf. Nonemployee directors of Regions have the option to participate in a nonqualified deferred plan which operates in a similar manner, except that receipt and taxability of benefits is deferred until the participant reaches age 65 or terminates as a director.

COMPENSATION AND STOCK OPTION DETERMINATIONS

     The determination of executive compensation and the award of stock options is delegated to the compensation committee of the Regions Board. Regions' directors believe that executive compensation decisions must consider aggregate compensation, since executive compensation in the financial services industry typically consists of a variety of elements, tied to an assortment of long-term and short-term performance objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the Regions Board consisted in 1997 of Mr. Brewer and Mr. Styslinger. In reaching compensation decisions concerning executive officers other than Mr. Mackin, the chief executive officer, the committee took into account discussions with and recommendations by Mr. Mackin and Regions' senior personnel officer. There is no other involvement by Regions' executive personnel in the committee's deliberations. Mr. Mackin did not participate in deliberations and decisions regarding his own compensation.

COMPENSATION COMMITTEE EXECUTIVE COMPENSATION REPORT

     Set forth below is the Executive Compensation Committee Report of the Compensation Committee.

                         EXECUTIVE COMPENSATION REPORT

     General. Under the direct control of the compensation committee of the Regions Board, Regions has developed and installed compensation policies, plans, and procedures that seek to enhance the profitability of Regions. Stockholder value is aligned with the financial interests of Regions' senior managers as financial goals are set for each year. Regions recognizes the importance of annual and long-term incentive compensation plans to attract and retain corporate officers and other key employees who are accordingly motivated to perform to the best of their abilities. Both forms of incentive compensation are variable and accordingly reflect corporate, strategic business unit, and individual performance levels that encourage an explicit and continuing focus on increasing profitability and stockholder value.

     The committee's methodology and approach incorporate both qualitative and quantitative considerations, which are reflected in the committee's determinations concerning executive compensation and the specific components thereof. In particular, the total compensation of the executive officers of Regions can be divided into the categories of (i) annual base salary, (ii) annual incentive compensation, and (iii) long-term incentive compensation. In general, and as set forth in greater detail below, annual base salary is intended to be comparable with executive base compensation paid by other similar financial institutions; annual incentive compensation is intended to be tied quantitatively to the achievement by Regions of pre-determined, objective financial performance goals; and share-based grants for long-term incentive compensation are intended to reward the executive recipients with incremental value commensurate with long-term increases in value of Regions Common Stock. The compensation decisions of the committee relative to Regions' principal executive officers, including the five officers named above in the compensation tables, are described below as to each of the three categories.

     Base Salary. Annual base salaries are generally set at competitive levels with similar financial institutions. Specifically the committee considers peer group comparisons from survey data for other financial companies, recommendations from an independent compensation consultant, and individual performance assessments. For executives other than the chief executive officer, the committee also considers the chief executive officer's recommendations. While these factors are fully considered and discussed by the committee, the committee members are not required to express or record the weight they assign to any particular factor. In each instance the committee members reach a consensus and the committee sets a base salary level for each executive.

     In evaluating and establishing the base salaries of the executive officers, the committee, in conjunction with its independent compensation consultant, surveys the base salaries of the corresponding officers of other bank holding companies in a survey group consisting of approximately 20 companies closest to Regions in asset size and deposit size, and also including the three other largest bank holding companies headquartered in Alabama. The committee attempts to establish the base salaries of the named executive officers such that the aggregate of their base salaries is targeted to the median point of the aggregate of the base salaries of the corresponding executive officers of the companies in the survey group, based on the most recent information available. Based on year end 1995 information, the information most recently available, the aggregate of the actual base salaries of Regions named executive officers group approximated such survey median point.

     It should be noted that the survey comparison group is not the same as the group of companies which make up the NASDAQ Banks Index presented in the Comparison of Five-year Cumulative Total Return graph included in this Joint Proxy Statement. The committee believes the use of a smaller survey group tailored by asset and deposit size is more valid for salary evaluation purposes, even though not all the survey companies are included in the NASDAQ Banks Index, and even though numerous companies included in the NASDAQ Banks Index are not included in the survey group.

     Based on the survey comparison, advice of an independent compensation consultant, recommendations from the chief executive officer, and an inherently subjective assessment of the comparative contributions of the executive personnel to Regions' continued financial and operating success, the 1997 base salaries for the other named officers were determined by the committee.

     Annual Incentive Compensation. In the first quarter of 1997, the compensation committee approved Regions' 1997 annual performance goals, as prepared by Regions' comptroller, and as used for the purpose of determining potential annual incentive compensation for the executive officers. The performance goals were quantitative in nature, resulting in an incentive plan formula that was weighted towards their overall importance in attaining Regions' annual profit plan, and focused on the accomplishment of financial objectives, before certain nonrecurring items, in the areas of: Net Income Before Securities Transactions, Return on Assets, Return on Equity, Efficiency Ratio; and, exclusive of acquisition related growth, Average Loan Growth, and Average Core Deposit Growth. With record earnings in 1997, Regions exceeded maximum levels in all company-wide performance goals except the Average Core Deposit goal, as to which the threshold level was not achieved, and exceeded threshold levels in the large majority of business unit performance goals. Based on the various levels of goal achievement, the chief executive and the other named officers received cash incentive awards as a formula driven percentage of 1997 base salary levels.

     Long Term Incentive Compensation. During 1997, the compensation committee evaluated the merits of granting the chief executive officer, the named officers and other key employees, further awards under Regions' 1991 Long-Term Incentive Plan (LTIP). The 1991 LTIP provides the flexibility to grant long-term incentives in a variety of forms, including stock options, performance shares and restricted stock. With respect to stock-based compensation, the compensation committee placed relatively more reliance on the advice of Regions' independent consultant than in the cases of base salary and non stock-based compensation. As intended with the establishment of the 1991 LTIP, the committee believes that it is highly desirable to increase management's equity ownership interest in Regions. The committee further believes that its initial 1991 awards under the LTIP successfully focused and committed Regions' management on building profitability and stockholder value. The primary purpose of LTIP awards is to encourage management members to take long-term steps to achieve and sustain Return on Equity objectives. Accordingly, the committee further awarded LTIP grants during 1997.

     In establishing the LTIP awards for the named officers, senior management and other key employees, the committee reviewed with the chief executive officer the recommended individual awards, considering the scope of accountability, financial goals, and anticipated performance requirements and contributions expected of each participant. The committee also took into account the number and size of LTIP awards and stock options already held by executive officers considered for additional awards.

     Compensation of Chief Executive Officer. In deliberating the compensation of the Chief Executive Officer, the committee adheres to the same basic methodology and approach applied to executive compensa-tion generally. Accordingly, the base salary determination reflects the peer group survey comparison described above, the annual incentive compensation is based on an objective formula and tied to Regions' achievement of pre-determined, quantitative financial goals, and the realization of long-term incentive compensation, by its nature, is aligned with the realization of long-term stockholder value.

     In addition, the committee, in deliberating the chief executive officer's compensation, takes into account other factors. For example, special consideration was given to Regions' superior earnings record since his appointment, and the consistent successes of Regions' acquisition program, including the assimilation of the institutions acquired. Consideration was also given to the chief executive officer's personal job performance and Regions' profitable growth record. The weight and significance accorded to these special factors in the committee's deliberations are intrinsically subjective, and thus their bearing on the committee's ultimate compensation determinations cannot be quantified.

     LTIP awards for the chief executive officer were set separately and independently of his participation, based on ownership and total compensation objectives that reflected data from selected peer companies, his total compensation, and the committee's recognition of his contributions to Regions' attainment of its long-term performance goals.

     Summary. The compensation committee of the board of directors remains dedicated to ensuring that Regions' overall compensation program for its executive officers, senior management and other key employees is properly designed to:

     - Attract, motivate, and retain outstanding contributors;

     - Maintain a base salary structure that is competitive in Regions' marketplace;

     - Link annual incentive awards with specific performance targets that yield superior results; and

     - Provide long-term incentive awards that couple management ownership with stockholder value.

     Section 162(m) of the Code imposes certain limitations on the deductibility by Regions for federal income tax purposes of compensation amounts paid to highly paid executives. The committee is aware of the potential effects of
Section 162(m) of the Code. The committee has concluded that ensuring deductibility under Section 162(m) is not as important as structuring incentive compensation based on methodology and factors it deems appropriate. The committee has chosen not to distort its methodology and application of the factors it believes pertinent so as to ensure that all executive compensation is deductible under Section 162(m). While the committee intends that Regions' compensation plans will meet, to the extent practical, the prerequisites for deductibility under Section 162(m), if it develops that a portion of the compensation of one or more executive officers is not deductible under Section 162(m), then the committee expects that Regions would honor its obligations to the executive officers under the compensation arrangements approved by the committee.

     The compensation committee will continue to review and evaluate compensation programs at least annually. When and where appropriate, the committee will consult with independent compensation consultants, legal advisors, and Regions' public accounting firm with respect to the proper design of the program toward achieving Regions' objectives as set forth by the chief executive officer and the Regions Board.

     This report furnished by:

                                          Albert P. Brewer
                                          Lee J. Styslinger, Jr.

FINANCIAL PERFORMANCE

     Set forth below is a graph comparing the yearly percentage change in the cumulative total return of Regions Common Stock against the cumulative total return of the S & P 500 Index and the NASDAQ Banks Index for the past five years. This presentation assumes that the value of the investment in Regions Common Stock and in each index was $100 and that all dividends were reinvested.

               Measurement Period                                        NASDAQ
             (Fiscal Year Covered)                    Regions          Bank Index        S & P 500
12/31/92                                                    100.00            100.00            100.00
12/31/93                                                    101.40            114.04            110.08
12/31/94                                                    100.73            113.63            111.53
12/31/95                                                    144.53            169.22            153.44
12/31/96                                                    178.85            223.41            188.52
12/31/97                                                    298.80            377.44            251.44

               AMENDMENT OF REGIONS' CERTIFICATE OF INCORPORATION

     The Regions Board has proposed an amendment to Item Fourth of the Regions Certificate to increase the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

     The newly authorized but unissued shares, along with the presently authorized and unissued shares, will be available for issuance at the discretion of the Regions Board. No stockholder approval is required for the issuance of authorized but unissued shares of Regions Common Stock. Stockholders have no preemptive rights to subscribe for any of the shares which may be issued by Regions from time to time. Unissued shares of Regions Common Stock will be available at the discretion of the Regions Board for future stock dividends, for acquisition of banks or bank related companies, for issuance upon exercise of stock options, or to raise additional capital in public or private sales. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

     On the Regions Record Date, there were 149,910,562 shares issued and outstanding of the 240,000,000 shares of Regions Common Stock currently authorized, and no shares held in treasury.

     Including the Merger, Regions has pending six acquisitions which call for the issuance of Regions Common Stock upon consummation, as follows:

                                                              PROJECTED MAXIMUM
INSTITUTION TO BE ACQUIRED                                    NUMBER OF SHARES
--------------------------                                    -----------------
First Commercial Corporation, located in Little Rock,
  Arkansas..................................................     65,496,769
Etowah Bank, located in Canton, Georgia.....................      2,915,200
First Community Banking Services, Inc., located in Peachtree
  City, Georgia.............................................        990,059
Jacobs Bank, located in Scottsboro, Alabama.................      1,350,000
Village Bankshares, Inc., located in Tampa, Florida.........      1,338,953
VB&T Bancshares Corporation, located in Valdosta, Georgia...        485,456

     Other than these pending transactions, the Regions Board has no present plans, agreements, or commitments to issue authorized but unissued Regions Common Stock.

     The Regions Board believes that the amendment to increase the number of authorized shares is advisable in order to give Regions additional flexibility in the acquisition of financial institutions and related businesses, and in consideration of transactions such as stock splits and stock dividends. The affirmative vote of holders of 75% of the outstanding shares of Regions Common Stock is necessary to adopt this amendment to Item Fourth of the Regions Certificate. The amendment of the Regions Certificate is not a condition to the consummation of the Merger.

     The text of the proposed amendment to the Regions Certificate is set forth in Appendix E to this Joint Proxy Statement.

     The Regions Board recommends a vote "FOR" the amendment to Item Fourth of the Regions Certificate under "Item 3" on the proxy card.

                      DESCRIPTION OF REGIONS CAPITAL STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 149,910,562 shares were issued and outstanding as of the Regions Record Date, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized. The stockholders of Regions have been asked to approve the amendment to the Regions Certificate increasing the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Regions Board out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $172 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations -- Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.

     In the case of First Commercial, the deadline set forth in Rule 14a-8 under the Exchange Act for the submission of proposals of stockholders for inclusion in the proxy statement and form of proxy to be used by First Commercial in connection with its 1998 annual meeting of stockholders has passed. Unless the Merger is not consummated, First Commercial does not intend to hold a 1998 annual meeting of stockholders.

                                    EXPERTS

     The consolidated financial statements of Regions at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in Regions' Annual Report on Form 10-K for the year ended December 31, 1997. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of First Commercial at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in First Commercial's Annual Report (Form 10-K), which is incorporated by reference in the Joint Proxy Statement of First Commercial and Regions, which is referred to and made a part of this Joint Proxy Statement and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated by reference herein which, as to the years 1996 and 1995, are based in part on the reports of Kemp & Company, independent auditors. The consolidated financial statements referred to above are incorporated by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Regions Board. As of June 19, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,386 shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          FIRST COMMERCIAL CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                          DATED AS OF FEBRUARY 8, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties...............................................................  A-1
Preamble..............................................................  A-1
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................  A-1
   1.1    Merger......................................................  A-1
   1.2    Time and Place of Closing...................................  A-1
   1.3    Effective Time..............................................  A-1
   1.4    Execution of Stock Option Agreement.........................  A-2
ARTICLE 2 -- TERMS OF MERGER..........................................  A-2
   2.1    Certificate of Incorporation................................  A-2
   2.2    Bylaws......................................................  A-2
   2.3    Directors and Officers......................................  A-2
ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................  A-2
   3.1    Conversion of Shares........................................  A-2
   3.2    Anti-Dilution Provisions....................................  A-2
   3.3    Shares Held by FCC or Regions...............................  A-3
   3.4    Dissenting Stockholders.....................................  A-3
   3.5    Fractional Shares...........................................  A-3
   3.6    Conversion of Stock Rights..................................  A-3
ARTICLE 4 -- EXCHANGE OF SHARES.......................................  A-4
   4.1    Exchange Procedures.........................................  A-4
   4.2    Rights of Former FCC Stockholders...........................  A-5
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF FCC....................  A-5
   5.1    Organization, Standing, and Power...........................  A-5
   5.2    Authority; No Breach By Agreement...........................  A-5
   5.3    Capital Stock...............................................  A-6
   5.4    FCC Subsidiaries............................................  A-6
   5.5    SEC Filings; Financial Statements...........................  A-7
   5.6    Absence of Undisclosed Liabilities..........................  A-7
   5.7    Absence of Certain Changes or Events........................  A-7
   5.8    Tax Matters.................................................  A-7
   5.9    Assets......................................................  A-8
   5.10   Environmental Matters.......................................  A-8
   5.11   Compliance with Laws........................................  A-9
   5.12   Labor Relations.............................................  A-10
   5.13   Employee Benefit Plans......................................  A-10
   5.14   Material Contracts..........................................  A-11
   5.15   Legal Proceedings...........................................  A-12
   5.16   Reports.....................................................  A-12
   5.17   Statements True and Correct.................................  A-12
   5.18   Accounting, Tax, and Regulatory Matters.....................  A-13
   5.19   State Takeover Laws.........................................  A-13
   5.20   Charter Provisions..........................................  A-13
   5.21   Rights Agreement............................................  A-13
   5.22   Derivatives.................................................  A-13
   5.23   Year 2000...................................................  A-13
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................  A-13
   6.1    Organization, Standing, and Power...........................  A-13
   6.2    Authority; No Breach By Agreement...........................  A-13

                                                                        PAGE
                                                                        ----
   6.3    Capital Stock...............................................  A-14
   6.4    Regions Subsidiaries........................................  A-14
   6.5    SEC Filings; Financial Statements...........................  A-15
   6.6    Absence of Undisclosed Liabilities..........................  A-15
   6.7    Absence of Certain Changes or Events........................  A-15
   6.8    Tax Matters.................................................  A-15
   6.9    Assets......................................................  A-16
   6.10   Environmental Matters.......................................  A-16
   6.11   Compliance with Laws........................................  A-17
   6.12   Labor Relations.............................................  A-18
   6.13   Legal Proceedings...........................................  A-18
   6.14   Reports.....................................................  A-18
   6.15   Statements True and Correct.................................  A-18
   6.16   Accounting, Tax, and Regulatory Matters.....................  A-18
   6.17   Employee Benefit Plans......................................  A-18
   6.18   Derivatives.................................................  A-19
   6.19   Year 2000...................................................  A-19
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-19
   7.1    Affirmative Covenants of Both Parties.......................  A-19
   7.2    Negative Covenants of FCC...................................  A-19
   7.3    Adverse Changes in Condition................................  A-21
   7.4    Reports.....................................................  A-21
ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-21
   8.1    Registration Statement; Joint Proxy Statement; Stockholder
          Approvals...................................................  A-21
   8.2    Exchange Listing............................................  A-22
   8.3    Applications................................................  A-22
   8.4    Filings with State Offices..................................  A-22
   8.5    Agreement as to Efforts to Consummate.......................  A-22
   8.6    Investigation and Confidentiality...........................  A-22
   8.7    Press Releases..............................................  A-23
   8.8    Certain Actions.............................................  A-23
   8.9    Accounting and Tax Treatment................................  A-23
   8.10   State Takeover Laws.........................................  A-23
   8.11   Charter Provisions..........................................  A-23
   8.12   Rights Agreement............................................  A-24
   8.13   Agreement of Affiliates.....................................  A-24
   8.14   Employee Benefits and Contracts.............................  A-24
   8.15   Indemnification.............................................  A-25
   8.16   Certain Modifications.......................................  A-26
   8.17   Pending FCC Acquisition.....................................  A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-26
   9.1    Conditions to Obligations of Each Party.....................  A-26
   9.2    Conditions to Obligations of Regions........................  A-27
   9.3    Conditions to Obligations of FCC............................  A-28
ARTICLE 10 -- TERMINATION.............................................  A-29
  10.1    Termination.................................................  A-29
  10.2    Effect of Termination.......................................  A-31
  10.3    Non-Survival of Representations and Covenants...............  A-31
ARTICLE 11 -- MISCELLANEOUS...........................................  A-31
  11.1    Definitions.................................................  A-31

                                                                        PAGE
                                                                        ----
  11.2    Expenses....................................................  A-37
  11.3    Brokers and Finders.........................................  A-37
  11.4    Entire Agreement............................................  A-38
  11.5    Amendments..................................................  A-38
  11.6    Waivers.....................................................  A-38
  11.7    Assignment..................................................  A-38
  11.8    Notices.....................................................  A-38
  11.9    Governing Law...............................................  A-39
  11.10   Counterparts................................................  A-39
  11.11   Captions....................................................  A-39
  11.12   Interpretations.............................................  A-39
  11.13   Enforcement of Agreement....................................  A-39
  11.14   Severability................................................  A-40
Signatures............................................................  A-40

                                LIST OF EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
 A-1.      --  Form of Stock Option Agreement. (sec. 1.4).
 A-2.      --  Form of Affiliate Agreement. (sec.sec. 8.13, 9.2(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 8, 1998, by and between FIRST COMMERCIAL CORPORATION ("FCC"), a corporation organized and existing under the Laws of the State of Arkansas, with its principal office located in Little Rock, Arkansas; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of FCC and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of FCC by Regions pursuant to the merger (the "Merger") of FCC with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of FCC shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of FCC shall become stockholders of Regions, and each of the subsidiaries of FCC shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of FCC, the stockholders of Regions, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

     Immediately after the execution and delivery of this Agreement, as a condition and inducement to Regions' willingness to enter into this Agreement, FCC and Regions are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which FCC is granting to Regions an option to purchase shares of FCC Common Stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FCC shall be merged with and into Regions in accordance with the provisions of Section 4-27-1107 of the ABCA and with the effect provided in
Section 4-27-1106 of the ABCA and Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCC and Regions.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Arkansas Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Arkansas and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by Regions) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Regions and FCC approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

     1.4 Execution of Stock Option Agreement. Immediately after the execution of this Agreement and as a condition hereto, FCC is executing and delivering to Regions the Stock Option Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional individuals elected in accordance with the terms of the Supplemental Letter, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional officers of FCC as thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or FCC, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FCC Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any FCC Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.7 shares of Regions Common Stock (subject to adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event FCC changes the number of shares of FCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by FCC or Regions. Each of the shares of FCC Common Stock held by any FCC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of FCC Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 4-27-1301 et seq. of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to FCC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FCC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of FCC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FCC Common Stock held by such holder. FCC will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FCC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Rights. (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of FCC Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("FCC Rights") granted by FCC under the FCC Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each FCC Right, in accordance with the terms of the FCC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for FCC and the Committee of FCC's Board of Directors (including, if applicable, the entire Board of Directors of FCC) administering such FCC Stock Plan, (ii) each FCC Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such FCC Right shall be equal to the number of shares of FCC Common Stock subject to such FCC Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such FCC Right shall be adjusted by dividing the per share exercise (or threshold) price under each such FCC Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of FCC Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted FCC Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this

Section 3.6, each FCC Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each FCC Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such FCC Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Regions shall comply with the terms of each FCC Stock Plan to ensure, to the extent required by, and subject to the provisions of, such FCC Stock Plan, that FCC Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of FCC Rights assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Regions shall administer the FCC Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

     (c) All restrictions or limitations on transfer with respect to FCC Common Stock awarded under the FCC Stock Plans or any other plan, program, or arrangement of any FCC Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions and FCC shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of FCC appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCC Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FCC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section
3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FCC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of FCC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of FCC Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of FCC Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FCC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former FCC Stockholders. At the Effective Time, the stock transfer books of FCC shall be closed as to holders of FCC Common Stock immediately prior to the Effective Time and no transfer of FCC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCC Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FCC in respect of such shares of FCC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of FCC shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of FCC Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FCC Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FCC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCC Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF FCC

     FCC hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. FCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. FCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     5.2 Authority; No Breach By Agreement. (a) FCC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FCC Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by FCC. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FCC, enforceable against FCC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by FCC, nor the consummation by FCC of the transactions contemplated hereby, nor compliance by FCC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of FCC's Second Amended and Restated Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCC Company under, any Contract or Permit of any FCC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FCC Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FCC of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of FCC consists, as of the date of this Agreement, of (i) 50,000,000 shares of FCC Common Stock, of which 37,590,428 shares are issued and outstanding as of the date of this Agreement and, except for shares of FCC Common Stock issuable in connection with the transaction referenced in Section 8.17 of this Agreement, not more than 38,527,511 shares will be issued and outstanding at the Effective Time, and (ii) 400,000 shares of FCC Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of FCC Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of FCC Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of FCC.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the FCC Disclosure Memorandum, or as provided pursuant to the Stock Option Agreement or the FCC Rights Agreement, there are no shares of capital stock or other equity securities of FCC outstanding and no outstanding Rights relating to the capital stock of FCC.

     5.4 FCC Subsidiaries. FCC has disclosed in Section 5.4 of the FCC Disclosure Memorandum all of the FCC Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.4 of the FCC Disclosure Memorandum, FCC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FCC Subsidiary. No equity securities of any FCC Subsidiary are or may become required to be issued (other than to another FCC Company) by reason of any Rights, and there are no Contracts by which any FCC Subsidiary is bound to issue (other than to another FCC Company) additional shares of its capital stock or Rights or by which any FCC Company is or may be bound to transfer any shares of the capital stock of any FCC Subsidiary (other than to another FCC Company). There are no Contracts relating to the rights of any FCC Company to vote or to dispose of any shares of the capital stock of any FCC Subsidiary. All of the shares of capital stock of each FCC Subsidiary held by a FCC Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FCC Company free and clear of any Lien. Except as set forth in Section
5.4 of the FCC Disclosure Memorandum, each FCC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FCC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Each FCC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 SEC Filings; Financial Statements. (a) FCC has filed and made available to Regions all forms, reports, and documents required to be filed by FCC with the SEC since December 31, 1993 (collectively, the "FCC SEC Reports"). The FCC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such FCC SEC Reports or necessary in order to make the statements in such FCC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FCC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the FCC Subsidiaries, none of FCC's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the FCC Financial Statements (including, in each case, any related notes) contained in the FCC SEC Reports, including any FCC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FCC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No FCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCC as of September 30, 1997, included in the FCC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No FCC Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     5.7 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the FCC Financial Statements, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, and (ii) the FCC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the FCC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of FCC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCC, except to the extent reserved against in the FCC Financial Statements dated prior to the date of this

Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Except as set forth in Section 5.8(b) of the FCC Disclosure Memorandum, none of the FCC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the FCC Companies for the period or periods through and including the date of the respective FCC Financial Statements has been made and is reflected on such FCC Financial Statements.

     (d) Each of the FCC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (e) Except as set forth in Section 5.8(e) of the FCC Disclosure Memorandum, none of the FCC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the FCC Companies.

     (g) Except as set forth in Section 5.8(g) of the FCC Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code
Section 382(g), of the FCC Companies that occurred during or after any Taxable Period in which the FCC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

     (h) No FCC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No FCC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. The FCC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FCC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCC's past practices. All Assets which are Material to FCC's business on a consolidated basis, held under leases or subleases by any of the FCC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FCC Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the FCC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FCC Companies include all Assets required to operate the business of the FCC Companies as presently conducted.

     5.10 Environmental Matters. (a) To the Knowledge of FCC, each FCC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (b) There is no Litigation pending or, to the Knowledge of FCC, threatened before any court, governmental agency, or authority, or other forum in which any FCC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FCC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (c) There is no Litigation pending, or to the Knowledge of FCC, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or FCC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (d) To the Knowledge of FCC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (e) To the Knowledge of FCC, during the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or
(iii) any FCC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Prior to the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or (iii) any FCC Company's holding of a security interest in a Loan Property, to the Knowledge of FCC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     5.11 Compliance with Laws. FCC is duly registered as a bank holding company under the BHC Act. Each FCC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. None of the FCC Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or (iii) requiring any FCC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board

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     resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. Except as set forth in Section 5.12 of the FCC Disclosure Memorandum, no FCC Company is the subject of any Litigation asserting that it or any other FCC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FCC Company to bargain with any labor organization as to wages or conditions of employment, nor is any FCC Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any FCC Company, pending or threatened, or to the Knowledge of FCC, is there any activity involving any FCC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans. (a) FCC has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the FCC Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material FCC Benefits Plans. For purposes of this Agreement, "FCC Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any FCC Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the FCC Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FCC ERISA Plan." Any FCC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "FCC Pension Plan." Neither FCC nor any FCC Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any FCC Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any FCC Company has any Liability, is disclosed as such in
Section 5.13 of the FCC Disclosure Memorandum.

     (b) FCC has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FCC Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FCC Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any FCC Benefit Plan with respect to the most recent plan year, and
(iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All FCC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Each FCC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FCC is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any FCC ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and FCC is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each FCC Benefit Plan to the Knowledge of FCC, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any

Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on FCC. There is no Material pending or, to the Knowledge of FCC, threatened Litigation relating to any FCC ERISA Plan.

     (d) No FCC Company has engaged in a transaction with respect to any FCC Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any FCC Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Neither FCC nor any administrator or fiduciary of any FCC Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject FCC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on FCC. No oral or written representation or communication with respect to any aspect of the FCC Benefit Plans has been made to employees of any FCC Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on FCC.

     (e) Since the date of the most recent actuarial valuation, there has been
(i) no Material change in the financial position or funded status of any FCC Pension Plan, (ii) no change in the actuarial assumptions with respect to any FCC Pension Plan, and (iii) no increase in benefits under any FCC Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Neither any FCC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(5) of ERISA, currently or formerly maintained by any FCC Company, or the single-employer plan of any entity which is considered one employer with FCC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "FCC ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a FCC Pension Plan or any single-employer plan of a FCC ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA
Section 302(f) or Tax under Internal Revenue Code Section 4971. No FCC Company has provided, or is required to provide, security to a FCC Pension Plan or to any single-employer plan of a FCC ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA
Section 4006 have been timely paid by FCC, except to the extent any failure would not have a Material Adverse Effect on FCC.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any FCC Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any FCC ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on FCC).

     (g) Except as set forth in Section 5.13 of the FCC Disclosure Memorandum, no FCC Company has any obligations for retiree health and retiree life benefits under any of the FCC Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Except as set forth in Section 5.13 of the FCC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any FCC Company from any FCC Company under any FCC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FCC Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 Material Contracts. Except as set forth in Section 5.14 of the FCC Disclosure Memorandum, none of the FCC Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or
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

retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any FCC Company or the guarantee by any FCC Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FCC with the SEC as of the date of this Agreement that has not been filed as an exhibit to FCC's Form 10-K filed for the fiscal year ended December 31, 1996, or in another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "FCC Contracts"). With respect to each FCC
Contract: (i) the Contract is in full force and effect; (ii) no FCC Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC; (iii) no FCC Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FCC, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any FCC Company for money borrowed is prepayable at any time by such FCC Company without penalty or premium.

     5.15 Legal Proceedings. (a) There is no Litigation instituted or pending, or, to the Knowledge of FCC, threatened against any FCC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     (b) Section 5.15(b) of the FCC Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any FCC Company is a party and which names a FCC Company as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

     5.16 Reports. Since January 1, 1994, or the date of organization if later, each FCC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof regarding FCC or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Regions' and FCC's stockholders in connection with the Stockholders' Meetings will, when first mailed to the stockholders of Regions and FCC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Accounting, Tax, and Regulatory Matters. No FCC Company or any Affiliate thereof has taken or agreed to take any action, and FCC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 State Takeover Laws. Each FCC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Arkansas (collectively, "Takeover Laws").

     5.20 Charter Provisions. Each FCC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FCC Company that may be directly or indirectly acquired or controlled by it.

     5.21 Rights Agreement. FCC has taken all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the FCC Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to, or other exercise of rights under, the Stock Option Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the FCC Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of FCC Common Stock to which they are attached or to be triggered or to become exercisable.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for FCC's own account, or for the account of one or more the FCC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.23 Year 2000. FCC has disclosed to Regions a complete and accurate copy of FCC's plan, including an estimate of the anticipated associated costs, for implementing modifications to FCC's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, FCC shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to FCC as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach By Agreement. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of
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

the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions, subject to the approval of this Agreement and the issuance of the shares of Regions Common Stock pursuant to the Merger by the holders of a majority of the outstanding shares of Regions Common Stock entitled to vote thereon, which is the only stockholder vote required for the consummation of the Merger by Regions. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of FCC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of FCC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC Filings; Financial Statements. (a) Regions has filed and made available to FCC all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1993 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since September 30, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the Regions Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of Regions, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Regions, except to the extent reserved against in the Regions Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the Regions Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the Regions Companies for the period or periods through and including the date of the respective Regions Financial Statements has been made and is reflected on such Regions Financial Statements.

     (d) Each of the Regions Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (e) None of the Regions Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Regions Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Regions Companies that occurred during or after any Taxable Period in which the Regions Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

     (h) No Regions Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of FCC, which consent will not be unreasonably withheld.

     (j) No Regions Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     6.9 Assets. The Regions Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Regions Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Regions' past practices. All Assets which are Material to Regions' business on a consolidated basis, held under leases or subleases by any of the Regions Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Regions Companies currently maintain insurance similar in amounts, scope, and coverage reasonably necessary for their operations. None of the Regions Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Regions Companies include all Assets required to operate the business of the Regions Companies as presently conducted.

     6.10 Environmental Matters. (a) To the Knowledge of Regions, each Regions Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except

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those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (b) There is no Litigation pending or, to the Knowledge of Regions, threatened before any court, governmental agency, or authority, or other forum in which any Regions Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Regions Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (c) There is no Litigation pending or, to the Knowledge of Regions, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Regions in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (d) To the Knowledge of Regions, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     (e) To the Knowledge of Regions, during the period of (i) any Regions Company's ownership or operation of any of their respective current properties,
(ii) any Regions Company's participation in the management of any Participation Facility, or (iii) any Regions Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Prior to the period of (i) any Regions Company's ownership or operation of any of their respective current properties, (ii) any Regions Company's participation in the management of any Participation Facility, or
(iii) any Regions Company's holding of a security interest in a Loan Property, to the Knowledge of Regions, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.11 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or

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     (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.12 Labor Relations. No Regions Company is the subject of any Litigation asserting that it or any other Regions Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Regions Company to bargain with any labor organization as to wages or conditions of employment, nor is any Regions Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Regions Company, pending or threatened, or to the Knowledge of Regions, is there any activity involving any Regions Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.14 Reports. Since January 1, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.15 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to FCC's and Regions' stockholders in connection with the Stockholders' Meetings, will, when first mailed to the stockholders of FCC and Regions, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.16 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.17 Employee Benefit Plans. All Regions Plans have complied with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. For purposes of this
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

Agreement, the term "Regions Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by Regions or any trade or business, whether or not incorporated, that together with Regions or any of its Subsidiaries would be deemed a "single employer" under Section 414 of the Internal Revenue Code (a "Regions ERISA Affiliate") or under which Regions or any Regions ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by Regions or any Regions ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to Regions or any Regions ERISA Affiliate of incurring any such Liability. With respect to any Regions Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Internal Revenue Code, of all amounts that Regions or any Regions ERISA Affiliate is required to pay under Section 412 of the Internal Revenue Code or under the terms of the Regions Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code) exists with respect to any Regions Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of Regions, threatened or anticipated relating to any Regions Plan. There has been no Material adverse change in the financial position or funded status of any Regions Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent Regions Form 10-K filed with the SEC.

     6.18 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

     6.19 Year 2000. Regions has disclosed to FCC a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that in the case of Regions, the provisions of this Section 7.1 (other than the provisions of clause
(iv) above) shall not be deemed to preclude Regions from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions.

     7.2 Negative Covenants of FCC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or, except as expressly contemplated by this Agreement, the FCC Rights Agreement, or

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

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FCC Company to another FCC Company) in excess of an aggregate of $1,000,000 (for the FCC Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for FCC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FCC Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FCC Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCC Company, or declare or pay any dividend or make any other distribution in respect of FCC's capital stock, provided that FCC may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of FCC Common Stock at a rate of $0.28 per share with usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the FCC Disclosure Memorandum and such dates may not be changed without the prior written consent of Regions; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of FCC Common Stock do not receive both a dividend in respect of their FCC Common Stock and a dividend in respect of Regions Common Stock or fail to receive any dividend; or

          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCC Common Stock or any other capital stock of any FCC Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any FCC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCC Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FCC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FCC Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned FCC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (iv), subject to the provisions of Section 8.17 of this Agreement, that certain Plan and Agreement of Merger, dated as of April 15, 1997, by and between FCC and Kemmons Wilson, Inc. ("KW") (the "KW Agreement"); or

          (g) grant any increase in compensation or benefits to the employees or officers of any FCC Company, except in accordance with past practice and consistent with budget data previously provided to Regions or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any FCC Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any FCC Company except in accordance with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any FCC Company and any Person (unless such amendment is required by Law) that the FCC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any FCC Company or make any Material change in or to any existing employee benefit plans of any FCC Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any FCC Company for Material money damages or restrictions upon the operations of any FCC Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Joint Proxy Statement; Stockholder
Approvals. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. FCC shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. FCC shall call a Stockholders' Meeting, to be held as soon as reasonably
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

practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. Regions shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the issuance of shares of Regions Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meetings, (i) Regions and FCC shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of Regions and FCC shall recommend to their respective stockholders the approval of the matters submitted for approval, and (iv) the Boards of Directors and officers of Regions and FCC shall use their reasonable efforts to obtain such stockholders' approvals, provided that each of Regions and FCC may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of such Party's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by either Party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of FCC Common Stock pursuant to the Merger.

     8.3 Applications. Regions shall promptly prepare and file, and FCC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Arkansas Articles of Merger with the Secretary of State of the State of Arkansas in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Regions and FCC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no FCC Company nor any Affiliate thereof nor any Representatives thereof retained by any FCC Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, FCC may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if FCC's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of FCC's Board of Directors under applicable Law; provided, that FCC shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to FCC or access to FCC's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between FCC and Regions. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of FCC from complying with Rule 14e-2, promulgated under the 1934 Act. FCC shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each FCC Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 Charter Provisions. Each FCC Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FCC Company that may be directly or indirectly acquired or controlled by it.

     8.12 Rights Agreement. FCC shall take all necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the FCC Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to the Stock Option Agreement, and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the FCC Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of FCC Common Stock to which they are attached or to be triggered or to become exercisable.

     8.13 Agreement of Affiliates. FCC has disclosed in Section 8.13 of the FCC Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of FCC for purposes of Rule 145 under the 1933 Act. FCC shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FCC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and FCC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of FCC in exchange for shares of FCC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and FCC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.13 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of FCC pursuant to this Agreement to enforce the provisions of this Section 8.13). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.14 Employee Benefits and Contracts. Following the Effective Time, but in no event earlier than the consolidation of FCC's depository institution Subsidiaries with Regions' depository institution Subsidiaries, Regions shall provide generally to officers and employees of the FCC Companies, who at or after the Effective Time become employees of a Regions Company (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of FCC shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of FCC shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of FCC shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under FCC's welfare benefit plans to be credited to such Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by FCC and/or any FCC Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the FCC employee benefit plans. Except as expressly provided in the Supplemental Letter, Regions also shall cause FCC and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.14 of the FCC Disclosure Memorandum to Regions between any FCC Company and any current or former director, officer, or employee thereof, and all provisions of the FCC Benefit Plans. To the extent that Regions has agreed to cause FCC or the appropriate FCC Subsidiary to honor the Contracts as set forth in the preceding sentence (the "FCC Compensation Contracts"), Regions acknowledges that the Merger constitutes a "Change of Control" for all purposes pursuant to any such FCC Compensation Contracts. In addition, Regions acknowledges that each employee who is a party to any such FCC Compensation Contract will, during the first year following consummation of the Merger, have "Good Reason" to terminate employment thereunder.

     8.15 Indemnification. (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of FCC or any FCC Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of FCC, any of the FCC Subsidiaries, or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.15(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of FCC and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of FCC or any FCC Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any
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

such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (c) Regions, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of FCC at or before the Effective Time to be covered by FCC's existing directors' and officers' liability insurance policy (provided that Regions may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

     (d) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.15.

     (e) The provisions of this Section 8.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.16 Certain Modifications. Regions and FCC shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and FCC shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and FCC also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

     8.17 Pending FCC Acquisition. Each of Regions and FCC shall use its reasonable efforts to modify or amend (or cause to be modified or amended) this Agreement or the KW Agreement as necessary or appropriate to ensure that each of the acquisition of FCC by Regions and the acquisition of KW by FCC shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Any such amendments or modifications shall be made as soon as reasonably practicable after the date of this Agreement. In determining whether the condition precedent set forth in Section 5.01(m) of the KW Agreement has been satisfied, FCC shall take into account the advice and counsel of Regions and its professional advisors, and shall not agree to the final form of Exhibits C-1 and C-2 without the prior consent of Regions (which consent of Regions shall not be unreasonably withheld).

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approvals. The stockholders of FCC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD. The stockholders of Regions shall have approved this Agreement and the consummation of the transaction contemplated hereby, including the Merger and the issuance of shares of Regions Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained
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

from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

     (g) Tax Matters. Each Party shall have received a written opinion or opinions from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FCC Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of FCC with respect to such exchange (except to the extent of any cash received), (iii) the tax basis of the Regions Common Stock received by holders of FCC Common Stock in the Merger will be the same as the tax basis of the FCC Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange their FCC Common Stock for Regions Common Stock in the Merger will be the same as the holding period of the FCC Common Stock surrendered in exchange therefor. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FCC and Regions reasonably satisfactory in form and substance to such counsel.

     (h) Pooling Letter. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FCC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FCC set forth in Sections 5.18, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of FCC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FCC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of FCC or to a matter being "known" by FCC shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FCC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. FCC shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FCC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Affiliate Agreements. Regions shall have received from each affiliate of FCC the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (e) Rights Agreement. None of the events described in Sections 11(a)(ii) or 13 of the FCC Rights Agreement shall have occurred, and the Preferred Stock Purchase Rights shall not have become non-redeemable or exercisable for capital stock of Regions upon consummation of the Merger.

     9.3 Conditions to Obligations of FCC. The obligations of FCC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCC pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.16 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to FCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCC and its counsel shall request.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FCC or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of FCC; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FCC and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or FCC fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of FCC and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of FCC, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price shall be less than the product of (i)
        0.80 and (ii) the Starting Price; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
        (2)(ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If FCC refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing
(1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to FCC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
Section 10.1(g).

          For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

          "Average Closing Price" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

          "Determination Date" shall mean the later of the date on which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received and (ii) the FCC and Regions stockholders approve the Merger at the Stockholders' Meetings.

          "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANIES                                        WEIGHTING
----------------------                                        ---------
AmSouth Bancorporation......................................     4.07%
BB&T Corporation............................................     6.78
Compass Bancshares, Inc.....................................     3.34
Fifth Third Bancorp.........................................     7.84
First American Corporation..................................     2.96

BANK HOLDING COMPANIES                                        WEIGHTING
----------------------                                        ---------
First Security Corporation..................................     5.86%
First Tennessee National Corporation........................     3.25
First Virginia Banks, Inc...................................     2.62
Hibernia Corporation........................................     6.62
Huntington Bancshares, Inc..................................     9.68
Mercantile Bancorporation, Inc..............................     6.60
SouthTrust Corporation......................................     5.05
Star Banc Corporation.......................................     4.32
Summit Bancorp..............................................     8.91
SunTrust Banks, Inc.........................................    10.67
Union Planters Corporation..................................     3.45
Wachovia Corporation........................................     7.99
                                                               ------
          Total.............................................   100.00%
                                                               ======

          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

          "Starting Date" shall mean the last full trading day preceding the announcement by press release of the Merger.

          "Starting Price" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

     If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this
Section 10.1(g).

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Supplemental Letter shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and
(ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.13 and 8.15 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ABCA" shall mean the Arkansas Business Corporation Act of 1987, Title 4, Chapter 27 of the Arkansas Code of 1987 Annotated, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including
     Exhibit 2 (and excepting the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

          "Arkansas Articles of Merger" shall mean the Articles of Merger to be executed by Regions and filed with the Secretary of State of the State of Arkansas relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Confidentiality Agreements" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between FCC and Regions.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Delaware Certificate of Merger" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 and 2, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FCC Common Stock" shall mean the $3.00 par value common stock of FCC.

          "FCC Companies" shall mean, collectively, FCC and all FCC
     Subsidiaries.

          "FCC Disclosure Memorandum" shall mean the written information entitled "FCC Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

          "FCC Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FCC as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by FCC in SEC Documents, and (ii) the consolidated statements of condition of FCC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "FCC Preferred Stock" shall mean the $1.00 par value preferred stock of FCC.

          "FCC Rights Agreement" shall mean that certain Rights Agreement, dated September 18, 1990, between FCC and First Commercial Trust Company, N.A. (as successor to First Commercial Bank, N.A.), as Rights Agent.

          "FCC Stock Plans" shall mean the existing stock option and other stock-based compensation plans of FCC.

          "FCC Subsidiaries" shall mean the Subsidiaries of FCC, which shall include the FCC Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FCC in the future and owned by FCC at the Effective Time.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Joint Proxy Statement" shall mean the joint proxy statement used by Regions and FCC to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of FCC Common Stock.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either FCC or Regions, and "Parties" shall mean both FCC and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Preferred Stock Purchase Rights" shall mean the preferred stock purchase rights issued pursuant to the FCC Rights Agreement.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of FCC in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stock Option Agreement" shall mean the stock option agreement by and between FCC and Regions, in substantially the form of Exhibit 1.

          "Stockholders' Meetings" shall mean the respective meetings of the stockholders of Regions and FCC to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Supplemental Letter" shall mean the supplemental letter of even date herewith between the Parties relating to certain understandings and agreements in addition to those included in this Agreement.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price....................................  Section 10.1(g)
Claim....................................................  Section 8.15(a)
Closing..................................................  Section 1.2
Covered Party............................................  Section 8.15(b)
Determination Date.......................................  Section 10.1(g)
Effective Time...........................................  Section 1.3
Exchange Agent...........................................  Section 4.1
Exchange Ratio...........................................  Section 3.1(b)
FCC Benefit Plans........................................  Section 5.13(a)
FCC Contracts............................................  Section 5.14
FCC ERISA Affiliate......................................  Section 5.13(e)
FCC ERISA Plan...........................................  Section 5.13(a)
FCC Rights...............................................  Section 3.6(a)
FCC Pension Plan.........................................  Section 5.13(a)
FCC SEC Reports..........................................  Section 5.5(a)
Indemnified Party........................................  Section 8.15
Index Group..............................................  Section 10.1(g)
Index Price..............................................  Section 10.1(g)
Index Ratio..............................................  Section 10.1(g)
KW.......................................................  Section 7.2(f)
KW Agreement.............................................  Section 7.2(f)
Merger...................................................  Section 1.1
Regions ERISA Affiliate..................................  Section 6.17
Regions Ratio............................................  Section 10.1(g)
Regions SEC Reports......................................  Section 6.5(a)
Starting Date............................................  Section 10.1(g)
Starting Price...........................................  Section 10.1(g)
Takeover Laws............................................  Section 5.19
Tax Opinion..............................................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Except for Keefe, Bruyette & Woods, Inc. as to FCC and except for J. P. Morgan Securities, Inc. as to Regions, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by FCC or Regions, each of FCC and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including any provision of the Confidentiality Agreements which would act to preclude Regions (or any Holder as defined in the Stock Option Agreement from exercising its rights under the Stock Option Agreement) to the extent that the Stock Option Agreement is in force and effect, but excluding the Supplemental Letter). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of FCC Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 10.1(g) of this Agreement) after the Stockholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and FCC Common Stock, as the case may be, entitled to vote thereon.

     11.6 Waivers. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCC, to waive or extend the time for the compliance or fulfillment by FCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, FCC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCC.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

FCC:                        First Commercial Corporation
                            400 West Capital Avenue
                            Second Floor
                            Little Rock, Arkansas 72201
                            Telecopy Number: (501) 371-6525
                            Attention: C. Barnett Grace
                                   Chairman, President, and
                                   Chief Executive Officer

Copy to Counsel:            Arnold & Porter
                            555 Twelfth Street, N.W.
                            Washington, D.C. 20004
                            Telecopy Number: (202) 942-5999
                            Attention: Steven Kaplan

Regions:                    Regions Financial Corporation
                            417 N. 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7571
                            Attention: Richard D. Horsley
                                   Vice Chairman and Executive
                                   Financial Officer

Copy to Counsel:            Regions Financial Corporation
                            417 N. 20th Street
                            Birmingham, Alabama 35203
                            Telecopy Number: (205) 326-7751
                            Attention: Samuel E. Upchurch, Jr.
                                   General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Arkansas relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                           FIRST COMMERCIAL CORPORATION

By: /s/ Donna Rogers                              By: /s/ C. Barnett Grace
                                                  -----------------------------------------------
-----------------------------------------------       C. Barnett Grace
    Donna Rogers                                      Chairman, President, and Chief
    Secretary                                          Executive Officer

[CORPORATE SEAL]

ATTEST:                                           REGIONS FINANCIAL CORPORATION

By: /s/ Samuel E. Upchurch, Jr.                   By: /s/ Carl E. Jones, Jr.
                                                  -----------------------------------------------
-----------------------------------------------       Carl E. Jones, Jr.
    Samuel E. Upchurch, Jr.                           President and Chief Executive Officer
    Corporate Secretary

[CORPORATE SEAL]

                                                                      APPENDIX B

                                                       June 23, 1998

The Board of Directors
First Commercial Corporation
400 West Capitol Avenue
Little Rock, AR 72203

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First Commercial Corporation ("First Commercial") of the exchange ratio in the proposed merger (the "Merger") of First Commercial with and into Regions Financial Corporation ("Regions") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of February 8, 1998 between First Commercial and Regions. It is our understanding that the Merger will be structured as a pooling-of-interests transaction under generally accepted accounting principles.

     As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of First Commercial ("First Commercial Common Stock"), except for any dissenting shares and certain other shares held by First Commercial and Regions, will be exchanged for 1.70 shares (the "Exchange Ratio") of Regions ("Regions Common Stock").

     Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of First Commercial or Regions, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to First Commercial. KBW has served as financial advisor to First Commercial in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from First Commercial for those services.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Commercial and Regions and the merger, including among other things, the following:

          (i) Reviewed the Agreement;

          (ii) Reviewed certain historical financial and other information concerning First Commercial for the three months ended March 31, 1998 and the three years ended December 31, 1997, including First Commercial's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

          (iii) Reviewed certain historical financial and other information concerning Regions for the three months ended March 31, 1998 and the three years ended December 31, 1997, including Regions's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

          (iv) Reviewed and studied the historical stock prices and trading volumes of the common stock of both First Commercial and Regions;

          (v) Held discussions with senior management of First Commercial and Regions with respect to their past and current financial performance, financial condition and future prospects;

          (vi) Reviewed certain internal financial data, projections and other information of First Commercial and Regions, including financial projections prepared by management;

          (vii) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared First Commercial and Regions from a financial point of view with certain of these institutions;

          (viii) Reviewed the financial terms of certain recent business combinations in the banking that we deemed comparable or otherwise relevant to our inquiry; and

          (ix) Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Commercial and Regions as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for First Commercial and Regions are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of First Commercial, Regions, or any of their respective subsidiaries nor did we verify any of First Commercial's or Regions's books or records or review any individual loan or credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of First Commercial and Regions; (ii) the assets and liabilities of First Commercial and Regions; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the First Commercial Common Stock.

                                          Very truly yours,

                                          /s/ Keefe, Bruyette & Woods, Inc.
                                          Keefe, Bruyette & Woods, Inc.

                                                                      APPENDIX C

                                                                (LOGO JP MORGAN)

                                                                   June 23, 1998

The Board of Directors
Regions Financial Corporation
417 North 20th Street
Birmingham, AL 35203

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Regions Financial Corporation (together with its subsidiaries and affiliates, the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of First Commercial Corporation ("First Commercial" or the "Seller") with and into the Company. Pursuant to the Agreement and Plan of Merger, dated as of February 8, 1998 (the "Agreement"), between the Company and First Commercial, First Commercial will merge with and into the Company and each share of common stock, par value $3.00 per share, of the Seller (other than certain shares held by the Seller or the Company or their respective subsidiaries) shall be converted into 1.70 shares of common stock, $.625 par value per share, of the Company (the "Exchange Ratio").

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the joint proxy statement-prospectus of the Company and the Seller relating to the Merger (the "Proxy Statement"); (iii) certain publicly available information concerning the business of the Seller and of certain other companies engaged in businesses comparable to those of the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (v) current and historical market prices of the common stock of the Seller; (vi) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1997, and the unaudited financial statements of the Company and the Seller for the period ended March 31, 1998; and (vii) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements.

     In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company and the Seller, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not been requested to review individual credit files or make any independent assessment as to the future performance or non-performance of the Company's or First Commercial's assets. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company or First Commercial. We have also assumed that the Merger will have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and the Proxy Statement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. We maintain customary banking relationships with the Company and First Commercial. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                          By:      /s/ GAIL M. ROGERS
                                            ------------------------------------
                                                       Gail M. Rogers
                                                     Managing Director

                                                                      APPENDIX D

                        ARKANSAS CODE OF 1987 ANNOTATED
                      TITLE 4. BUSINESS AND COMMERCIAL LAW
                   SUBTITLE 3. CORPORATIONS AND ASSOCIATIONS
                  CHAPTER 27. BUSINESS CORPORATION ACT OF 1987
                       SUBCHAPTER 13. DISSENTERS' RIGHTS
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301  DEFINITIONS.

     In this subchapter:

          1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 4-27-1302 and who exercises that right when and in the manner required by sec.sec. 4-27-1320 -- 4-27-1328;

          3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

          4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

          5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

          6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

          7. "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302  RIGHT OF DISSENT.

     A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party:

             (i) If shareholder approval is required for the merger by sec. 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (ii) If the corporation is a subsidiary that is merged with its parent under sec. 4-27-1104;

          2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under sec. 4-27-604; or

          5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1320  NOTICE OF DISSENTERS' RIGHTS.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     B. If corporate action creating dissenters' rights under sec. 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 4-27-1322.

4-27-1321  NOTICE OF INTENT TO DEMAND PAYMENT.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322  DISSENTERS' NOTICE.

     A. If proposed corporate action creating dissenters' rights under sec. 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 4-27-1321.

     B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the notice required by subsection A. of this section is delivered; and

          (5) Be accompanied by a copy of this subchapter.

4-27-1323  DUTY TO DEMAND PAYMENT.

     A. A shareholder sent a dissenters' notice described in sec. 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324  SHARE RESTRICTIONS.

     A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under sec. 4-27-1326.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325  PAYMENT.

     A. Except as provided in sec. 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with sec. 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     B. The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 4-27-1328; and

          (5) A copy of this subchapter.

4-27-1326  FAILURE TO TAKE ACTION.

     A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under sec. 4-27-1322 and repeat the payment demand procedure.

4-27-1327  AFTER-ACQUIRED SHARES.

     A. A corporation may elect to withhold payment required by sec. 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 4-27-1328.

4-27-1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 4-27-1325), or reject the corporation's offer under sec. 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec. 4-27-1325 or offered under sec. 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec. 4-27-1325 within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

4-27-1330  COURT ACTION.

     A. If a demand for payment under sec. 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     E. Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 4-27-1327.

4-27-1331  COURT COSTS AND COUNSEL FEES.

     A. The court in an appraisal proceeding commenced under sec. 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 4-27-1328.

     B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec. 4-27-1320 -- 4-27-1328; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX E

                      PROPOSED AMENDMENT TO ARTICLE FOURTH
                    OF REGIONS' CERTIFICATE OF INCORPORATION

     FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Five Hundred Five million (505,000,000) of which Five Hundred Million (500,000,000) shares are to be common stock (hereinafter called the "Common Stock"), of a par value of sixty-two and one half cents ($.625) each, and Five Million (5,000,000) shares are to be Preferred Stock (hereinafter called the "Preferred Stock") of the par value of one dollar ($1) each.

     1. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock, for such consideration and on such terms as it may determine, as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers and relative participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

          (a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

          (c) whether or not the shares of such series shall be subject to redemption by the Corporation and the time, prices, and other terms and conditions of such redemption;

          (d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

          (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof, provided that the holders of shares of the Preferred Stock will not be entitled to more than the lesser of: (i) one vote per $100 liquidation value or (ii) one vote per share, when voting as a class with the holders of the shares of Common Stock, and will not be entitled to vote separately as a class except where the Preferred Stock is adversely affected or for the election of directors after default in the payment of dividends on Preferred Stock;

          (g) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

          (h) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

     2. Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine.

     3. All shares of any one series of Preferred Stock shall be identical in all respects except as to the dates from which dividends thereon may be cumulative. All series of the Preferred Stock shall rank equally and be identical in all respects except as otherwise provided in the resolution or resolutions providing for the issue of any series of Preferred Stock.

     4. Whenever dividends upon the Preferred Stock at the time outstanding, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on the Common Stock, payable in cash, stock or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock.

     5. In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation or upon the distribution of the assets of the Corporation remaining, after the payment to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled as provided in the resolution or resolutions creating any series thereof, the remaining assets of the Corporation shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation or a distribution of its assets.

     6. Except as otherwise required by law or provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of Common Stock shall have the exclusive power to vote and shall have one vote in respect of each share of such stock held by them and the holders of Preferred Stock shall have no voting power whatsoever. Except as otherwise provided in such a resolution or resolutions, the number of authorized shares of the Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote.

     7. No holder of Preferred Stock or Common Stock of the Corporation shall have any preemptive right as such holder (other than such right, if any, as the Board of Directors in its discretion may by resolution, determine pursuant to this Article Fourth) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or any instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments are now, or shall hereafter be, authorized, unissued or issued and thereafter acquired by the Corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                    DESCRIPTION
------      -----------------------------------------------------------------
  2.1   --  Agreement and Plan of Merger, dated as of February 8, 1998, by and between First Commercial Corporation and Regions Financial
            Corporation -- included as Appendix A to the Joint Proxy Statement.
  4.1   --  Certificate of Incorporation of Regions Financial Corporation --
            incorporated by reference from S-4 Registration Statement of Regions
            Financial Corporation, file no. 333-37361.
  4.2   --  By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
            Corporation, file no. 333-37361.
  5.    --  Opinion re: legality.
  8.    --  Opinion re: tax matters.
 10.1   --  Form of Employment Agreement to be entered into between Regions
            Financial Corporation and Barnett Grace, Jack Fleischauer, Jr., Neil
            S. West, and J. Lynn Wright.
 23.1   --  Consent of Ernst & Young LLP.
 23.2   --  Consent of Ernst & Young LLP.
 23.3   --  Consent of Lange, Simpson, Robinson & Somerville LLP -- included in
            Exhibit 5.
 23.4   --  Consent of Alston & Bird LLP-- included in Exhibit 8.
 23.5   --  Consent of Keefe, Bruyette & Woods, Inc.
 23.6   --  Consent of J.P. Morgan Securities Inc.
 23.7   --  Consent of Barnett Grace
 23.8   --  Consent of John W. Allison
 23.9   --  Consent of Frank D. Hickingbotham
 23.10  --  Consent of Michael W. Murphy
 23.11  --  Consent of Kemp & Company
 24.    --  Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.1   --  Option Agreement between Regions Financial Corporation and First
            Commercial Corporation dated as of February 8, 1998.
 99.2   --  Form of proxy of First Commercial Corporation.
 99.3   --  Form of proxy of Regions Financial Corporation.
 99.4   --  Telephone and Internet voting instructions.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 22nd day of June, 1998.

                                   REGISTRANT:
                                   REGIONS FINANCIAL CORPORATION


                                   BY:       /s/ Richard D. Horsley
                                      -----------------------------------------
                                                 Richard D. Horsley
                                           Vice Chairman of the Board and
                                             Executive Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                     TITLE                           DATE
-------------------------- ----------------------------      ------------------
/s/ Carl E. Jones, Jr.
--------------------------  President and Chief Executive       June 22, 1998
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and      June 22, 1998
Richard D. Horsley          Executive Financial Officer
                                   and Director
                            (principal financial officer)
/s/ Robert P. Houston
--------------------------  Executive Vice President and        June 22, 1998
Robert P. Houston                  Comptroller
                            (principal accounting officer)

   SIGNATURE                     TITLE                                 DATE
-------------------------- ----------------------------      ------------------
/s/ Sheila S. Blair
--------------------------         Director                       June 22, 1998
Sheila S. Blair

/s/ William R. Boles, Sr.
--------------------------         Director                       June 22, 1998
William R. Boles, Sr.

/s/ James B. Boone, Jr.
--------------------------         Director                       June 22, 1998
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------         Director                       June 22, 1998
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                       June 22, 1998
James S.M. French

/s/ Olin B. King
--------------------------         Director                       June 22, 1998
Olin B. King

/s/ J. Stanley Mackin
--------------------------    Chairman of the Board               June 22, 1998
J. Stanley Mackin                 and Director

/s/ Henry E. Simpson
--------------------------         Director                       June 22, 1998
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                       June 22, 1998
Lee J. Styslinger, Jr.


--------------------------         Director
Robert J. Williams

                               INDEX TO EXHIBITS

EXHIBIT                                                               SEQUENTIAL
NUMBER                          DESCRIPTION                            PAGE NO.
------------------------------------------------------------------------------
  2.1   --  Agreement and Plan of Merger, dated as of February 8, 1998, by and between First Commercial Corporation and Regions Financial
            Corporation -- included as Appendix A to the Joint Proxy Statement.
  4.1   --  Certificate of Incorporation of Regions Financial Corporation --
            incorporated by reference from S-4 Registration Statement of Regions
            Financial Corporation, file no. 333-37361.
  4.2   --  By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
            Corporation, file no. 333-37361.
  5.    --  Opinion re: legality.
  8.    --  Opinion re: tax matters.
 10.1   --  Form of Employment Agreement to be entered into between Regions
            Financial Corporation and Barnett Grace, Jack Fleischauer, Jr., Neil
            S. West, and J. Lynn Wright.
 23.1   --  Consent of Ernst & Young LLP.
 23.2   --  Consent of Ernst & Young LLP.
 23.3   --  Consent of Lange, Simpson, Robinson & Somerville LLP -- included in
            Exhibit 5.
 23.4   --  Consent of Alston & Bird LLP-- included in Exhibit 8.
 23.5   --  Consent of Keefe, Bruyette & Woods, Inc.
 23.6   --  Consent of J.P. Morgan Securities Inc.
 23.7   --  Consent of Barnett Grace
 23.8   --  Consent of John W. Allison
 23.9   --  Consent of Frank D. Hickingbotham
 23.10  --  Consent of Michael W. Murphy
 23.11  --  Consent of Kemp & Company
 24.    --  Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.1   --  Option Agreement between Regions Financial Corporation and First
            Commercial Corporation dated as of February 8, 1998.
 99.2   --  Form of proxy of First Commercial Corporation.
 99.3   --  Form of proxy of Regions Financial Corporation.
 99.4   --  Telephone and Internet Voting Instructions.